Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT

This THIRD AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) dated as of June 10, 2022 is by and among Urban Outfitters, Inc. (the “Company”), URBN Canada Retail, Inc. and certain of their respective subsidiaries (collectively, the “Borrowers”), the other Loan Par/ties party hereto, the Lenders party hereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (the “Administrative Agent”).

PRELIMINARY STATEMENTS

WHEREAS, the Borrowers party thereto, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement, dated as of June 29, 2018 (as amended by the First Amendment to Credit Agreement, dated as of August 22, 2019, as further amended by the Second Amendment to Credit Agreement, dated as of October 21, 2021, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time immediately prior to the date hereto, the “Existing Credit Agreement” and, as amended by this Agreement, the “Credit Agreement”);

WHEREAS, the Borrowers have requested that the Administrative Agent and the Lenders (i) agree to extend the Maturity Date under the Credit Agreement, and (ii) amend certain other provisions of the Credit Agreement, in each case, subject to the terms and conditions set forth herein; and

WHEREAS, the Administrative Agent and the Lenders party hereto are willing to (i) extend the Maturity Date under the Credit Agreement, and (ii) amend certain other provisions of the Credit Agreement, in each case, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Defined Terms.  Except as otherwise provided herein, all capitalized undefined terms used in this Agreement (including, without limitation, in the introductory paragraph and the preliminary statements hereto) shall have the meanings assigned thereto in the Credit Agreement.

2.Amendments to Credit Agreement.  The Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Credit Agreement attached as Annex A hereto.

3.Condition to Effectiveness.  This Agreement shall become effective as of the date first written above (the “Third Amendment Effective Date”) upon satisfaction of each of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a)Agreement.  The Administrative Agent shall have received a copy of this Agreement duly executed by each of the Loan Parties, each Lender and the Administrative Agent.

(b)Opinions.  The Administrative Agent shall have received a written opinion of (i) Drinker Biddle & Reath LLP, counsel to the Loan Parties’ (together with, where not covered by such opinion, opinions of local counsel where each Loan Party is organized), and (ii) Dentons Canada LLP, counsel to the Canadian Loan Parties together with, where not covered by such opinion, opinions of local counsel where each Canadian Loan Party is organized, has its chief executive office or registered office or maintains any Collateral), in each case addressed to the Administrative Agent, the Issuing Bank and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c)Secretary’s Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Third Amendment Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Responsible Officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Company, its Financial Officer, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by‑laws or operating, management or partnership agreement, or other organizational or governing documents and (ii) a good standing certificate for (A) each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party and (B) URBN Canada from the jurisdiction(s) that its registered office and chief executive office is located, in each case, from the appropriate governmental officer in such jurisdiction.

(d)Closing Certificate.  The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Borrower Representative, dated as of the Third Amendment Effective Date representations and warranties set forth in Section 5 hereof are true and correct in all respects as of the date hereof.

(e)Availability.  After giving effect to all Borrowings to be made on the Third Amendment Effective Date, the issuance of any Letters of Credit on the Third Amendment Effective Date and the payment of all fees and expenses due hereunder, and with all of the Loan Parties’ Indebtedness (other than Specified L/C Obligations), liabilities, and obligations current (excluding, in each case, current accounts payable to the extent excluded from Indebtedness), Aggregate Availability shall not be less than $125,000,000.

(f)Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where the Loan Parties are organized and where a material portion of the assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 of the Credit Agreement.

(g)Fees and Expenses.  The Administrative Agent shall have received all fees and expenses due and payable in connection with the negotiation and execution of this Agreement and pursuant to the terms of the Credit Agreement (including the fees and expenses of counsel to the Administrative Agent).

4.Effect of this Agreement.  Except as expressly provided herein, the Existing Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect.  Except as expressly set forth herein, this Agreement shall not be deemed (a) to be a waiver of, or consent to, a modification of or amendment of, any other term or condition of the Existing Credit Agreement or any other Loan Document, (b) to prejudice any other right or rights which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Existing Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Company, any other Loan Party or any other Person with respect to any waiver, amendment, modification or any other change to the Existing Credit Agreement or the Loan Documents or any rights or

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remedies arising in favor of the Administrative Agent or the Lenders, or any of them, under or with respect to any such documents or (d) to be a waiver of, or consent to or a modification or amendment of, any other term or condition of any other agreement by and among any Loan Party, on the one hand, and the Administrative Agent or any Lender, on the other hand.  References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, and “hereof”) and in any Loan Document to the Credit Agreement shall be deemed to be references to the Existing Credit Agreement as modified hereby.

5.Representations and Warranties/No Default.  By their execution hereof, each Loan Party hereby represents and warrants as follows:

(a)Such Loan Party has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each other document executed in connection herewith to which it is a party in accordance with their respective terms.

(b)This Agreement and each other document executed in connection herewith has been duly executed and delivered by its duly authorized officers, and each such document constitutes the legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(c)No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Loan Party of this Agreement and each other document executed in connection herewith.

(d)Each of the representations and warranties set forth in the Credit Agreement and the other Loan Documents is true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, all respects) with the same effect as though made on and as of the date hereof (it being understood and agreed that any such representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, all respects) only as of such specified date).

(e)no Default or Event of Default has occurred or is continuing or would result after giving effect to this Agreement.

6.Reaffirmations.  Each Loan Party (a) agrees that the transactions contemplated by this Agreement shall not limit or diminish the obligations of such Person under, or release such Person from any obligations under, the Credit Agreement and each other Loan Document to which it is a party, (b) confirms, ratifies and reaffirms its obligations (and reaffirms each grant of a security interest or mortgage in any Collateral) under the Credit Agreement, the Collateral Documents and each other Loan Document to which it is a party (including, without limitation, its obligations under the Loan Guaranty), and (c) agrees that the Credit Agreement and each other Loan Document to which it is a party remain in full force and effect and are hereby ratified and confirmed.

7.Miscellaneous.

(a)Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  Without

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limiting the general applicability of the foregoing and the terms of the other Loan Documents to this Agreement and the parties hereto, the terms of Sections 9.09 and 9.10 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

(b)Loan Document.  This Agreement shall constitute a “Loan Document” under and as defined in the Credit Agreement.

(c)Counterparts; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

(d)Severability.  If any provision of any of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

(e)Entirety.  This Agreement and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

U.S. BORROWERS:URBAN OUTFITTERS, INC.

By:  /s/ Melanie Marein-Efron

Name: Melanie Marein-Efron

Title: Chief Financial Officer

URBAN OUTFITTERS WHOLESALE, INC.

By:  /s/ Melanie Marein-Efron

Name: Melanie Marein-Efron

Title: Chief Financial Officer

URBN US RETAIL LLC

By:  /s/ Melanie Marein-Efron

Name: Melanie Marein-Efron

Title: Chief Financial Officer

URBN PUERTO RICO RETAIL LLC

By:  /s/ Melanie Marein-Efron

Name: Melanie Marein-Efron

Title: Chief Financial Officer

CANADIAN BORROWER:URBN CANADA RETAIL, INC.

By:  /s/ Melanie Marein-Efron

Name: Melanie Marein-Efron

Title: Chief Financial Officer

GUARANTORS:U.O. REAL ESTATE LLC

By:  /s/ Melanie Marein-Efron

Name: Melanie Marein-Efron

Title: Chief Financial Officer

U.O. REAL ESTATE HOLDING I LLC

By:  /s/ Melanie Marein-Efron

Name: Melanie Marein-Efron

Title: Chief Financial Officer

[Signature page to Third Amendment]

U.O. REAL ESTATE HOLDING II LLC

By:  /s/ Melanie Marein-Efron

Name: Melanie Marein-Efron

Title: Chief Financial Officer

UO FENWICK, INC.

By:  /s/ Melanie Marein-Efron

Name: Melanie Marein-Efron

Title: Chief Financial Officer

UO US LLC

By:  /s/ Melanie Marein-Efron

Name: Melanie Marein-Efron

Title: Chief Financial Officer

URBN HOLDING LLC

By:  /s/ Melanie Marein-Efron

Name: Melanie Marein-Efron

Title: Chief Financial Officer

URBN PR HOLDING, INC.

By:  /s/ Melanie Marein-Efron

Name: Melanie Marein-Efron

Title: Chief Financial Officer

[Signature page to Third Amendment]

JPMORGAN CHASE BANK, N.A., individually as a Lender and as Administrative Agent

By:  /s/ Bonnie J. David

Name: Bonnie J. David

Title: Authorized Officer

[Signature page to Third Amendment]

JPMORGAN CHASE BANK, N.A. TORONTO BRANCH, individually as a Lender

By:  /s/ Laila Sultana

Name: Laila Sultana

Title: Authorized Officer

[Signature page to Third Amendment]

BANK OF AMERICA, N.A.,

individually as a Lender

By: /s/ Nicholas J Balta

Name: Nicholas J Balta

Title: Vice President

[Signature page to Third Amendment]

BANK OF AMERICA, N.A. (acting through its Canada Branch),

individually as a Lender

By:  /s/ Sylwia Durkiewicz

Name: Sylwia Durkiewicz

Title: Vice President

[Signature page to Third Amendment]

WELLS FARGO, NATIONAL ASSOCIATION,

individually as a Lender

By:  /s/ Katelyn Murray

Name: Katelyn Murray

Title: Assistant Vice President

[Signature page to Third Amendment]

WELLS FARGO CAPITAL FINANCE, CORPORATION

CANADA,

individually as a Lender

By:  /s/ Carmela Massari

Name: Carmela Massari

Title:

[Signature page to Third Amendment]

WELLS FARGO BANK NA, LONDON BRANCH,

individually as a Lender

By:  /s/ Alison Powell

Name: Alison Powell

Title: Authorised Signatory

[Signature page to Third Amendment]

HSBC BANK USA, NATIONAL ASSOCIATION,

individually as a Lender

By:  /s/ Blake Silverman

Name: Blake Silverman

Title: Vice President

[Signature page to Third Amendment]

Annex A

Credit Agreement

[To be attached]

Exhibit A to ~~Second~~Third Amendment

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

June 29, 2018

among

URBAN OUTFITTERS, INC.,
and the other U.S. Borrowers from time to time party hereto,

URBN CANADA RETAIL, INC.,
and the other Canadian Borrowers from time to time party hereto,

The other LOAN PARTIES party hereto,

The LENDERS party hereto,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

___________________________

JPMORGAN CHASE BANK, N.A and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Joint Bookrunners and Joint Lead Arrangers,

BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents,

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Documentation Agent

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS		1
SECTION 1.01	Defined Terms	1
SECTION 1.02	Classification of Loans and Borrowings	~~55~~62
SECTION 1.03	Terms Generally	~~55~~62
SECTION 1.04	Accounting Terms; GAAP	~~56~~63
SECTION 1.05	Pro Forma Adjustments for Acquisitions and Dispositions	~~57~~64
SECTION 1.06	Status of Obligations	~~57~~64
SECTION 1.07	Exchange Rates; Currency Equivalents	~~57~~64
SECTION 1.08	Interest Rates; Benchmark Notifications	65
SECTION 1.09	Divisions	65
ARTICLE II THE CREDITS		~~57~~65
SECTION 2.01	Commitments	~~57~~65
SECTION 2.02	Loans and Borrowings	~~58~~66
SECTION 2.03	Requests for Borrowings	~~59~~67
SECTION 2.04	Protective Advances	~~60~~68
SECTION 2.05	Swingline Loans and Overadvances	~~61~~69
SECTION 2.06	Letters of Credit	~~62~~70
SECTION 2.07	Funding of Borrowings	~~68~~76
SECTION 2.08	Interest Elections	~~69~~77
SECTION 2.09	Termination and Reduction of Commitments; Increase in Commitments	~~70~~78
SECTION 2.10	Repayment and Amortization of Loans; Evidence of Debt	~~72~~80
SECTION 2.11	Prepayment of Loans	~~73~~81
SECTION 2.12	Fees	~~74~~82
SECTION 2.13	Interest	~~75~~83
SECTION 2.14	Alternate Rate of Interest; Illegality	~~77~~85
SECTION 2.15	Increased Costs	~~78~~89
SECTION 2.16	Break Funding Payments	~~79~~90
SECTION 2.17	Withholding of Taxes; Gross-Up	~~80~~90
SECTION 2.18	Payments Generally; Allocation of Proceeds; Sharing of Set-offs	~~83~~94
SECTION 2.19	Mitigation Obligations; Replacement of Lenders	~~86~~97

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SECTION 2.20	Defaulting Lenders	~~87~~98
SECTION 2.21	Returned Payments	~~88~~99
SECTION 2.22	Banking Services and Swap Agreements	~~89~~99
SECTION 2.23	Access Rights	~~89~~100
ARTICLE III REPRESENTATIONS AND WARRANTIES		~~90~~100
SECTION 3.01	Organization; Powers	~~90~~100
SECTION 3.02	Authorization; Enforceability	~~90~~100
SECTION 3.03	Governmental Approvals; No Conflicts	~~90~~101
SECTION 3.04	Financial Condition; No Material Adverse Change	~~90~~101
SECTION 3.05	Properties	~~90~~101
SECTION 3.06	Litigation and Environmental Matters	~~91~~102
SECTION 3.07	Compliance with Laws and Agreements; No Default	~~91~~102
SECTION 3.08	Investment Company Status	~~91~~102
SECTION 3.09	Taxes	~~91~~102
SECTION 3.10	ERISA; Canadian Pension Plans	~~92~~102
SECTION 3.11	Disclosure	~~92~~103
SECTION 3.12	Reserved	~~93~~104
SECTION 3.13	Solvency	~~93~~104
SECTION 3.14	Insurance	~~93~~104
SECTION 3.15	Capitalization and Subsidiaries	~~94~~104
SECTION 3.16	Security Interest in Collateral	~~94~~104
SECTION 3.17	Employment Matters	~~94~~105
SECTION 3.18	Federal Reserve Regulations	~~94~~105
SECTION 3.19	Reserved	~~94~~105
SECTION 3.20	No Burdensome Restrictions	~~95~~105
SECTION 3.21	Anti-Corruption Laws; Sanctions; Etc.	~~95~~105
SECTION 3.22	Common Enterprise	~~95~~105
SECTION 3.23	Credit Card Agreements	~~95~~106
SECTION 3.24	EEA Financial Institutions	~~95~~106
ARTICLE IV CONDITIONS		~~95~~106
SECTION 4.01	Effective Date	~~95~~106
SECTION 4.02	Each Credit Event	~~99~~109
ARTICLE V AFFIRMATIVE COVENANTS		~~99~~110

SECTION 5.01	Financial Statements; Borrowing Bases and Other Information	~~100~~110
SECTION 5.02	Notices of Material Events	~~103~~114
SECTION 5.03	Existence; Conduct of Business	~~104~~115
SECTION 5.04	Payment of Obligations	~~105~~115
SECTION 5.05	Maintenance of Properties	~~105~~115
SECTION 5.06	Books and Records; Inspection Rights	~~105~~116
SECTION 5.07	Compliance with Laws and Material Contractual Obligations	~~105~~116
SECTION 5.08	Use of Proceeds	~~106~~116
SECTION 5.09	Accuracy of Information	~~106~~117
SECTION 5.10	Insurance	~~106~~117
SECTION 5.11	Casualty and Condemnation	~~107~~118
SECTION 5.12	Appraisals	~~107~~118
SECTION 5.13	Depository Banks	~~107~~118
SECTION 5.14	Additional Collateral; Further Assurances	~~108~~118
SECTION 5.15	Designation of Subsidiaries	~~108~~119
SECTION 5.16	Environmental Laws	~~109~~119
SECTION 5.17	Credit Card Agreements and Notifications	~~109~~120
SECTION 5.18	Post-Closing Obligations	~~109~~120
SECTION 5.19	Canadian Pension Plans and Canadian Benefit Plans	~~109~~120
ARTICLE VI NEGATIVE COVENANTS		~~110~~120
SECTION 6.01	Indebtedness	~~110~~120
SECTION 6.02	Liens	~~112~~123
SECTION 6.03	Fundamental Changes; Changes in Name, Location	~~114~~125
SECTION 6.04	Investments, Loans, Advances, Guarantees and Acquisitions	~~115~~126
SECTION 6.05	Asset Sales	~~117~~128
SECTION 6.06	Sale and Leaseback Transactions	~~119~~130
SECTION 6.07	Swap Agreements	~~119~~130
SECTION 6.08	Restricted Payments; Certain Payments of Indebtedness	~~119~~130
SECTION 6.09	Transactions with Affiliates	~~120~~131
SECTION 6.10	Restrictive Agreements	~~121~~131
SECTION 6.11	Amendment of Material Documents	~~121~~132

SECTION 6.12	Fixed Charge Coverage Ratio	~~121~~132
SECTION 6.13	Disqualified Stock	~~121~~132
SECTION 6.14	Canadian Pension Plans	~~122~~132
ARTICLE VII EVENTS OF DEFAULT		~~122~~133
ARTICLE VIII THE ADMINISTRATIVE AGENT		~~125~~136
SECTION 8.01	Appointment	~~125~~136
SECTION 8.02	Rights as a Lender	~~126~~136
SECTION 8.03	Duties and Obligations	~~126~~137
SECTION 8.04	Reliance	~~126~~137
SECTION 8.05	Actions through Sub-Agents	~~127~~137
SECTION 8.06	Resignation	~~127~~138
SECTION 8.07	Non-Reliance	~~128~~138
SECTION 8.08	Other Agency Titles	~~128~~140
SECTION 8.09	Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties	~~128~~140
SECTION 8.10	Flood Laws	~~129~~141
SECTION 8.11	Additional Secured Parties	~~129~~141
SECTION 8.12	Certain ERISA Matters	~~130~~141
ARTICLE IX MISCELLANEOUS		~~131~~143
SECTION 9.01	Notices	~~131~~143
SECTION 9.02	Waivers; Amendments	~~134~~145
SECTION 9.03	Expenses; Indemnity; Damage Waiver	~~136~~148
SECTION 9.04	Successors and Assigns	~~138~~150
SECTION 9.05	Survival	~~142~~154
SECTION 9.06	Counterparts; Integration; Effectiveness; Electronic Execution	~~142~~154
SECTION 9.07	Severability	~~143~~155
SECTION 9.08	Right of Setoff	~~143~~155
SECTION 9.09	Governing Law; Jurisdiction; Consent to Service of Process	~~143~~156
SECTION 9.10	WAIVER OF JURY TRIAL	~~144~~156
SECTION 9.11	Headings	~~144~~157
SECTION 9.12	Confidentiality	~~144~~157
SECTION 9.13	Several Obligations; Nonreliance; Violation of Law	~~145~~158
SECTION 9.14	USA PATRIOT Act	~~146~~158

SECTION 9.15	Disclosure	~~146~~158
SECTION 9.16	Appointment for Perfection	~~146~~158
SECTION 9.17	Interest Rate Limitation	~~146~~158
SECTION 9.18	No Advisory or Fiduciary Responsibility	~~147~~159
SECTION 9.19	Marketing Consent	~~147~~159
SECTION 9.20	Authorization to Distribute Certain Materials to Public-Siders	~~147~~160
SECTION 9.21	Judgment Currency	~~148~~160
SECTION 9.22	Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	~~148~~160
SECTION 9.23	Canadian Anti-Money Laundering Legislation	~~148~~161
SECTION 9.24	Amendment and Restatement	~~149~~161
SECTION 9.25	Acknowledgement Regarding Any Supported QFCs	162
ARTICLE X LOAN GUARANTY OF U.S. LOAN PARTIES		~~149~~162
SECTION 10.01	Guaranty	~~149~~162
SECTION 10.02	Guaranty of Payment	~~150~~163
SECTION 10.03	No Discharge or Diminishment of Loan Guaranty	~~150~~163
SECTION 10.04	Defenses Waived	~~151~~163
SECTION 10.05	Rights of Subrogation	~~151~~164
SECTION 10.06	Reinstatement; Stay of Acceleration	~~151~~164
SECTION 10.07	Information	~~151~~164
SECTION 10.08	Termination	~~151~~164
SECTION 10.09	Taxes	~~152~~165
SECTION 10.10	Maximum Liability	~~152~~165
SECTION 10.11	Contribution	~~152~~165
SECTION 10.12	Liability Cumulative	~~153~~166
SECTION 10.13	Keepwell	~~153~~166
SECTION 10.14	Limitation on Canadian Loan Party Obligations	~~153~~166
ARTICLE XI LOAN GUARANTY OF CANADIAN LOAN PARTIES		~~154~~166
SECTION 11.01	Guaranty	~~154~~166
SECTION 11.02	Guaranty of Payment	~~154~~167
SECTION 11.03	No Discharge or Diminishment of Loan Guaranty	~~154~~167
SECTION 11.04	Defenses Waived	~~155~~168
SECTION 11.05	Rights of Subrogation	~~156~~168
SECTION 11.06	Reinstatement; Stay of Acceleration	~~156~~168

v

SECTION 11.07	Information	~~156~~169
SECTION 11.08	Termination	~~156~~169
SECTION 11.09	Taxes	~~156~~169
SECTION 11.10	Maximum Liability	~~157~~169
SECTION 11.11	Liability Cumulative	~~157~~170
SECTION 11.12	Keepwell	~~157~~170
ARTICLE XII THE BORROWER REPRESENTATIVE		~~157~~170
SECTION 12.01	Appointment; Nature of Relationship	~~157~~170
SECTION 12.02	Powers	~~158~~170
SECTION 12.03	Employment of Agents	~~158~~171
SECTION 12.04	Notices	~~158~~171
SECTION 12.05	Successor Borrower Representative	~~158~~171
SECTION 12.06	Execution of Loan Documents; Borrowing Base Certificate	~~158~~171
SECTION 12.07	Reporting	~~158~~171

SCHEDULES:

Commitment Schedule

Schedule 3.06–Disclosed Matters

Schedule 3.10 – Canadian Pension Plans and Canadian Benefit Plans

Schedule 3.15–Capitalization and Subsidiaries

Schedule 3.23–Credit Card Agreements

Schedule 5.18–Post-Closing Matters

Schedule 6.01–Existing Indebtedness

Schedule 6.02–Existing Liens

Schedule 6.04–Existing Investments

Schedule 6.10–Existing Restrictions

Schedule 9.01–Foreign Currency Notice Address

EXHIBITS:

Exhibit A	–Form of Assignment and Assumption
Exhibit B	–Form of Borrowing Base Certificate
Exhibit C	–Reserved
Exhibit D	–Form of Compliance Certificate
Exhibit E	–Reserved
Exhibit F	–Joinder Agreement
Exhibit G-1	–U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-2	–U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-3	–U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-4	–U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 29, 2018, among URBAN OUTFITTERS, INC., a Pennsylvania corporation (the “Company”), URBN Canada Retail, Inc., a British Columbia company (“URBN Canada”), each of the Subsidiary Borrowers from time to time party hereto, the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

RECITALS:

WHEREAS, the Existing Borrowers (as hereinafter defined), the Existing Lenders (as hereinafter defined) and Administrative Agent are parties to that certain Credit Agreement, dated as of July 1, 2015 (as amended, supplemented and otherwise modified from time to time prior to the Effective Date, the “Existing Credit Agreement”), under which Administrative Agent and such Existing Lenders agreed to provide, and did provide, certain secured loans, letters of credit and other extensions of credit to such Existing Borrowers on a joint and several basis; and

WHEREAS, the Company, URBN Canada and each of the Subsidiary Borrowers party hereto have requested that the Existing Credit Agreement be amended and restated, and Administrative Agent and the Lenders agree to amend and restate the Existing Credit Agreement upon the terms and conditions set forth herein on the Effective Date.

NOW, THEREFORE, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the U.S. Security Agreement and/or the Canadian Security Agreements, as the context requires.

“Account Debtor” means any Person obligated to any Borrower under, with respect to or on account of an Account or Credit Card Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party or Restricted Subsidiary (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted Daily Simple ~~SONIA~~RFR” means~~,~~ (a) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to the Daily Simple RFR for Sterling and (b) with respect to any RFR Borrowing denominated in ~~Sterling~~Dollars, an interest rate per annum equal to (i) the Daily Simple ~~SONIA~~SOFR, plus ~~0.0326%~~(ii) 0.10%; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted ~~LIBO~~EURIBOR Rate” means, with respect to any ~~LIBOR~~Term Benchmark Borrowing denominated in Euros for any Interest Period ~~or for any ABR Borrowing~~, an interest rate per annum ~~(rounded upwards, if necessary, to the next 1/100 of 1%)~~ equal to (a) the ~~LIBO~~EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMCB, in its capacity as administrative agent hereunder and under the other Loan Documents, and including any of its Affiliates (including, without limitation, J.P. Morgan Europe Limited and JPMorgan Chase Bank, N.A., Toronto Branch) performing any of the functions of the Administrative Agent at any time, and their successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Aggregate Availability” means, at any time, an amount equal to the lesser of (a) the Aggregate Commitments minus the Aggregate Credit Exposure, and (b) the Aggregate Borrowing Base minus the Aggregate Credit Exposure.

“Aggregate Borrowing Base” means, at any time, the sum of (a) the U.S. Borrowing Base at such time and (b) the lesser of (i) the Canadian Borrowing Base at such time and (ii) the Canadian Sublimit.

“Aggregate Commitments” means, at any time, the aggregate Commitments of all Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof.  As of the Effective Date, the Aggregate Commitment is $350,000,000.

“Aggregate Canadian Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and its Swingline Exposure to the Canadian Borrowers at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances and Protective Advances outstanding to the Canadian Borrowers at such time.

“Aggregate Credit Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.

“Aggregate U.S. Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure to the U.S. Borrowers at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances and Protective Advances outstanding to U.S. Borrowers at such time.

“Agreed Currencies” means U.S. Dollars and each Alternative Currency.

“Agreement” means this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted ~~LIBO~~Term SOFR Rate for a one month Interest Period ~~on~~as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted ~~LIBO~~Term SOFR Rate for any day shall be based on the ~~LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate)~~Term SOFR Reference Rate at approximately ~~11:00~~5:00 a.m. ~~London~~Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBO~~Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBO~~Term SOFR Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 ~~hereof~~(for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of ~~clause~~clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate ~~shall~~as determined pursuant to the foregoing would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Alternative Currency” means ~~any currency other than U.S. Dollars,~~ Sterling, Euros or Canadian Dollars and any additional currencies determined after the Effective Date by mutual agreement of the Borrower, Lenders, Issuing Bank and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into U.S. Dollars.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitments provided that, if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Credit Exposure at that time; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations in this definition.

“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “ABR/Canadian Prime Rate Margin,” “~~LIBOR~~Term Benchmark/RFR/CDOR~~/EURIBOR/SONIA~~ Margin” or “Commitment Fee”, as the case may be, based upon the daily average Aggregate Availability (the “Average Quarterly Availability”) during the most recently ended fiscal quarter of the Company, provided that the “Applicable Rate” shall be the applicable rates per annum set forth below in Level I during the period from the Effective Date to, and including, the last day of the fiscal quarter of the Company; ending on or about October 31, 2018:

Level	Average Quarterly Availability	~~LIBOR~~Term Benchmark / RFR / CDOR ~~/ EURIBOR / SONIA~~ Margin	ABR / Canadian Prime Rate Margin	Commitment Fee
I	≥ 66% of the Aggregate Commitments	1.125%	0.125%	0.20%
II	< 66% of the Aggregate Commitments but ≥ 33% of the Aggregate Commitments	1.25%	0.25%	0.20%
III	< 33% of the Aggregate Commitments	1.375%	0.375%	0.20%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in Average Quarterly Availability shall be effective during the period commencing on and including the first day of each fiscal quarter of the Company and ending on the last day of such fiscal quarter, it being understood and agreed that, for purposes of determining the Applicable Rate on the first day of any fiscal quarter of the Company, the Average Quarterly Availability during the most recently ended fiscal quarter of the Company shall be used; provided that if the Borrowers shall fail to deliver any Borrowing Base Certificate as and when due, at the option of the Administrative Agent or at the request of the Required Lenders, Average Quarterly Availability shall be deemed to be in Level III during the period from the expiration of the time for delivery thereof until such Borrowing Base Certificate is delivered.

If any Borrowing Base Certificate shall prove to have been inaccurate (regardless of whether any Commitments are in effect or any amounts are outstanding hereunder when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment or accrual of any interest or fees at rates lower than those that would have been paid or accrued for any period, then the Borrowers shall be required to pay within three (3) Business Days after notice any additional amount that Borrowers would have been required to pay if such financial statements had been accurate at the time they were delivered.

“Applicable Trigger Amount” means, with respect to any test of Aggregate Availability hereunder by reference to the Applicable Trigger Amount at a specified Level, the following:

Level		Maximum Credit Amount	Floor
I	Greatest of:	10.0% of the Maximum Credit Amount	$28,000,000
II	Greatest of:	12.5% of the Maximum Credit Amount	$35,000,000

III	Greatest of:	15.0% of the Maximum Credit Amount	$42,000,000
IV	Greatest of:	17.5% of the Maximum Credit Amount	$49,000,000
V	Greatest of:	20.0% of the Maximum Credit Amount	$56,000,000

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Commitment” means, at any time, the Aggregate Commitments minus the Aggregate Credit Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Average Quarterly Availability” has the meaning assigned to such term in the definition of “Applicable Rate”.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation” means~~,~~ (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means (a) each and any of the following bank services provided to any Loan Party or its Subsidiaries by any Lender or any of its Affiliates: (i) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (ii) stored value cards, (iii) merchant processing services, (iv) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit arrangement, overdrafts, cash pooling services, and interstate depository network services), and (v) foreign exchange and currency management services, and (b) letters of credit issued under any Specified L/C Facility so long as the issuer thereof is a Qualified Counterparty.

“Banking Services Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services/Swap Reserves” means, in respect of a specified Banking Service Obligation or Swap Agreement Obligation, all reserves, if any, that the Borrower Representative and the applicable provider of such Banking Service Obligation or Swap Agreement Obligation agree shall be established with respect thereto, to the extent the Administrative Agent receives a written notice of such Banking Service Obligations or Swap Agreement Obligations in accordance with Section 2.22 specifying the amount of such agreed reserves.

“Bankruptcy Code” means title 11 of the United States Code, as amended.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, monitor, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event  shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such  ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency, (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency or (iii) CDOR Loan or other Loan in any Agreed Currency, the applicable Relevant Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) in the case of any Loan denominated in Dollars, the Adjusted Daily Simple SOFR;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “RFR Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower Representative” means the Company; provided that, for the purposes of requesting Borrowings on behalf of the Canadian Borrowers pursuant to Section 2.03, “Borrower Representative” means URBN Canada.

“Borrowers” means, collectively, the U.S. Borrowers and the Canadian Borrowers, and “Borrower” means any of them.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of ~~LIBOR~~Term Benchmark Loans~~,~~ and CDOR ~~Loans and EURIBOR~~ Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base” means the U.S. Borrowing Base, the Canadian Borrowing Base, and/or the Aggregate Borrowing Base, as the context requires.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B (with such changes thereto as may be required by the Administrative Agent in its Permitted Discretion from time to time to reflect the components of each Borrowing Base and Reserve as provided for hereunder) or another form that is acceptable to the Administrative Agent in its Permitted Discretion.

“Borrowing Base Reporting Date” means (a) during any period other than a period set forth in clause (b) below, on the twentieth day (or the next Business Day if the twentieth day is not a Business Day) after each of (i) the end of each fiscal quarter of the Company and (ii) the end of each fiscal month in which any Revolving Loans were outstanding or the LC Exposure was at any time $35,000,000 or more, and (b) during any period (i) commencing on the date when Aggregate Availability is less than the Applicable Trigger Amount (Level II) and (ii) ending on the date when Aggregate Availability shall have been equal to or greater than the Applicable Trigger Amount (Level II) for a period of 60 consecutive days, four (4) Business Days after the end of each week.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03, which shall be in a form approved by the Administrative Agent.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Chicago are authorized or required by law to remain closed; provided that (a) when used in connection with a ~~LIBOR~~RFR Loan ~~in~~and any ~~currency~~interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, the term “Business Day” shall also exclude any day ~~on~~ which ~~banks are~~is not ~~open for dealings in deposits in such currency in the London interbank market~~an RFR Business Day, (b) when used in connection with ~~a EURIBOR Loan~~any Loans denominated in Euros, the term “Business Day” shall also exclude any day on which ~~the~~is not a TARGET ~~payment system is not open for the settlement of payments in Euros~~Day, and (c) when used in connection with a CDOR Loan to a Canadian Borrower, an Alternate Base Rate Loan to a Canadian Borrower or a Canadian Prime Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto, Ontario, and (d) when used in connection with a CDOR Loan to a U.S. Borrower or a ~~SONIA Rate~~RFR Loan denominated in Sterling, the term “Business Day” shall also exclude any day on which banks are not open for business in London, England.

“Canadian Availability” means, at any time, an amount equal to the least of (a) (i) the sum of (A) the Canadian Borrowing Base and (B) the positive amount, if any, by which (1) the U.S. Borrowing Base exceeds (2) the Aggregate U.S. Credit Exposure minus (ii) the Aggregate Canadian Credit Exposure; (b) (i) the Canadian Sublimit minus (ii) the Aggregate Canadian Credit Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings); and (c) (i) the Aggregate Commitments minus (ii) the Aggregate Credit Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings), all as determined by the Administrative Agent in its Permitted Discretion.

“Canadian Benefit Plan” means any material plan, fund, program, or policy, whether funded or unfunded, insured or uninsured, providing employee benefits, including such medical, hospital care, dental, sickness, accident, disability, life insurance, retirement or savings benefits, under which any Loan Party or any Subsidiary of any Loan Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans and any program such as employment insurance or provincial health plans that are administered by a Governmental Authority, which is, or has been, maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Loan Party or Subsidiary operating in Canada in respect of any Person’s employment in Canada with such Loan Party or Subsidiary.

“Canadian Blocked Person” means any Person that is a “politically exposed foreign person” or “terrorist group” or similar person whose property or interests in property are blocked or subject to blocking pursuant to, or as described in, any Canadian Economic Sanctions and Export Control Laws.

“Canadian Borrowers” means, collectively, URBN Canada and each Canadian Subsidiary Borrower, and “Canadian Borrower” means any of them.

“Canadian Borrowing Base” means, at any time, the sum of:

(a)the product of (i) 85% multiplied by (ii) the Eligible Trade Accounts of the Canadian Borrowers at such time, plus

(b)the product of (i) 90% multiplied by (ii) the Eligible Credit Card Accounts of the Canadian Borrowers at such time, plus

(c)the product of the Inventory Advance Percentage multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent multiplied by the Canadian Borrowers’ Eligible Inventory at such time, valued at the lower of cost or market value, determined utilizing the retail method or such other method approved in writing by the Administrative Agent (the amount resulting from the foregoing calculation, the “Canadian Inventory Availability”), plus

(d)the product of the Inventory Advance Percentage multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent multiplied by the Canadian Borrowers’ Eligible In-Transit Inventory at such time, valued at the lower of cost or market value, determined utilizing the retail method or such other method approved in writing by the Administrative Agent; provided that the dollar amount included under this clause (d) shall not (i) at any time prior to the first anniversary of the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), exceed an amount equal to twenty percent (20%), and (ii) at any time thereafter, exceed an amount equal to ten percent (10%), in each case, of Canadian Inventory Availability, minus

(e)Reserves.

Subject to the provisions set forth in this Agreement expressly permitting the Administrative Agent to adjust Reserves, the Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) (or, prior to the first such delivery, delivered to the Administrative Agent pursuant to Section 4.01(o)).  After an Event of Default, the Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above or reduce one or more of the other elements used in computing the Canadian Borrowing Base.

“Canadian Collateral Documents” means, collectively, the Canadian Security Agreements and any other documents pursuant to which a Canadian Loan Party grants a Lien upon any real or personal property as security for payment of the Canadian Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of hypothec, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Canadian Loan Party and delivered to the Administrative Agent.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the ITA.

“Canadian Dollars” and “Cdn$” means dollars in the lawful currency of Canada.

“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act, (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code, (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

“Canadian Guaranteed Obligations” has the meaning assigned to such term in Section 11.01.

“Canadian Guarantor” means each Canadian Subsidiary of a Borrower that is listed on the signature pages hereto as a Guarantor or that becomes a party hereto as a Canadian Guarantor pursuant to Section 5.14, in each case, until such Subsidiary’s Loan Guaranty is released in accordance herewith.

“Canadian Lender” means a Lender with a Revolving Commitment to the Canadian Borrowers pursuant to the Canadian Sublimit.

“Canadian Loan Parties” means, collectively, the Canadian Borrowers and the Canadian Guarantors and any other Canadian Subsidiary who becomes a party to this Agreement pursuant to a Joinder Agreement and their respective successors and assigns, and the term “Canadian Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Canadian Obligated Party” has the meaning assigned to such term in Section 11.02.

“Canadian Pension Plans” means any plan, program or arrangement that is a pension plan that is required to be registered under any applicable Canadian federal or provincial pension legislation, whether or not registered under any such laws, which is, or has been, maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Loan Party or Subsidiary operating in Canada in respect of any Person’s employment in Canada with such Loan Party or Subsidiary, other than plans established by statute, which shall include the Canada Pension Plan maintained by the government of Canada and the Quebec Pension Plan maintained by the Province of Quebec.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the CDOR Screen Rate for a 30 day Interest Period on such day, plus 1% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Screen Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or the CDOR Screen Rate, respectively.

“Canadian Prime Rate Loan” or “Canadian Prime Rate Borrowing” means a Loan or Borrowing, respectively, denominated in Canadian Dollars the rate of interest applicable to which is based upon the Canadian Prime Rate.

“Canadian Revolving Exposure” means, with respect to any Lender at any time, the Dollar Amount sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure to the Canadian Borrowers, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding of the Canadian Borrowers.

“Canadian Revolving Exposure Limitations” shall have the meaning assigned to such term in Section 2.01.

“Canadian Secured Obligations” means all Obligations of the Canadian Loan Parties, together with all (a) Banking Services Obligations of the Canadian Borrowers or any Canadian Subsidiary of a Borrower; and (b) Swap Agreement Obligations of a Canadian Borrower or any Canadian Subsidiary of a Borrower; provided that Excluded Swap Obligations with respect to any Canadian Loan Party shall not be Canadian Secured Obligations of such Canadian Loan Party; provided further that, notwithstanding anything to the contrary in this Agreement or any other Loan Document, Specified L/C Obligations constituting Banking Services Obligations shall not constitute Canadian Secured Obligations following such time as the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent or indemnity obligations for which no claim has been made) shall have been paid in full and all Letters of Credit shall have expired or have been Cash Collateralized pursuant to the terms hereof or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed.

“Canadian Security Agreements” means each of (a) that certain Canadian Pledge and Security Agreement dated as of the Effective Date, entered into by URBN Canada in favor of the Administrative Agent, (b) that certain deed of hypothec entered into by URBN Canada in favor of the Administrative Agent dated as of on or about the Effective Date, and (c) as the context requires, any other pledge or security agreement or deed of hypothec after the Effective Date by any Canadian Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Canadian Sublimit” means $35,000,000.

“Canadian Subsidiary” means any Subsidiary of the Company that has been formed or is organized under the laws of Canada or any province or territory thereof.

“Canadian Subsidiary Borrowers” means, collectively (i) each Canadian Subsidiary of the Company that is a party to this Agreement as a “Canadian Borrower” on the Effective Date and (ii) each Canadian Subsidiary of the Company that becomes a party to this Agreement as a “Canadian Borrower” following the Effective Date pursuant to Section 5.14, in each case, until such time as such Canadian Subsidiary is released from its obligations under the Loan Documents in accordance with this Agreement.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” has the meaning assigned to such term in Section 2.06(j).  Derivatives of such term have corresponding meanings.

“Cash Equivalents” means:

(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. or the Government of Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S. or the Government of Canada), in each case maturing within two years from the date of acquisition thereof;

(b)investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 or P-2 from S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent);

(c)investments in certificates of deposit, guaranteed investment certificates, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof or the federal laws of Canada which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)in the case of any Foreign Subsidiary, obligations and securities of any foreign Governmental Authority or financial institution meeting substantially similar criteria as set forth above;

(e)repurchase agreements maturing within 365 days from the date of acquisition thereof for securities described in clause (a) above and entered into with any Lender or any commercial bank satisfying the criteria described in clause (c) above;

(f)money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(g)marketable direct obligations issued by any state of the U.S., or by the Canadian federal government, or any province or territory of Canada, or any political subdivision of any such state, province or territory or any public instrumentality thereof, in each case maturing within two years after the date of acquisition thereof and, at the time of acquisition, in each case having the highest rate obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent), and in the case of any Foreign Subsidiary, other short-term investments that are (i) analogous to the foregoing, (ii) comparable credit quality and (iii) customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes;

(h)overnight investments with any Lender or any commercial bank satisfying the criteria described in clause (c) above; and

(i)other instruments as readily marketable as the investments (and as limited in duration if time instruments) as described in clause (c) above issued or sold by any Lender or any commercial bank satisfying the criteria described in clause (c) above.

“~~CDOR~~CBR Loan” ~~or “CDOR Borrowing” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing~~means a Loan that bears interest at a rate determined by reference to the ~~CDOR~~Central Bank Rate.

~~“CDOR Rate” means, with respect to any CDOR Borrowing for any Interest Period, the Canadian deposit offered rate which, in turn~~

“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, and (c) any other Alternative Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) the Floor; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, and (c) any other Alternative Currency determined after the Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“CDOR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CDOR Screen Rate.

“CDOR Screen Rate” means on any day for the relevant Interest Period, the annual rate of interest ~~determined with reference~~equal to the ~~arithmetic~~ average ~~of the discount~~ rate ~~quotations of all institutions listed in respect of the relevant Interest Period for~~applicable to Canadian ~~Dollar-denominated~~dollar Canadian bankers’ acceptances ~~displayed and identified as such~~for the applicable period that appears on the “~~Thomson~~ Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time~~, as of 10:00~~ (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), as of 10:15 a.m. Toronto local time on ~~such~~the first day of such Interest Period and, if such day is not a ~~Business Day~~business day, then on the immediately preceding ~~Business Day~~business day

(as adjusted by ~~the~~ Administrative Agent after ~~10:00~~10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest)~~; provided that if such rates are not available on the Thomson Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian Dollars for the applicable Interest Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day~~.  If the CDOR ~~Rates~~Screen Rate shall be less than zero, the CDOR Screen Rate shall be deemed to be zero for purposes of this Agreement.

“CFC” means each Person that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary with no material assets other than equity interests of one or more Foreign Subsidiaries that are CFCs.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) but excluding the Control Group, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) the Company shall cease to own, directly or indirectly, at least 100% of the outstanding voting Equity Interests of the other Loan Parties on a fully diluted basis, or (c) any “change of control” or similar concept occurs under any agreement governing Material Indebtedness.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances or Overadvances.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended (pursuant to and in accordance with the terms of any Collateral Document) to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the U.S. Security Agreement and/or the Canadian Security Agreement, as the context requires.

“Collateral and Guaranty Requirement” means, at any time, the requirement that:

(a)the Administrative Agent shall have received from the Company and each Designated Subsidiary (i) in the case of the Company and each Designated Subsidiary that is a Domestic Subsidiary, a counterpart of this Agreement and the Security Agreements, as applicable, duly executed and delivered on behalf of such Person causing such Domestic Subsidiary to become a U.S. Loan Party, (ii) in the case of URBN Canada and each Designated Subsidiary that is a Canadian Subsidiary, a counterpart of this Agreement and the Security Agreements, as applicable, duly executed and delivered on behalf of such Person causing such Canadian Subsidiary to become a Canadian Loan Party or (iii) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, (A) a Joinder Agreement, duly executed and delivered on behalf of such Person, causing such Designated Subsidiary to become a U.S. Loan Party or a Canadian Loan Party, as appropriate, and (B) instruments in the form or forms specified in the Security Agreement under which such Person becomes a party to the Security Agreement, duly executed and delivered on behalf of such Person, together with such certificates, documents and opinions with respect to such Designated Subsidiary as may reasonably be requested by the Administrative Agent;

(b)the Administrative Agent shall have received all Collateral Access Agreements, Control Agreements and other Collateral Documents required to be provided to it hereunder or under the applicable Security Agreement;

(c)(i) all Equity Interests owned by or on behalf of any U.S. Loan Party shall have been pledged to support the Secured Obligations pursuant to, and to the extent required by, the Security Agreements; provided that, in the case of Equity Interests entitled to vote in any CFC or CFC Holdco owned by a Loan Party, the U.S. Loan Party shall not be required to pledge in support of the U.S. Secured Obligations more than 65% of such Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of any such CFC or CFC Holdco to the extent a pledge of a greater percentage could reasonably be expected to result in adverse tax consequences to the Company, (ii) all Equity Interests owned by or on behalf of any Canadian Loan Party shall have been pledged to support the Canadian Secured Obligations pursuant to, and to the extent required by, the Canadian Security Agreements, and (iii) the Administrative Agent shall, to the extent required by the Security Agreements, have received certificates or other instruments representing all such certificated Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(d)all documents and instruments, including UCC and PPSA financing statements required by the Collateral Documents or this Agreement with the priority required by the Collateral Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e)each Loan Party shall have obtained all material consents and approvals required in connection with the execution and delivery of all Collateral Documents to which it is a party and the performance of its obligations thereunder.

Notwithstanding the foregoing, any Designated Subsidiary formed or acquired after the Effective Date shall not be required to comply with the foregoing requirements prior to the time specified in Section 5.14.  The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if and for so long as the Administrative Agent, in consultation with the Borrower Representative, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining legal opinions or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may in its sole discretion grant extensions of time for the creation and perfection of security interests in, or the delivery of legal opinions or other deliverables with respect to, particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without unreasonable effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.  Notwithstanding the foregoing, no action required to be taken by any Person to effect compliance by the Administrative Agent and the Lenders with any applicable Requirement of Law shall be deemed to cause unreasonable effort or expense hereunder.

“Collateral Documents” means, collectively, the U.S. Collateral Documents and the Canadian Collateral Documents.

“Collateral-Related Property” has the meaning assigned to such term in Section 2.23.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding commercial Letters of Credit plus (b) the aggregate Dollar Amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the U.S. Borrowers.  The Commercial LC Exposure of an Issuing Bank (in its capacity as such) shall be the Commercial LC Exposure in respect of commercial Letters of Credit issued by such Issuing Bank.  The Commercial LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Commercial LC Exposure at such time.  Commercial letters of credit issued under a Specified L/C Facility shall not constitute Letters of Credit, and amounts thereunder (whether undrawn or drawn but unreimbursed) shall not constitute Commercial LC Exposure.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances, Protective Advances and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Company” means Urban Outfitters, Inc., a Pennsylvania corporation.

“Compliance Certificate” means a certificate executed by a Financial Officer of the Borrower Representative in substantially the form of Exhibit D.

“Concentration Account” has the meaning assigned to such term in the U.S. Security Agreement and/or the Canadian Security Agreement, as the context requires.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Administrative Agent, among Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the applicable Loan Party (by virtue of such Loan Party maintaining such account or owning such entitlement or contract), effective to grant “control” (within the meanings of Articles 8 and 9 under the applicable UCC) over such account to Administrative Agent.

“Control Group” means Richard A. Hayne and Margaret A. Hayne and any lineal descendant thereof and any trust created for the benefit of Mr. Hayne, Mrs. Hayne or any lineal descendant.

“Controlled Disbursement Account” means any account of any Borrower maintained with the Lender as a zero balance, cash management account pursuant to and under any agreement between a Borrower and the Lender, as modified and amended from time to time, and through which all disbursements of a Borrower, any Loan Party and any Designated Subsidiary of a Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.25.

“Credit Card Accounts” means any “payment intangibles”, as defined in the UCC (or “intangibles” as defined in the PPSA, if applicable) or receivables due to any Borrower from a credit card issuer or a credit card processor in connection with purchases of Inventory of such Borrower in the ordinary course of business on (a) credit cards issued by Visa, MasterCard, American Express, Discover, PayPal, each of their respective Affiliates, and any other credit card issuers that are reasonably acceptable to the Administrative Agent, (b) private label credit cards of any Borrower issued under non-recourse arrangements substantially similar to those in effect on the Effective Date or (c) debit cards and mall cards issued by issuers or providers that are reasonably acceptable to the Administrative Agent, in each case under this definition, which have been earned by performance by such Borrower but not yet paid to such Borrower by such credit card issuer or credit card processor.

“Credit Card Agreement” means any agreement between a Borrower, on the one hand, and a credit card issuer or a credit card processor (including any credit card processor that processes purchases of Inventory from a Borrower through debit cards or mall cards), on the other hand relating to any Credit Card Account included or intended to be included in any Borrowing Base.

“Credit Card Notifications” means each credit card notification, in form and substance reasonably satisfactory to the Administrative Agent, executed by one or more Borrowers and delivered by such Borrowers to credit card issuers or credit card processors that are party to any Credit Card Agreement.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Daily Simple ~~SONIA~~RFR” means, for any day (~~a~~an “~~SONIA~~RFR Interest Day”), an interest rate per annum equal to ~~the greater of~~, for any RFR Loan denominated in (~~a~~i) Sterling, SONIA for the day that is ~~3~~five (5) RFR Business Days prior to (A) if such ~~SONIA~~RFR Interest Day is ~~a~~an RFR Business Day, such ~~SONIA~~RFR Interest Day or (B) if such ~~SONIA~~RFR Interest Day is not ~~a~~an RFR Business Day, the RFR Business Day immediately preceding such ~~SONIA~~RFR Interest Day and (~~b~~ii) ~~0.00%~~Dollars, Daily Simple SOFR.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification, or (d) has become the subject of (i) a Bankruptcy Event or (ii) Bail-In Action.

“Deposit Account” has the meaning assigned to such term in the U.S. Security Agreement and/or the Canadian Security Agreements, as the context requires.

~~“Designated Currency” means, in relation to any Loan or Borrowing, any currency (a) that is freely transferable and convertible into U.S. Dollars in the London interbank market, (b) for which LIBO Rates can be determined by reference to the applicable Reuters screen as provided in the definition of “LIBO Rate” and (c) that has been designated by the Administrative Agent as a Designated Currency at the request of the Borrower Representative and with the consent of each Lender.~~

“Designated Subsidiary” means each Subsidiary other than any Excluded Subsidiary.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.

“Disqualified Stock” means any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt securities or (iii) any Equity Interests referred to in (a) above, in each case at any time prior to the first anniversary of the Maturity Date.  Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Stock solely because holders of the Equity Interests have the right to require the issuer of such Equity Interests to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interests provide that the issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division.  A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Document” has the meaning assigned to such term in the U.S. Security Agreement and/or the Canadian Security Agreement, as the context requires, and includes a “document of title” as defined in the PPSA, if applicable.

“Dollar Amount” means ~~(a) with regard to any Obligation or calculation denominated in U.S. Dollars, the amount thereof, and (b) with regard to any Obligation or calculation denominated in any other currency, the amount of U.S. Dollars which is equivalent to the amount so expressed in such currency at the Spot Rate on the relevant date of determination~~, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S. (which, subject to the other provisions of this Agreement, shall be deemed to include URBN Puerto Rico Retail LLC).

“Dominion Period” means (a) any period during which any Event of Default has occurred and is continuing or (b) any period (i) commencing at any time when Aggregate Availability shall be less than the Applicable Trigger Amount (Level I), and (ii) ending when Aggregate Availability shall have been greater than the Applicable Trigger Amount (Level I) for a period of 30 consecutive days; provided that no more than two (2) Dominion Periods may end in any consecutive twelve (12) month period.

“EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Net Income for such period, plus

(a)the following without duplication and to the extent deducted in calculating such Net Income:

(i)Interest Expense for such period;

(ii)the provision for federal, state, provincial, local and foreign income taxes (excluding Federal, state, local and foreign income tax credits of the Company) payable by the Company and its Subsidiaries for such period;

(iii)depreciation and amortization expense;

(iv)non-cash compensation expenses;

(v)non-recurring non-cash charges (including asset impairment charges, unrealized foreign currency losses or other unrealized hedge agreement losses, but for avoidance of doubt,

excluding recurring non-cash charges, such as non-cash charges that relate to the write-down or write-off of inventory) for such period;

(vi)other non-recurring losses, costs, charges, or cash expenses (including without limitation restructuring, business optimization costs, charges or reserves (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), and non-recurring severance, relocation, consolidation, transition, integration or other similar charges and expenses in an amount not to exceed $25,000,000 in the aggregate for such period;

(vii)costs, fees, expenses, premiums or penalties incurred during such period in connection with Acquisitions (whether or not consummated) and permitted asset sales (whether or not consummated) in an amount not to exceed $5,000,000 in the aggregate for such period, other than asset sales effected in the ordinary course of business;

(viii)costs, fees, and expenses incurred in connection with the Transactions; and minus

(b)the following without duplication and to the extent included in calculating such Net Income:

(i)federal, state, provincial, local and foreign income tax credits of the Company and its Subsidiaries for such period;

(ii)all non-recurring non-cash items increasing Net Income for such period (including, without limitation, foreign currency gains, but excluding normal accruals in the ordinary course of business);

(iii)all non-recurring cash gains of the Company and its Subsidiaries increasing Net Income for such period;

(iv)interest income for such period; and

(v)any cash payments for such period that were deducted in determining Net Income and added back in determining EBITDA in such testing period or a previous testing period under clause (a)(v) above.

For purposes of calculating EBITDA (except for purposes of determining compliance with Section 6.12) for any period in connection with the determination of whether the Payment Conditions have been satisfied, if during any period the Company or any Subsidiary shall have consummated a Pro Forma Event since the first day of such period, EBITDA for such period shall be calculated on a Pro Forma Basis after giving effect thereto.

“EBITDAR” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of EBITDA plus Rentals.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for such Borrowers, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Credit Card Accounts” means at the time of any determination thereof, each Credit Card Account of a Borrower that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Account (i) has been earned by performance and represents the bona fide amounts due to a Borrower from a credit card issuer or credit card processor, and in each case is originated in the ordinary course of business of such Borrower, and (ii) in each case is not ineligible for inclusion in the calculation of any Borrowing Base pursuant to any of clauses (a) through (p) below.  Without limiting the foregoing, to qualify as an Eligible Credit Card Account, such Credit Card Account shall indicate no Person other than a Borrower as payee or remittance party.  Any Credit Card Account included within any of the following categories shall not constitute an Eligible Credit Card Account:

(a)which is not earned or does not represent the bona fide amount due to a Borrower from a credit card processor or a credit card issuer that originated in the ordinary course of business of the applicable Borrower;

(b)which is not owned by a Borrower or to which a Borrower does not have good or marketable title;

(c)in which the payee of such Credit Card Account is a Person other than a Borrower;

(d)which does not constitute an “Account” (as defined in the UCC or, if applicable, the PPSA) or a “Payment Intangible” (as defined in the UCC) or an “intangible” (as defined in the PPSA, if applicable);

(e)which has been outstanding for more than five (5) Business Days (or, in the case of American Express, ten (10) calendar days) from the date of sale;

(f)with respect to which the applicable credit card issuer, credit card processor or debit card or mall card issuer or provider has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator, (iii) filed, or had filed against it (but only so long as any such involuntary filing has not been stayed or vacated), any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent or (vi) ceased operation of its business;

(g)which is not a valid, legally enforceable obligation of the applicable credit card issuer or credit card processor with respect thereto;

(h)which is not subject to a duly perfected first priority security interest in favor of the Administrative Agent (for the benefit of the Secured Parties);

(i)which is subject to any Lien, other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) any Permitted Encumbrances contemplated by the applicable processor agreements and for which appropriate Reserves (as determined by the Administrative Agent in its Permitted Discretion) have been established and (iii) Liens securing Permitted Term Loan Indebtedness that are subject to an Intercreditor Agreement and which do not have priority over the Lien in favor of the Administrative Agent;

(j)with respect to which (i) (x) any covenant has been breached or (y) any other representation or warranty is not true in all material respects to the extent contained in this Agreement or the Security Agreement, it being acknowledged that any representation or warranty as to eligibility under this definition shall not be deemed qualified by materiality except as and to the extent expressly so stated in another provision of this definition, or (ii) (x) any covenant has been breached or (y) any representation or warranty is not true in all material respects to the extent contained in the Credit Card Agreements relating to such Credit Card Account, provided that each such representation and warranty shall be true and correct in all respects to the extent already qualified by a materiality standard;

(k)which is subject to risk of set-off, recoupment, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, to the extent of the lesser of the balance of the applicable Credit Card Account or the unpaid credit card processor fees;

(l)which is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent;

(m)which the Administrative Agent in its Permitted Discretion determines may not be paid by reason of the applicable credit card processor’s, credit card issuer’s or debit card or mall card issuer’s or provider’s inability to pay;

(n)which represents a deposit or partial payment in connection with the purchase of Inventory of such Borrower;

(o)which is not subject to a Credit Card Notification; or

(p)which does not meet such other eligibility criteria for Credit Card Accounts as the Administrative Agent in its Permitted Discretion may determine from time to time; provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least four (4) Business Days’ prior notice to the Borrower Representative; provided further that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the changes described therein, then the Administrative Agent will discuss such changes with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such changes.

In determining the amount of an Eligible Credit Card Account of a Borrower, the face amount of a Credit Card Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual fees, expenses and charges due to the credit card issuer or credit card processor by any Borrower, discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a credit card issuer or credit card processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Account but not yet applied by the Borrowers to reduce the amount of such Credit Card Account.

“Eligible In-Transit Inventory” means, as of the date of determination thereof, without duplication, Inventory of a Borrower that, except as otherwise agreed by the Administrative Agent in its Permitted Discretion, meets each of the following criteria:

(a)the Administrative Agent shall have received, if requested, (1) a true and correct copy of the bill of lading and other shipping documents for such Inventory unless the Administrative Agent has entered into a duly executed Collateral Access Agreement, in form and substance satisfactory to the Administrative Agent, from the applicable freight forwarder for such Inventory and (2) evidence of satisfactory casualty insurance naming the Administrative Agent as lender loss payee and otherwise covering such risks as the Administrative Agent may reasonably request;

(b)if the bill of lading is non-negotiable, the Inventory must be in transit within the U.S. or Canada (or in transit from outside the U.S. or Canada, if approved by the Administrative Agent in writing) and the Administrative Agent shall have entered into or delivered, if requested, a duly executed Collateral Access Agreement, in form and substance satisfactory to the Administrative Agent, with or to the applicable customs broker, freight forwarder or carrier for such Inventory;

(c)except as otherwise approved in writing by the Administrative Agent, (i) if the bill of lading is negotiable, the inventory must be in transit from outside the U.S. or Canada, and (ii) whether the bill of lading is negotiable or non-negotiable, the Administrative Agent shall have received (1) confirmation that the bill is issued in the name of such Borrower and consigned to the order of the Administrative Agent (or any other agent designated by the Administrative Agent), (2) an acceptable agreement that has been executed with such Borrower’s customs broker, in which the customs broker agrees that it holds any negotiable bill as agent for the Administrative Agent and has granted the Administrative Agent access to the Inventory, (3) an estimate from such Borrower of the customs duties and customs fees associated with the Inventory in order to establish an appropriate Reserve, and (4) the Administrative Agent shall have received confirmation that title to such Inventory shall have passed to such Borrower and the Borrower shall be the sole owner of such Inventory, and if the goods were covered by a commercial letter of credit that such Borrower has paid for the goods;

(d)the common carrier is not an Affiliate of the applicable vendor or supplier;

(e)the customs broker is not an Affiliate of any Borrower;

(f)(i) at any time prior to the first anniversary of the Third Amendment Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), such Inventory has not been in-transit for more than ~~45~~75 days from the date such Inventory first became Eligible Inventory and (ii) at all times thereafter, such Inventory has not been in-transit for more than 60 days from the date such Inventory first became Eligible Inventory; and

(g)such Inventory satisfies all of the criteria for Eligible Inventory (except the criteria in clauses (g) and (i)(ii) of the definition of “Eligible Inventory”).

“Eligible Inventory” means, as of the date of determination thereof, without duplication, items of Inventory of a Borrower that are finished goods, merchantable and readily saleable in the ordinary course of such Borrower’s business, in each case in this definition that is not excluded as ineligible by virtue of one or more of the criteria set forth below.  Eligible Inventory shall not include any Inventory:

(a)which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Secured Parties);

(b)which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) and (iii) Liens securing Permitted Term Loan Indebtedness that are subject to an Intercreditor Agreement and which do not have priority over the Lien in favor of the Administrative Agent;

(c)which is slow moving (unless otherwise covered by a current appraisal acceptable to the Administrative Agent), obsolete, unmerchantable, defective, used, unfit for sale, unacceptable due to age, type, category and/or quantity or which was not able to be valued under any appraisal conducted from time to time;

(d)(i) with respect to which any covenant, other representation or warranty contained in this Agreement or in any Security Agreement has been breached or is not true in any material respect (or with respect to any representation or warranty that is already qualified by materiality, such representation and warranty is untrue), it being acknowledged that any representation or warranty as to eligibility under this definition shall not be deemed qualified by materiality except as and to the extent expressly so stated in another provision of this definition, or (ii) which does not conform in all material respects to all standards imposed by any applicable Governmental Authority;

(e)in which any Person other than such Borrower shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)which is not finished goods or which constitutes work-in-progress, raw materials, spare or replacement parts, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business (for the avoidance of doubt, sales in the ordinary course of business includes clearance sales);

(g)which (i) is not located in the U.S., Puerto Rico or Canada, or (ii) is In-Transit Inventory;

(h)which is located in any location leased by such Borrower (other than any retail store of such Borrower located in a jurisdiction that does not provide for a common law or statutory landlord’s lien on the personal property of tenants, unless a landlord’s lien or hypothec has been granted by a Borrower in such a jurisdiction, that would be prior or superior to the Liens of the Administrative Agent) unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve has been established by the Administrative Agent in its Permitted Discretion;

(i)which is (i) located in any third party warehouse or is in the possession of a bailee (other than a third party processor) unless (A) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (B) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion, or (ii) evidenced by a negotiable Document;

(j)which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;

(k)which is the subject of a consignment by such Borrower as consignor;

(l)which contains or bears any intellectual property rights licensed to such Borrower unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(m)which is not reflected in a current perpetual inventory report of such Borrower (unless such Inventory is reflected in a report to the Administrative Agent as "in transit" Inventory);

(n)for which reclamation rights have been asserted by the seller;

(o)which has been acquired from a Sanctioned Person;

(p)which has been designated or demanded to be returned to or retained by the applicable vendor or which has been recognized as damaged or off quality by the applicable Borrower; or

(q)which does not meet such other eligibility criteria for Inventory as the Administrative Agent in its Permitted Discretion may determine from time to time; provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least four (4) Business Days' prior notice to the Borrower Representative; provided further that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the changes described therein, then the Administrative Agent will discuss such changes with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such changes;

provided further that in determining the value of the Eligible Inventory, such value shall be reduced by, without duplication of amounts already accounted for in determining such value, any amounts representing (i) vendor rebates; (ii) costs included in Inventory relating to advertising; (iii) a shrink reserve; and (iv) the unreconciled discrepancy between the general inventory ledger and the perpetual inventory ledger, to the extent the general inventory ledger reflects less Inventory than the perpetual inventory ledger.  In the event that Inventory of a Borrower which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such cessation shall be reflected in the next Borrowing Base Certificate.

“Eligible Trade Accounts” means, at any time, each Account (other than a Credit Card Account) of a Borrower that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to a Borrower and in each case is originated in the ordinary course of business of such Borrower, and (ii) in each case is not ineligible for inclusion in the calculation of any Borrowing Base pursuant to any of clauses (a) through (y) below.  Without limiting the foregoing, to qualify as an Eligible Trade Account, such Account shall indicate no Person other than a Borrower as payee or remittance party.  Any Account included within any of the following categories shall not constitute an Eligible Trade Account:

(a)which is not subject to a first priority perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties);

(b)which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent and (iii) Liens securing Permitted Term Loan Indebtedness that are subject to an Intercreditor Agreement and which do not have priority over the Lien in favor of the Administrative Agent;

(c)(i) with respect to which the scheduled due date is more than 90 days after the  date of the original invoice therefor, (ii) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from such Account Debtor which are unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor) or (iii) which has been written off the books of such Borrower or otherwise designated as uncollectible;

(d)which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e)which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Borrowers exceeds 20% of the aggregate amount of Eligible Trade Accounts of all Borrowers; provided that with respect to an Account which is owing by (i) Nordstrom, Inc. or its Affiliates (a “Nordstrom Account”) to the extent the aggregate amount of Nordstrom Accounts owing to all Borrowers exceeds 35% of the aggregate amount of Eligible Trade Accounts of all Borrowers and (ii) Macy’s, Inc. or its Affiliates (a “Macy’s Account”) to the extent the aggregate amount of Macy’s Accounts owing to all Borrowers exceeds 35% of the aggregate amount of Eligible Trade Accounts of all Borrowers; provided further that, should (i) Nordstrom, Inc. fail to maintain a corporate credit rating from S&P of BBB- or higher, then the 35% concentration limit set forth above for Nordstrom Accounts shall be reduced to 20% and (ii) Macy’s, Inc. fail to maintain a corporate credit rating from S&P of BBB- or higher, then the 35% concentration limit set forth above for Macy’s Accounts shall be reduced to 20%;

(f)with respect to which any covenant, other representation or warranty contained in this Agreement or in any Security Agreement has been breached or is not true in all material respects (or, to the extent qualified by materiality, in all respects), it being acknowledged that any representation or warranty as to eligibility under this definition shall not be deemed qualified by materiality except as and to the extent expressly so stated in another provision of this definition;

(g)which (i) does not arise from the sale of Inventory or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Borrower's completion of any further performance, (v) represents a sale on a bill-and-

hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h)for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower or if such Account was invoiced more than once;

(i)with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, custodian, trustee, liquidator or similar official of its assets, (ii) had possession of all or a material part of its property taken by any receiver, interim receiver, custodian, trustee, liquidator or similar official, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case or proceeding under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code or other applicable law and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l)which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. (including any territory thereof) or Canada, or the European Union or (ii) is not organized under applicable law of the U.S., any state or territory of the U.S. or the District of Columbia, Canada, or any province or territory of Canada, or the European Union, or any country, province or territory of the European Union unless, in any such case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent; provided that in the case of Account Debtors that maintain their chief executive office in the European Union or are organized in the European Union, or any country, province or territory of the European Union, the aggregate amount of such Accounts shall not exceed $2,500,000 at any time;

(m)which is owed in any currency other than U.S. Dollars, Canadian Dollars, Euros or Sterling;

(n)which is owed by any Governmental Authority of any country other than the U.S. or Canada unless (i) such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) such Account is owed by any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent's satisfaction, or (iii) such Account is owed by any Governmental Authority of Canada, or any province, territory, department, agency, public corporation, or instrumentality thereof, unless the Financial Administration Act (Canada) or any other legislation of similar purpose and effect restricting the assignment of such Account and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent's satisfaction;

(o)which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(p)which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party or Subsidiary is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q)which is subject to any claim, counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(r)which is evidenced by any promissory note, chattel paper or instrument or judgment;

(s)which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction or (ii) that is a Sanctioned Person;

(t)with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, for an extension of time for the payment thereof, any compromise or settlement for less than the full amount thereof, any release from liability therefor, or any deduction therefrom, other than discounts and adjustments given in the ordinary course of business but only to the extent of any such discount or adjustment, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;

(u)which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal (U.S. or Canadian), state, provincial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v)which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrower has or has had an ownership interest in such goods, or which indicates any party other than such Borrower as payee or remittance party;

(w)which was created on cash on delivery terms;

(x)which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor's inability to pay; or

(y)which does not meet such other eligibility criteria for Accounts as the Administrative Agent in its Permitted Discretion may determine from time to time; provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least four (4) Business Days' prior notice to the Borrower Representative; provided further that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the changes described therein, then the Administrative Agent will discuss such changes with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such changes.

In determining the amount of an Eligible Trade Account of a Borrower, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments or finance charges (including any amount that such Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower to reduce the amount of such Account.  In the event that an Account of a Borrower which was previously an Eligible Trade Account ceases, to the actual knowledge of a Financial Officer of a Borrower, to be an Eligible Trade Account hereunder, such cessation shall be reflected in the next Borrowing Base Certificate.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances and all binding orders, decrees, judgments, injunctions, notices or agreements passed, adopted, issued, promulgated or entered into by any Governmental Authority, relating to protection of the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters to the extent related to exposure to Hazardous Materials.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials resulting in physical injury or property damage or a claim of such injury or property damage, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed upon any Borrower or Subsidiary with respect to any of the foregoing.

“Equipment” has the meaning assigned to such term in the applicable UCC or, if applicable, the PPSA.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) the failure to timely make any required contribution to any Plan or Multiemployer Plan or to satisfy the “minimum funding standard” (as defined in Sections 412, 430 or 431 of the Code or Sections 302, 303 or 304 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or a cessation of operations under Section 4062(e) of ERISA; (e) the filing of a notice of intent to terminate a Plan or receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a

determination that a Multiemployer Plan is, or is expected to be, insolvent, in critical status or in reorganization, within the meaning of Title IV of ERISA; or (h) the imposition of a Lien under Sections 412, 430(k) or 6321 of the Code or Sections 303 or 4068 of ERISA on any property of a Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“~~EURIBO~~EURIBOR Rate” means, with respect to any ~~EURIBOR~~Term Benchmark Borrowing denominated in Euros and for any Interest Period, the ~~applicable~~EURIBOR Screen Rate ~~as of the Specified Time on the Quotation Day~~, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR ~~Loan” or “EURIBOR Borrowing”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the EURIBO Rate~~Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period.  If such page or service ceases to be available, the Administrative Agent may specify.

“Euro” or “€” means the single currency of the Participating Member States.

“European Union” means the region comprised of member states of the European Union pursuant to the Treaty on the European Union.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Account” has the meaning assigned to such term in the U.S. Security Agreement and/or the Canadian Security Agreements, as the context requires.

“Excluded Asset” has the meaning assigned to such term in the U.S. Security Agreement and/or the Canadian Security Agreements, as the context requires.

“Excluded Subsidiary” means each (a) Unrestricted Subsidiary, (b) Immaterial Subsidiary, (c) CFC or CFC Holdco, and (d) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Company), the cost or other consequences of becoming a Guarantor shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that (i) any Canadian Subsidiary shall not be an Excluded Subsidiary with respect to the Canadian Secured Obligations and (ii) any Domestic Subsidiary of the Company that is a guarantor under any Permitted Term Loan Indebtedness shall not constitute an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the

Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case in this clause (a), (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S.  Federal and Canadian federal and provincial withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b) or Section 9.02(d)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); (d) any U.S.  Federal withholding Taxes imposed under FATCA; and (e) any Taxes that are required to be deducted or withheld under the ITA on or in respect of any payment (or deemed payment under the ITA), to or for the benefit of any recipient (A) with which the payor does not deal at arm’s length for purposes of the ITA at the time of making the payment or deemed payment or (B) that is a “specified shareholder” (as such term is defined in subsection 18(5) of the ITA) of the applicable Loan Party at any relevant time or does not deal at arm’s length for purposes of the ITA with a “specified shareholder” (as such term is defined in subsection 18(5) of the ITA) of the applicable Loan Party at any relevant time (other than where the non-arm’s length relationship arises, or where the Lender is a “specified shareholder”, or does not deal at arm’s length with a “specified shareholder”, in connection with or as a result of the Lender having become a party to, performed its obligations under, received or perfected a security interest under or received or enforced any rights under, a Loan Document).

“Existing Borrowers” means the “Borrowers” as defined in the Existing Credit Agreement.

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Lenders” means the “Lenders” as defined in the Existing Credit Agreement.

“Existing Letters of Credit” means the letters of credit, if any, issued under the Existing Credit Agreement with stated expiration dates beyond the Effective Date, and a list of such letters of credit has been provided to the Administrative Agent and the Lenders as of the Effective Date.

“Existing Loans” means the loans and advances made by the Existing Lenders pursuant to the Existing Credit Agreement.

“Existing Security Agreement” means that certain Pledge and Security Agreement, dated as of July 1, 2015 (as amended, supplemented and otherwise modified from time to time prior to the Effective Date), between the Existing Borrowers and the Administrative Agent, for the benefit of the Administrative Agent and the Lenders and the other holders of the Secured Obligations, and any other pledge or security agreement entered into, after the date thereof and prior to the Effective Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as ~~the NYFRB~~ shall be set forth on ~~its public website~~the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds ~~effective~~ rate~~,~~; provided that, if the Federal Funds Effective Rate ~~shall~~as determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower.

“Fixed Charge Coverage Ratio” means, at any date, the ratio of (a) the sum of (i) EBITDAR minus (ii) Unfinanced Capital Expenditures to (b) Fixed Charges, all calculated for the period of four (4) consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus Rentals, plus scheduled principal payments on Indebtedness actually made, plus expenses for taxes paid in cash, plus Restricted Payments paid in cash (other than Restricted Payments permitted to be made under Section 6.08(a)(ii)), plus Capital Lease Obligations paid in cash, all calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.

“Flood Laws” has the meaning assigned to such term in Section 8.10.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, each Adjusted Daily Simple RFR, the Adjusted EURIBOR Rate or the Central Bank Rate, as applicable.  For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, each Adjusted Daily Simple RFR or the Central Bank Rate shall be zero.

“Foreign Currency Sublimit” means an amount equal to $25,000,000.

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by any Loan Party or Subsidiary that is not subject to the laws of the United States or Canada; or (b)

mandated by a government other than the United States or a Canadian Governmental Authority for employees of any Loan Party or Subsidiary.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Accounts” means the deposit account(s) of the Borrowers to which the Administrative Agent or the Swingline Lender is authorized by the Borrowers (or by the Borrower Representative on their behalf) to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the United States of America, Canada or any other nation or any political subdivision thereof, whether provincial, territorial, state, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include (i) customary warranties or indemnities made in trade contracts, asset sale agreements, acquisition agreements, commitment letters, engagement letters and brokerage and deposit agreements in the ordinary course of business, and customary warranties and indemnities to lenders in any documents evidencing Indebtedness permitted pursuant to Section 6.01 with respect to the guarantor, (ii) any indemnities made in connection with liability of a Person’s directors, officers and employees in their capacities as such as permitted by applicable law, and (iii) any contingent liability arising from the endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business, and (iv) any continuing liability of the Company or its Subsidiaries as a lessee under a lease after such lease has been assigned or subleased by such Person.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantor” means each U.S. Guarantor and Canadian Guarantor.

“Guarantor Payment” has the meaning assigned to such term in Section 10.11.

“Hazardous Materials” means:  (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto) or by similar applicable Environmental Law in Canada or by a Canadian Governmental Authority; and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or other substance regulated under the Federal Insecticide, Fungicide and Rodentide Act (“FIFRA”), 7 U.S.C. § 136 et seq. or similar applicable Environmental Law in Canada.

“Immaterial Subsidiary” shall mean any Subsidiary (other than a Borrower) designated by the Borrower Representative to the Administrative Agent as an “Immaterial Subsidiary” and that meets each of the following criteria as of the last day of the most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or Section 5.01(b): (a) such Subsidiary and its Subsidiaries accounted for less than (x) 2.5% of Total Assets at such date and (y) 2.5% of the consolidated revenues of the Company and its Restricted Subsidiaries for the most recent four fiscal quarter period ending on such date, and (b) all Immaterial Subsidiaries and their respective Subsidiaries accounted for less than (x) 5.0% of Total Assets at such date and (y) 5.0% of the consolidated revenues of the Company and its Restricted Subsidiaries for the most recent four fiscal quarter period ending on such date; provided, that no Subsidiary shall be or be designated as an “Immaterial Subsidiary” if such Subsidiary has provided a Loan Guaranty of, or pledged any Collateral as security for, any Permitted Term Loan Indebtedness.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (but only to the extent of the lesser of such Indebtedness and the fair market value of such secured property if such Indebtedness has not been assumed by such Person), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out, (l) any other Off-Balance Sheet Liability, (m) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction and (n) obligations, contingent or otherwise, with respect to Disqualified Stock; provided, however, the term “Indebtedness” shall not include (1) current trade accounts or current accounts payable (which references to “current” include payment with trade payment terms as offered by the trade creditor (not in any event to exceed 180 days) and include disputed accounts), accrued expenses and liabilities incurred and customer deposits received, in each instance, in the ordinary course of business and not constituting indebtedness for borrowed money or evidenced by notes or other instruments, (2) capital stock (other than Disqualified Stock) and surplus earned, (3) deferred compensation payable to directors, officers or employees of the Company or any Subsidiary, and (4) any earn-out or any customary purchase price adjustment incurred in connection with an Acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earn-out is, or becomes, reasonably determinable.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Intercreditor Agreement” means any Permitted Term Loan Intercreditor Agreement or any Secured Inventory Intercreditor Agreement.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.08, which shall be in a form approved by the Administrative Agent.

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) for such period with respect to all outstanding Indebtedness (including all commissions, discounts and other fees and charges owed by the Company or any Subsidiary with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan~~, SONIA Rate Loan~~ or Canadian Prime Rate Loan (other than a Swingline Loan), the first Business Day of each calendar month ~~and the Maturity Date~~, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month), (c) with respect to any ~~LIBOR~~Term Benchmark Loan~~,~~ or CDOR Loan ~~or EURIBOR Loan,~~ the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a ~~LIBOR~~Term Benchmark Borrowing~~,~~ or CDOR ~~Borrowing or EURIBOR~~ Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (~~c)~~d) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid and (~~d)~~e) the Maturity Date.

“Interest Period” means, with respect to any ~~LIBOR~~Term Benchmark Borrowing~~,~~ or CDOR ~~Borrowing or EURIBOR~~ Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter~~,~~ (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency) as the Borrower Representative may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day ~~and~~, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) a two month tenor shall not be available for any Term Benchmark Borrowing, (d) a six month tenor shall not be available for any CDOR Borrowing and (e) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a

Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

~~“Interpolated Screen Rate” means, with respect to any LIBOR Borrowing denominated in any currency (other than U.S. Dollars) or any EURIBOR Borrowing, in each case for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as of the Specified Time on the Quotation Day; provided, that if any Interpolated rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.~~

“In-Transit Inventory” means Inventory of a Borrower which is in transit with a common carrier from vendors or suppliers of such Borrower.

“Inventory” has the meaning assigned to such term in the U.S. Security Agreement and/or the Canadian Security Agreements, as context requires, and includes “inventory” as defined in the PPSA, if applicable.

“Inventory Advance Percentage” shall mean, (i) during all times other than the period from February 20 through June 20 of each year, 90%, and (ii) during the period from February 20 through June 20 of each year, 92.5%.

“Investment” has the meaning assigned to such term in Section 6.04.

“Investment Policy” means the investment policies of the Company as approved by the Company’s board of directors and in effect from time to time.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) JPMCB, in its capacity as an issuer of Letters of Credit hereunder, (b) Wells Fargo, in its capacity as an issuer of Letters of Credit hereunder, (c) Bank of America, N.A., in its capacity as an issuer of Letters of Credit hereunder and (d) any other Lender from time to time designated by the Borrower Representative as an Issuing Bank, with the consent of such Lender and upon notice to the Administrative Agent, in which case the term “Issuing Bank” shall mean JPMCB, Wells Fargo and each such Lender, individually or collectively as the context shall require and their respective successors in such capacity as provided in Section 2.06(i).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit).  At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“ITA” means the Income Tax Act (Canada), as amended.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit F.

“Joint Lead Arrangers” means JPMCB and Wells Fargo, in their capacity as joint lead arrangers hereunder and under the other Loan Documents.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and shall include its branches, as applicable, and its successors.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Designated Currency” means (a) Canadian Dollars, (b) Sterling, (c) Euros or (d) any other lawful currency (other than U.S. Dollars) acceptable to the Administrative Agent and the applicable Issuing Bank which are, in the case of this clause (d), freely transferable and convertible into U.S. Dollars and freely available to the applicable Issuing Bank.

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“LC Individual Sublimit” means, with respect to any Issuing Bank, an amount equal to (a) with respect to Commercial Letters of Credit and Standby Letters of Credit issued by the Issuing Banks designated as such on the Effective Date, the amount set forth on the Commitment Schedule, and (b) with respect to Commercial Letters of Credit and Standby Letters of Credit issued by any other Issuing Bank designated as such by the Borrower Representative following the Effective Date, the amount agreed to by the Issuing Bank and the Borrower Representative with the approval of the Administrative Agent, in each case under this definition, as such amount may be increased for an Issuing Bank as agreed to by such Issuing Bank and the Borrower Representative with notice to the Administrative  Agent.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letters of Credit” means the letters of credit and guarantees issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require; for the avoidance of doubt, the Urban UK L/C shall constitute a Letter of Credit hereunder; further, for the avoidance of doubt, letters of credit issued under a Specified L/C Facility shall not constitute Letters of Credit.

~~“LIBO Rate” means, with respect to any LIBOR Borrowing denominated in any currency for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.~~

~~“LIBOR Loan” or “LIBOR Borrowing”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the LIBO Rate.~~

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, each

Compliance Certificate, each fee letter and all other agreements, instruments, documents and certificates identified in Section 4.01 and each certificate delivered from time to time in connection with the foregoing and all other documents identified therein as a Loan Document, in each case executed and delivered to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments and letter of credit agreements, letter of credit applications and any agreements between the Borrower Representative and the Issuing Bank regarding the Issuing Bank’s LC Individual Sublimit or the respective rights and obligations between such Borrower and the Issuing Bank in connection with the issuance of any Letter of Credit, in each case whether heretofore, now or hereafter executed by or on behalf of any Loan Party and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby (excluding any agreement entered into or in connection with any transaction arising out of any Specified L/C Facility, any other Banking Services or any Swap Obligations).  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each U.S. Loan Party in the case of Article X and the related obligations and rights thereunder and each Loan Party in the case of Article XI and the related obligations and rights thereunder.

“Loan Guaranty” means, collectively, Article X and Article XI of this Agreement and any separate Guarantee, if applicable, in form and substance satisfactory to the Administrative Agent in its Permitted Discretion, delivered by each Loan Guarantor that is not a U.S. Person (which Guarantee shall be governed by the laws of the country in which such Foreign Subsidiary is located), as it may be amended or modified and in effect from time to time.

“Loan Parties” means, collectively, the U.S. Loan Parties and the Canadian Loan Parties.

“Loans” means the loans and advances made by the Lenders or the Administrative Agent pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in U.S. Dollars or Canadian Dollars (other than a CDOR Loan or CDOR Borrowing to a U.S. Borrower) or any Letter of Credit, New York City time and (b) with respect to a Loan or Borrowing denominated in Canadian Dollars (that is a CDOR Loan or CDOR Borrowing to a U.S. Borrower), Sterling, Euros or an Alternative Currency, London time.

“Macy’s Account” has the meaning assigned to such term in the definition of “Eligible Trade Accounts”.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and its Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under the Loan Documents, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights or remedies available to the Administrative Agent, the Issuing Banks or the Lenders under any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means June ~~29~~10, ~~2023~~2027, or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Credit Amount” means the lesser of (a) the Aggregate Commitments and (b) the Aggregate Borrowing Base.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) extraordinary gains and extraordinary losses, (b) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated or amalgamated with the Company or any of its Subsidiaries, (c) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions, (d) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary and (e) any cancellation of Indebtedness income.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any casualty, condemnation, sale, transfer, disposition or similar event in respect of Collateral, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) that is secured by a Lien on such asset that is not Collateral or is senior to the Liens securing the Secured Obligations or, other than with respect to assets that are Collateral in which the Administrative Agent has a first priority Lien, otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower Representative).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Nordstrom Account” has the meaning assigned to such term in the definition of “Eligible Trade Accounts”.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a ~~Banking~~Business Day, for the immediately preceding ~~Banking~~Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received ~~to~~by the Administrative Agent from a ~~Federal~~federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements (including pursuant to Section 2.06(a)), indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, each Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overadvance” has the meaning assigned to such term in Section 2.05(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight ~~Eurodollar~~eurodollar transaction denominated in Dollars borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on ~~its public website~~the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate ~~(from and after such date as the NYFRB shall commence to publish such composite rate)~~.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Communities that adopts or has adopted (and has not ceased to adopt) the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Payment” has the meaning assigned to it in Section 8.07(c).

“Payment Conditions” means, at any applicable time of determination with respect to a specified transaction, event, or payment, that (a) no Default or Event Default then exists or would immediately arise as a result of the entering into of such transaction, the occurrence of such event, or the making of such payment, and (b) (i) immediately prior to such transaction, the occurrence of such event, or such payment and (ii) on a Pro Forma Basis and, with respect to the calculation of Aggregate Availability, at all times during the Pro Forma Period (Payment Conditions), after giving effect to such transaction, the occurrence of such event, or payment and any incurrence or repayment of Indebtedness in connection therewith, either clause (A) or (B) below is satisfied:

(A)Aggregate Availability is greater than the Applicable Trigger Amount (Level V); provided that, with respect to any Permitted Acquisition, Aggregate Availability is greater than the Applicable Trigger Amount (Level IV), or

(B)(I) Aggregate Availability is greater than the Applicable Trigger Amount (Level III) (provided that, with respect to any Permitted Acquisition, Aggregate Availability is greater than the Applicable Trigger Amount (Level II)), and (II) the Fixed Charge Coverage Ratio for the most recently ended four fiscal quarter period for which financial statements have been (or were required to be) delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) is at least 1.1 to 1.0;

provided that, in each case, the Borrower Representative shall have delivered to the Administrative Agent an updated Borrowing Base Certificate, a reasonably detailed calculation of such Aggregate Availability and projections for the Pro Forma Period (Payment Conditions) with respect thereto, and, if applicable, the Fixed Charge Coverage Ratio.

“Payment Notice” has the meaning assigned to it in Section 8.07(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Company or any Restricted Subsidiary in a transaction that satisfies each of the following requirements:

(a)such Acquisition is not a hostile or contested acquisition;

(b)the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business activities that are reasonably similar, related, complementary or incidental thereto so long as the core business of the Loan Parties on the Effective Date, after giving effect to such Acquisition, does not change in any material way;

(c)both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (except (i) that any representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects only as of such specified date, and any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects and (ii) to the extent the Administrative Agent has been notified in writing by the Loan Parties that any representation or warranty is not correct and the Administrative Agent has explicitly waived in writing compliance with such representation or warranty) and no Default exists, will exist, or would result therefrom;

(d)other than with respect to Immaterial Acquisitions (as defined in clause (m) below) as soon as available, but not less than 15 days prior to such Acquisition (or such shorter period as the Administrative Agent may agree), the Borrower Representative has provided the Administrative Agent (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Administrative Agent;

(e)if the Accounts, Credit Card Accounts or Inventory acquired in connection with such Acquisition are proposed to be included in the determination of any Borrowing Base, the Administrative Agent shall have conducted an audit and field examination or appraisal of such Accounts, Credit Card Accounts and Inventory, the results of which shall be satisfactory to the Administrative Agent;

(f)if such Acquisition is an acquisition of the Equity Interests of a Person organized under the laws of a jurisdiction in the U.S., such Acquisition is structured so that the acquired Person shall become a wholly-owned Restricted Subsidiary of a Borrower and a Loan Party pursuant to the terms of this Agreement, except to the extent such acquired Person shall be properly designated as an Unrestricted Subsidiary in accordance with Section 5.15 or except to the extent otherwise acceptable to the Administrative Agent;

(g)if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;

(h)if such Acquisition involves a merger, amalgamation or a consolidation involving a Borrower or any other Loan Party, such Borrower or such Loan Party, as applicable, shall be the surviving entity;

(i)neither any Loan Party nor any Restricted Subsidiary shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, pension or other matters) that could be reasonably expected to cause a Material Adverse Effect other than those otherwise permitted to exist hereunder;

(j)in connection with an Acquisition of the Equity Interests of any Person organized under the laws of a jurisdiction of the U.S. or Canada (or a province or territory thereof) or an Acquisition of the assets of any Person, all Liens on such assets shall be terminated, except to the extent otherwise permitted to exist pursuant to this Agreement;

(k)all actions required to be taken with respect to any newly acquired or formed wholly-owned Subsidiary of a Borrower or a Loan Party, as applicable, required under Section 5.14 shall have been taken;

(l)the Borrower Representative shall have delivered to the Administrative Agent the final executed material documentation relating to such Acquisition within 15 days following the consummation thereof; and

(m)either (i) the Loan Parties shall have satisfied the Payment Conditions before and immediately after giving effect to such Acquisition, or (ii) the total consideration paid or payable (including, without limitation, any earn-outs (calculated, for purposes of this definition only, at the time of incurrence as the aggregate amount reasonably expected to be paid by any Loan Party or its Subsidiaries in connection with such earn-out, as determined by such Loan Party in its reasonable business judgment)) with respect to, and all Indebtedness and other direct or contingent liabilities (whether relating to environmental, tax, litigation, pension or other matters) assumed in connection with, such Acquisition and series of related transactions shall not exceed with respect to any such Acquisition and series of related transactions, $10,000,000 and $20,000,000 with respect to all such Acquisitions and series of related transactions in the aggregate (Acquisitions described in this clause (m)(ii), “Immaterial Acquisitions”), and at least five (5) Business Days prior to the closing of any such Immaterial Acquisition, the Borrower Representative shall have delivered to the Administrative Agent a description of any Indebtedness and other direct or contingent liabilities to be assumed in connection with such Immaterial Acquisition.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)(i) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04 and (ii) Liens securing an aggregate amount not to exceed $5,000,000 imposed by law for Taxes due and which are not being contested in compliance with Section 5.04; provided that, if the Administrative Agent delivers written notice of any such Lien to a Loan Party, the Loan Parties shall cause such underlying Tax obligations to be paid in full within 90 days of the delivery of such notice (or such shorter time specified by the Administrative Agent (in its reasonable discretion) in respect of any Canadian Loan Party) and shall use commercially reasonable efforts to cause such Lien to be released;

(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien for Taxes or imposed under ERISA), arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c)pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, workplace safety, unemployment insurance and other social security laws or regulations (other than any Lien for Taxes or imposed under ERISA or applicable law relating to Canadian Pension Plans), and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d)deposits and pledges to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case under this clause (d) in the ordinary course of business;

(e)judgment Liens (other than for the payment of Taxes) in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII and that remain at all times junior to Administrative Agent’s Liens;

(f)easements, zoning restrictions, rights-of-way, site plan agreements, development agreements, cross-easement or reciprocal agreements, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary or the ordinary operation of such real property or (ii) title defects or irregularities with respect to Real Estate which are of a minor nature and which in the aggregate do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary or the ordinary operation of such real property;

(g)Liens arising from precautionary UCC or PPSA financing statement filings (or similar filings under applicable law) regarding “true” operating leases in the ordinary course of business or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(h)non-exclusive licenses or sublicenses of intellectual property granted to other Persons in the ordinary course of business which could not materially interfere with the business of any Loan Party, secure any Indebtedness for borrowed money (provided that the foregoing reference to Indebtedness for borrowed money shall not be applicable to the extent otherwise permitted hereunder in respect of non-U.S. Restricted Subsidiaries) or interfere in any respect with the Administrative Agent’s rights under any intellectual property rights use agreement;

(i)any interest or title of a lessor or sublessor under any lease or sublease of Real Estate entered into in the ordinary course of business, so long as such interest or title relate solely to the Real Estate subject thereto and without hindering or obstructing the effect of any lien waiver or access rights;

(j)Liens arising in the ordinary course of business in favor of customs brokers, custom and forwarding agents and similar Persons in respect of imported goods and merchandise in the custody of such Persons;

(k)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)Liens or rights of setoff (other than as waived under any contractual agreement or Control Agreement with the Administrative Agent) against credit balances of the Company or any Restricted Subsidiary with credit card issuers or credit card processors to secure obligations of the Company or such Restricted Subsidiary, as the case may be, to any such credit card issuer or credit card processor incurred in the ordinary course of business as a result of fees and chargebacks;

(m)Bankers’ liens, rights of setoff and other similar Liens in the ordinary course of business in favor of a bank or institution with which accounts or deposits are maintained, liens in favor of collecting banks arising under the UCC or the PPSA (or similar statutes or equivalents thereof under foreign jurisdictions) in the ordinary course of business, and other Liens that are contractual rights of set-off (other than as waived under any contractual agreement or Control Agreement with the Administrative Agent);

(n)possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Effective Date and Cash Equivalents (other than as waived under any contractual agreement or Control Agreement with the Administrative Agent), provided that such liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(o)statutory or contractual Liens of landlords and lessors in respect of rent not past due more than 60 days unless being contested in good faith pursuant to the provisions of Section 5.04 hereof, and customary restrictions on subletting and assignments thereof; and

(p)deposits in connection with sweepstakes offerings conducted in the ordinary course of business and consistent with past practice;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Term Loan Indebtedness”  means Indebtedness in the form of term loans; provided that (a) immediately before and after the issuance or incurrence thereof, no Default or Event of Default shall have occurred and be continuing; (b) if guaranteed, such Indebtedness shall not be guaranteed by any Person other than the Loan Parties; (c) if such Indebtedness is secured, the Administrative Agent and a representative acting on behalf of the holders of such Indebtedness shall have entered into a Permitted Term Loan Intercreditor Agreement; (d) the Collateral hereunder and the collateral securing such Indebtedness shall be substantially identical, with the priorities therefor set forth in the Permitted Term Loan Intercreditor Agreement; (e) such Indebtedness does not have a scheduled maturity date prior to the date that is six (6) months after the final Maturity Date and does not contain scheduled payments (other than customary excess cash flow payments) in any year in excess of 5% of the original principal amount of such Indebtedness; (f) the Secured Leverage Ratio before and, on a Pro Forma Basis, after giving effect to the incurrence of such Indebtedness does not exceed 1.50 to 1.00; (g) the Borrowers will be in compliance, on a Pro Forma Basis, with the covenant contained in Section 6.12 after giving effect to the incurrence of such Indebtedness (whether or not such financial covenant is required to be tested in accordance with the terms of Section 6.12); (h) the Payment Conditions are satisfied before and after giving effect to the incurrence of such Indebtedness; and (i) the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer, including reasonably detailed calculations, demonstrating compliance with the conditions above.

“Permitted Term Loan Intercreditor Agreement” means any intercreditor agreement, by and among the Administrative Agent and the collateral agents or other representatives for the holders of Permitted Term Loan Indebtedness, and acknowledged by the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect; or such other applicable legislation in effect from time to time in such other jurisdiction in Canada (including the Civil Code of Quebec) for purposes of the provisions hereof relating to perfection, effect of perfection or non-perfection or priority.

“Prepayment Event” means:

(a)any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any Collateral by any Loan Party, other than dispositions described in Section 6.05(a) or (c); or

(b)any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Collateral with a fair value immediately prior to such event equal to or greater than $5,000,000

, unless the proceeds therefrom are required by the terms of any Intercreditor Agreement to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Administrative Agent.

“Prime Rate” means ~~(a) except as provided in clause (b),~~ the rate of interest ~~per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal offices in New York City, and (b) for~~last quoted by The Wall Street Journal as the “Prime Rate” in the ~~purpose of~~ U.S.  ~~Dollar denominated Loans to a Canadian Borrower~~ or, if The Wall Street Journal ceases to quote such rate, the ~~rate of~~highest per annum interest ~~per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., Toronto Branch, as its U.S.  “base rate” for U.S.  Dollar denominated commercial loans~~rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Priority Payable Reserve” means reserves for amounts payable by a Canadian Loan Party and secured by any Liens, choate or inchoate, which rank or which could reasonably be expected to rank in priority to or pari passu with the Administrative Agent’s Liens and/or for amounts which represent costs in connection with the preservation, protection, collection or realization of Collateral, including, without limitation, any such amounts due and not paid for wages, vacation pay, severance pay, amounts payable under the Wage Earner Protection Program Act (Canada), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the ITA, sales tax, goods and services tax, value added tax, harmonized tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar applicable provincial legislation, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes and all amounts currently or past due and not contributed, remitted or paid to any hereafter adopted Canadian Pension Plan or under the Canada Pension Plan maintained by the Government of Canada and the Quebec Pension Plan maintained by the Province of Quebec, or otherwise as required to be contributed pursuant to any applicable law relating to any hereafter adopted Canadian Pension Plans, including the amount of any solvency deficiency or wind up deficiency with respect to any hereafter adopted Canadian Defined Benefit Plan that has been identified in its most recent actuarial valuation report, which could become subject to a trust, deemed trust or statutory lien, or any similar statutory or other claims that would have or would reasonably be expected to have priority over or be pari passu with any Liens granted to the Administrative Agent now or in the future.

“Pro Forma Basis” means, with respect to any computation hereunder expressly required to be made on a pro forma basis, computation thereof after giving pro forma effect to adjustments in connection with such Pro Forma Events in accordance with Section 1.05, in each case, using, for purposes of making such computation, the consolidated financial statements of the Company and its Subsidiaries (and, to the extent applicable, the historical financial statements of any entities or assets so acquired or to be acquired, or so disposed or to be disposed), which shall be reformulated as if such Pro Forma Event (and, in the case of any pro forma computations made hereunder to determine whether such Pro Forma Event is permitted to be consummated hereunder, to any other Pro Forma Event consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation), and any Indebtedness or other liabilities incurred in connection with any such Pro Forma Event, had been consummated and incurred at the beginning of such period.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months).

“Pro Forma Event” means any event that requires satisfaction of the Payment Conditions for such event to be permitted under this Agreement.

“Pro Forma Period (Payment Conditions)” means the 90-day period immediately prior to the date of the applicable transaction, event, or payment made or occurring in reliance on the satisfaction of the Payment Conditions.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose representatives may trade in securities of the Company or its controlling Person or any of its Subsidiaries while in possession of the financial statements provided by the Company under the terms of this Agreement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.25.

“Qualified Counterparties” means the Administrative Agent, each Lender and each Affiliate of a Lender (provided that any issuer under a Specified L/C Facility who was a Lender or an Affiliate of a Lender shall continue to be a “Qualified Counterparty” for a period of 90 days following the termination of their capacity under this Agreement as a Lender or an Affiliate of a Lender solely in respect of Specified L/C Obligations outstanding on the date such capacity hereunder ceased).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

~~“Quotation Day” means (a) with respect to any currency (other than Sterling or Canadian Dollars) for any Interest Period, the day two (2) Business Days prior to the first day of such Interest Period and (b) with respect to Canadian Dollars for any Interest Period, the first day of such Interest Period, in each case unless market practice differs for loans such as the applicable Loans priced by reference to rates quoted in the Relevant Interbank Market, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice for such loans priced by reference to rates quoted in the Relevant Interbank Market (and if quotations would normally be given by leading banks for such loans priced by reference to rates quoted in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).~~

“Real Estate” shall mean all real property owned or leased by the Company and its Restricted Subsidiaries.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four Business Days prior to such setting, (4) if the RFR for such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (5) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate or SONIA the time determined by the Administrative Agent in its reasonable discretion.

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any Hazardous Material into the environment.

“Relevant ~~Interbank Market~~Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Swiss

Francs, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, and (v) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate or (iii) with respect to any Borrowing denominated in Sterling or Dollars, the applicable Adjusted Daily Simple RFR, as applicable.

“Relevant Screen Rate” means (~~a~~i) with respect to any ~~currency (other than Euros or Canadian~~Term Benchmark Borrowing denominated in Dollars~~)~~, the ~~London interbank market, (b~~Term SOFR Reference Rate or (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the ~~European interbank market and (c) with respect to Canadian Dollars, the Canadian interbank market~~EURIBOR Screen Rate, as applicable.

“Rent Liability” means, as of any date, the result of eight (8) multiplied by the aggregate Rentals for the most recently ended 12 consecutive month period, calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.

“Rentals” means, for any period, the aggregate fixed amounts payable under any operating leases, calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means (a) without duplication of any other Reserves or items that are otherwise addressed through eligibility criteria, any reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, (i) to reflect impediments to the Administrative  Agent’s ability to realize upon the Collateral, (ii) to reflect claims and liabilities that the

Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral or (iii) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of any Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, including, for example, reserves for accrued and unpaid interest on the Obligations, gift card reserves, reserves for rent at locations leased by any Borrower, reserves for loyalty programs, reserves for consignee’s, warehousemen’s, mortgagee’s and bailee’s charges, reserves for dilution of Accounts or Credit Card Accounts, reserves for Inventory shrinkage, reserves for layaway deposits, reserves for customs charges and shipping charges and other foreign landing costs related to any Inventory in transit, reserves for expenses associated with merchandise repurpose processing, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party, (b) Banking Services/Swap Reserves, and (c) the Priority Payable Reserve; provided that, the Priority Payable Reserve shall only apply (if at all) to the Canadian Borrowing Base.  The Administrative Agent may, in its Permitted Discretion and with no less than four (4) Business Days’ prior written notice to the Borrower Representative (other than during a Dominion Period in which case notice shall not be required), adjust Reserves, provided that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the Reserves described therein, then the Administrative Agent will discuss such Reserves with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such Reserves.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, any vice president, any Financial Officer, or any corporate secretary.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party in their capacity as an officer of such Loan Party and not in any individual capacity.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revaluation Date” means (a) with respect to any Loan denominated in Canadian Dollars, Sterling, Euros or any Alternative Currency, each of the following: (i) each date of a Borrowing, (ii) each date of a continuation of such Loan pursuant to Section 2.08, (iii) the date any Borrowing Base Certificate is delivered, and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require, and (b) with respect to any Letter of Credit denominated in any LC Designated Currency, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable Issuing Bank under such Letter of Credit, (iv) the date any Borrowing Base Certificate is delivered and (v) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances and Protective Advances outstanding at such time.

“Revolving Exposure Limitations” means the U.S. Revolving Exposure Limitations and/or the Canadian Revolving Exposure Limitations, as the context requires.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA, and (b) Dollars, Daily Simple SOFR.

“RFR Administrator” means the SONIA Administrator or the SOFR Administrator.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, and (b) Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR. For the avoidance of doubt, RFR Loans denominated in Dollars in Daily Simple SOFR shall only be available under circumstances described in Section 2.14.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any Sanctions (~~at~~as of the ~~time of this Agreement~~Third Amendment Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba (except as regards a Canadian Loan Party), Iran, North Korea~~,~~ and Syria ~~or the Crimea region of Ukraine~~).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person that constitutes a Canadian Blocked Person, (c) any Person operating, organized or resident in a Sanctioned Country or (d) any Person owned or controlled by any such ~~person or~~ Person or Persons described in the foregoing clauses (a), (b) or (c) or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state or Her

Majesty’s Treasury of the United Kingdom or other relevant sanctions authority or (c) the Government of Canada, including pursuant to Canadian Economic Sanctions and Export Control Laws.

~~“Screen Rate” means (a)  in respect of the LIBO Rate for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the applicable currency (for delivery on the first day of such Interest Period) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen page that displays such rate (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion) and (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion).  If any Screen Rate, determined as provided above, would be less than zero, the Screen Rate shall for all purposes of this Agreement be zero. If, as to any currency, no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the Screen Rate for such Interest Period shall be the Interpolated Screen Rate.~~

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Inventory Intercreditor Agreement” has the meaning assigned to such term in the definition of Secured Inventory Liens.

“Secured Inventory Liens” means Liens in favor of consignors of inventory and proceeds (other than Accounts or Credit Card Accounts) thereof consigned by such consignors to a Borrower or a Subsidiary of a Borrower, in each case granted in the ordinary course of business and with prior written consent of the Administrative Agent, which consent may, to the extent such Secured Inventory Liens encumber Collateral with a value in excess of $2,500,000 individually or in the aggregate, at the Administrative Agent’s sole discretion, be conditioned upon the execution of an intercreditor agreement between the consignor and the Administrative Agent (such an intercreditor agreement, a “Secured Inventory Intercreditor Agreement”).

“Secured Leverage Ratio” means, at any date, the ratio of (a) Total Funded Indebtedness on such date that is secured by a Lien on the assets of the Company or any of its Subsidiaries to (b) EBITDA for the period of four (4) consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations of the Borrowers or any Subsidiary of a Borrower; and (b) Swap Agreement Obligations of a Borrower or any Subsidiary of a Borrower; provided that Excluded Swap Obligations with respect to any Loan Party shall not be Secured Obligations of such Loan Party; provided further that, notwithstanding anything to the contrary in this Agreement or any other Loan Document, Specified L/C Obligations constituting Banking Services Obligations shall not constitute Secured Obligations following such time as the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent or indemnity obligations for which no claim has been made) shall have been paid in full and all Letters of Credit shall have expired or have been Cash Collateralized pursuant to the terms hereof or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) each Issuing Bank, (d) Qualified Counterparties to whom any Banking Services Obligations are owing, (e) Qualified Counterparties to whom Swap Agreement Obligations constituting Secured Obligations hereunder are owing, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.

“Security Agreements” collectively, (a) the U.S. Security Agreement, (b) the Canadian Security Agreements, and (c) as the context requires, any other pledge or security agreement entered into, after the Effective Date by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Settlement” has the meaning assigned to such term in Section 2.05(d).

“Settlement Date” has the meaning assigned to such term in Section 2.05(d).

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

~~“SONIA Rate Loan” or “SONIA Borrowing” means, when used in reference to any Loan or Borrowing, that such Loan or Borrowing bears interest at a rate based on Adjusted Daily Simple SONIA.~~

“Specified L/C Facility” means (a) that certain Master Commercial Letter of Credit Agreement dated as of June 29, 2015 issued by the Company in favor of Bank of America, N.A. (as amended restated, supplemented or otherwise modified from time to time as permitted hereunder) and (b) that certain Commercial Letter of Credit Agreement dated as of July 1, 2015 among the Company and Wells Fargo Bank, National Association (as amended restated, supplemented or otherwise modified from time to time as permitted hereunder), in each case, so long as the issuing bank thereunder is a Lender or an Affiliate of a Lender hereunder (and, if such issuer ceases to be a Lender or an Affiliate of a Lender hereunder, for a period of 90 days following the termination of its capacity under this Agreement as a Lender or an Affiliate of a Lender).

“Specified L/C Obligations” means all obligations and liabilities of any Loan Party or any Subsidiary under any Specified L/C Facility with respect to commercial letters of credit issued thereunder.

~~“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time, (b) with respect to the EURIBO Rate, 11:00 a.m., Brussels time and (c) with respect to the CDOR Rate, 11:00 a.m., Toronto time.~~

~~“Spot Rate” means, on any date, as determined by the Administrative Agent, the spot selling rate in the London foreign exchange market for the sale of the applicable currency for U.S. Dollars at approximately 11:00 a.m. London time (or New York time, as applicable), on such date (the “Applicable Quotation Date”) as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion); provided, that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion.~~

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all standby Letters of Credit outstanding at such time plus (b) the aggregate Dollar Amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The Standby LC Exposure of an Issuing Bank (in its capacity as such) shall be the Standby Exposure in respect of standby Letters of Credit issued by such Issuing Bank.  The Standby LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure at such time.

“Statements” has the meaning assigned to such term in Section 2.18(g).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted ~~LIBO~~EURIBOR Rate~~,~~ for eurocurrency funding (currently referred to as “Eurocurrency ~~Liabilities~~liabilities” ~~in~~such Regulation D of the Board) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans.  Such reserve ~~percentages~~percentage shall include those imposed pursuant to such Regulation D of the Board.  ~~LIBOR~~Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.

“Subsidiary Borrowers” means, collectively, the U.S. Subsidiary Borrowers and the Canadian Subsidiary Borrowers, and “Subsidiary Borrower” means any of them.

“Supported QFC” has the meaning assigned to it in Section 9.25.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder.  Any consent required of the Administrative Agent or the Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by JPMCB in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMCB in its capacity as Swingline Lender.

“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate or the Adjusted Term EURIBOR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Third Amendment Effective Date” means June 10, 2022.

“Total Assets” means, at any date of determination, the consolidated total assets of the Company and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) as adjusted to give effect to any Pro Forma Event occurring since such date.

“Total Funded Indebtedness” means, as of any date, with respect to the Company and its Subsidiaries, determined on a consolidated basis, without duplication (a) all obligations of such Persons for borrowed money, (b) all obligations of such Persons evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Persons upon which interest charges are customarily paid, (d) the aggregate amount of Capital Lease Obligations and Off-Balance Sheet Liability of such Persons outstanding as of such date, (e) the aggregate obligations of such Persons as an account party in respect of letters of credit or letters of guaranty, other than contingent obligations in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness, (f) all obligations of such Persons with respect to Disqualified Stock and (g) without duplication, all Guarantees of any of the foregoing.  For purposes of this definition, interest paid-in-kind or capitalized (including accreted amounts thereon) shall be deemed Total Funded Indebtedness.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Treaty on the European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (signed February 7, 1992), as amended from time to time.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted ~~LIBO~~Term SOFR Rate, the ~~LIBO Rate~~Adjusted Daily Simple RFR, the CDOR Screen Rate, the Adjusted EURIBO Rate, the Alternate Base Rate~~,~~ or the Canadian Prime Rate ~~or Adjusted Daily Simple SONIA~~.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period (excluding replacement Capital Expenditures made (x) with the proceeds of insurance or (y) in anticipation of the receipt of insurance proceeds based on the good faith reasonable belief of the Company as confirmed in writing to the Administrative Agent in advance of inclusion or exclusion of capital expenditures in any calculation provided for herein (an “Insurance Anticipation Capital Expenditure”), to the extent that the anticipated insurance proceeds are actually received within 270 days after the date of such Insurance Anticipation Capital Expenditure, and otherwise the amount of such Insurance Anticipation Capital Expenditure (if no insurance proceeds are timely received) or the excess of such Insurance Anticipation Capital Expenditure (if insurance proceeds are timely received but in an amount less than such Insurance Anticipation Capital Expenditure) over the related insurance proceeds received shall be deemed to be part of the unfinanced portion of Capital Expenditures in the fiscal quarter in which such 270-day period expires) which are not financed from the proceeds of any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures).

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is identified as an Unrestricted Subsidiary on Schedule 3.15 as of the Effective Date and any other Subsidiary designated by the Company as an Unrestricted Subsidiary pursuant to Section 5.15 subsequent to the Third Amendment Effective Date; provided that no Subsidiary may be, or may be designated as, an Unrestricted Subsidiary unless (a) it is a CFC or CFC Holdco or (b) it does not have any material liabilities, does not own any assets with a book value of more than $5,000,000 in the aggregate (and the aggregate book value of the assets of all Unrestricted Subsidiaries shall not exceed $10,000,000), it is not obligated or liable, directly or indirectly, contingently or otherwise, in respect of any Indebtedness in any material amount, and none of its assets are included in the calculation of any Borrowing Base immediately prior to such Subsidiary’s being designated as an Unrestricted Subsidiary.

“Urban UK L/C” means that certain HM Revenues and Customs Deferment Guarantee commencing on January 5, 1998, with the approval number of 8823295, issued by Wells Fargo or any Affiliate thereof or successor thereto, as Guarantor, in favor of Urban Outfitters UK Ltd., as Applicant, in the amount of, as of Effective Date, £2,000,000, as such amount may be reduced or increased from time to time after the Effective Date.

“URBN Canada” means URBN Canada Retail, Inc., a corporation incorporated pursuant to the laws of British Columbia.

“U.S.” means the United States of America.

“U.S. Availability” means, at any time, an amount equal to the lowest of (a) the result of (i) the U.S. Borrowing Base minus (ii) the sum of (x) the Aggregate U.S. Credit Exposure, and (y) the positive amount, if any, by which (1) the Aggregate Canadian Credit Exposure exceeds (2) the Canadian Borrowing Base; and (b) the result of (i) the Aggregate Commitment minus (ii) the Aggregate Credit Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings), all as determined by the Administrative Agent in its Permitted Discretion.

“U.S. Borrowing Base” means, at any time, the sum of:

(a)the product of (i) 85% multiplied by (ii) the Eligible Trade Accounts of the Borrowers at such time, plus

(b)the product of (i) 90% multiplied by (ii) the Eligible Credit Card Accounts of the Borrowers at such time, plus

(c)the product of the Inventory Advance Percentage multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent multiplied by the Borrowers’ Eligible Inventory at such time, valued at the lower of cost or market value, determined utilizing the retail method or such other method approved in writing by the Administrative Agent (the amount resulting from the foregoing calculation, the “Inventory Availability”), plus

(d)the product of the Inventory Advance Percentage multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent multiplied by the U.S. Borrowers’ Eligible In-Transit Inventory at such time, valued at the lower of cost or market value, determined utilizing the retail method or such other method approved in writing by the Administrative Agent; provided that the dollar amount included under this clause (d) shall not (i) at any time prior to the first anniversary of the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), exceed an amount equal to twenty percent (20%), and (ii) at any time thereafter, exceed an amount equal to ten percent (10%), in each case, of Inventory Availability, minus

(e)Reserves.

Subject to the provisions set forth in this Agreement expressly permitting the Administrative Agent to adjust Reserves, the U.S. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) (or, prior to the first such delivery, delivered to the Administrative Agent pursuant to Section 4.01(o)).  After an Event of Default, the Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above or reduce one or more of the other elements used in computing the U.S. Borrowing Base.

“U.S. Borrowers” means, each of, and collectively, the Company, the other U.S. Borrowers signatory to this Agreement, and any other U.S. Person that joins this Agreement as a “U.S. Borrower” in accordance with the terms hereof, and “U.S. Borrower” means any of them.

“U.S. Collateral Documents” means, collectively, the U.S. Security Agreement and any other documents pursuant to which a U.S. Loan Party grants a Lien upon any real or personal property as security for payment of the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any U.S. Loan Party and delivered to the Administrative Agent.

“U.S. Dollar” or “$” means the lawful money of the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Guarantor” means each Domestic Subsidiary of a Borrower that is listed on the signature pages hereto as a Guarantor or that becomes a party hereto as a Guarantor pursuant to Section 5.14, in each case, until such Subsidiary’s Loan Guaranty is released in accordance herewith.

“U.S. Lender” means a Lender with a Revolving Commitment to the U.S. Borrowers.

“U.S. Loan Parties” means, collectively, the U.S. Borrowers and the U.S. Guarantors and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their respective successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Revolving Exposure Limitations” shall have the meaning assigned to such term in Section 2.01.

“U.S. Security Agreement” means that certain Amended and Restated Pledge and Security Agreement (including any and all supplements thereto), dated as of the Effective Date, among the U.S. Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other U.S. Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.25.

“U.S. Subsidiary Borrowers” means, collectively (i) each Domestic Subsidiary of the Company that is a party to this Agreement as a “U.S. Borrower” on the Effective Date and (ii) each Domestic Subsidiary of the Company that becomes a party to this Agreement as a “U.S. Borrower” following the Effective Date pursuant to Section 5.14, in each case, until such time as such Domestic Subsidiary is released from its obligations under the Loan Documents in accordance with this Agreement.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Wells Fargo” means Wells Fargo Bank, National Association, and Wells Fargo Bank NA, London Branch, as applicable.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” a “CDOR Loan” or an “RFR Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “~~LIBOR Loan~~Term Benchmark Borrowing”, a “~~LIBOR~~CDOR Borrowing” or ~~a~~an “~~SONIA Rate Loan~~RFR Borrowing”).

Section 1.03Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all applicable judgments, orders and decrees of all Governmental Authorities.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (h) the phrase “ordinary course of business” shall refer to the ordinary course of the Company’s business.  For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a “resolutory clause”, (vi) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary”, (xi) “construction liens” shall be deemed to include “legal hypothecs”, (xii) “joint and several” shall be deemed to include “solidary”, (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (xiv) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatory”, (xv) “easement” shall be deemed to include “servitude”, (xvi) “priority” shall be deemed to include “prior claim”, (xvii) “survey” shall be deemed to include “certificate of location and plan”, (xviii) a “land surveyor” shall be deemed to include an “arpenteur-géomètre”; (xix) “fee simple title” shall be deemed to include “absolute ownership”; and (xx) “foreclosure” shall be deemed to include the “enforcement of a hypothecary recourse”.  The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only.  Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement.

Section 1.04Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof  (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such  change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and the Borrower Representative, the Administrative Agent and the Lenders agree to negotiate in good faith with respect to any proposed amendment to eliminate or adjust for the effect of any such change.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (iii) without giving effect to any change in GAAP occurring after the Effective Date as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the Effective Date.

Section 1.05Pro Forma Adjustments for Acquisitions and Dispositions.  To the extent any Borrower or any Subsidiary makes any Acquisition permitted pursuant to Section 6.04 or disposition of assets outside the ordinary course of business permitted by Section 6.05 during the period of four (4) fiscal quarters of the Borrowers most recently ended, each of the Secured Leverage Ratio, and the Fixed Charge Coverage Ratio, if required to be calculated herein, shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Acquisition or disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer of the Company), as if such Acquisition or such disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four-quarter period.

Section 1.06Status of Obligations.  In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.  Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

Section 1.07Exchange Rates; Currency Equivalents.

(a)Without limiting the other terms of this Agreement, the calculations and determinations under this Agreement of any amount in any currency other than U.S. Dollars shall be deemed to refer to the Dollar Amount thereof, as the case may be, and all Borrowing Base Certificates delivered under this Agreement shall express such calculations or determinations in U.S. Dollars or the Dollar Amount thereof, as the case may be.  ~~Each requisite currency translation shall be based on the Spot Rate.~~

(b)For purposes of this Agreement and the other Loan Documents, the Dollar Amount of the Canadian Borrowing Base and of any Borrowings, Loans, Letters of Credit and other Obligations shall be determined in accordance with the terms of this Agreement in respect of the most recent Revaluation Date.  Such Dollar Amount shall become effective as of such Revaluation Date for the Canadian Borrowing Base and for such Borrowings, Loans, Letters of Credit and other Obligations and shall be the Dollar Amount employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for the Canadian Borrowing Base and for such Borrowings, Loans, Letters of Credit and other Obligations.

Section 1.08Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform.  Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability.  The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.09Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Article II

THE CREDITS

Section 2.01Commitments.  Subject to the terms and conditions set forth herein,

(a)each U.S. Lender severally agrees, from time to time during the Availability Period, to make Revolving Loans to the U.S. Borrowers in an aggregate principal amount that will not result in:

(i)such U.S. Lender’s U.S. Revolving Exposure exceeding such U.S. Lender’s Commitment;

(ii)U.S. Availability being less than zero;

(iii)Aggregate Availability being less than zero; or

(iv)the Aggregate Credit Exposure denominated in currencies other than U.S. Dollars exceeding the Foreign Currency Sublimit;

(b)each Canadian Lender severally agrees, from time to time during the Availability Period, to make Revolving Loans to the Canadian Borrowers in an aggregate principal amount that will not result in:

(i)such Canadian Lender’s Canadian Revolving Exposure exceeding such Canadian Lender’s Commitment;

(ii)Canadian Availably being less than zero; or

(iii)Aggregate Availability being less than zero;

subject, in each case, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.04 and Section 2.05.  The limitations on Borrowings referred to in clause (a) of this Section 2.01 are referred to collectively as the “U.S. Revolving Exposure Limitations” and the limitations on Borrowings referred to in clause (b) of this Section 2.01 are referred to collectively as the “Canadian Revolving Exposure Limitations”.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

Section 2.02Loans and Borrowings.  (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the applicable Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04 and Section 2.05.

(a)Subject to the Foreign Currency Sublimit, all Borrowings made to the U.S. Borrowers shall be denominated in U.S. Dollars, Sterling, Euros, Canadian Dollars or other ~~Designated~~Agreed Currencies. All Borrowings made to the Canadian Borrowers shall be denominated in U.S. Dollars or Canadian Dollars.  Subject to Section 2.14, (i) each Borrowing that is denominated in U.S. Dollars shall be comprised entirely of ABR Loans ~~or LIBOR~~, Term Benchmark Loans or RFR Loans, as the Borrower Representative may request in accordance herewith, (ii) each Borrowing denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans (if made to a Canadian Borrower) or CDOR Loans (if made to any Borrower), as the Borrower Representative may request in accordance herewith, (iii) each Borrowing denominated in any other Alternative Currency shall be comprised entirely of ~~LIBOR~~Term Benchmark Loans, (iv) ~~each Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans and (v)~~ each Borrowing denominated in Sterling shall be comprised entirely of ~~SONIA Rate~~RFR Loans~~.  Any Borrowings made on the Effective Date must be made as ABR Borrowings or Canadian Prime Rate Borrowings, but may be converted into LIBOR Borrowings or CDOR Borrowings in accordance with Section 2.08.  All Existing Loans outstanding on the Effective Date which are LIBOR Loans shall be permitted to continue as LIBOR Loans for the duration of such LIBOR Loans’ respective Interest Periods~~ and (v) each Borrowing denominated in any other Agreed Currency, entirely of Term Benchmark Loans or RFR Loans, as applicable, in each case of the same Agreed Currency. Each Swingline Loan (i) provided to a U.S. Borrower shall be denominated in U.S. Dollars and shall be an ABR Loan and (ii) provided to a Canadian Borrower shall be denominated in Canadian Dollars (and shall be a Canadian Prime Rate Loan) or U.S. Dollars (and shall be an ABR Loan).  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate or branch, the provisions of Section 2.14, Section 2.15, Section 2.16 and Section 2.17 shall apply to such Affiliate or branch to the same extent as to such Lender); provided, however, (i) the exercise of such option shall be recorded in the Register in accordance with Section 9.04(b)(iv) and such Affiliate or branch shall have provided the tax forms required by Section 2.17(f) to the Administrative Agent, and (ii) any that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(b)At the commencement of each Interest Period for any ~~LIBOR~~Term Benchmark Borrowing~~,~~ or CDOR ~~Borrowing or EURIBOR~~ Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of 1,000,000 U.S. Dollars, Sterling, Euros, Canadian Dollars or other ~~Designated~~Agreed Currency, as applicable and not less than 1,000,000 U.S. Dollars, Sterling, Euros, Canadian Dollars or other ~~Designated~~Agreed Currency, as applicable.  At the time that each ABR Borrowing or Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 or Cdn$500,000, as applicable and not less than $1,000,000 or Cdn$1,000,000, as applicable; provided that an ABR Borrowing or Canadian Prime Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 or Cdn$500,000, as applicable, and not less than $1,000,000 or Cdn$1,000,000, as applicable.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be, collectively, more than a total of 10 ~~LIBOR,~~Term Benchmark and CDOR ~~and EURIBOR~~ Borrowings outstanding.

(c)Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03Requests for Borrowings.  To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand, facsimile or emailed in pdf format) in a form approved by the Administrative Agent and signed by the Borrower Representative or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, not later than (a) in the case of a CDOR Borrowing, 11:00 a.m., Local Time, four (4) Business Days before the date of the proposed Borrowing, (b) in the case of a ~~LIBOR Borrowing, EURIBOR~~Term Benchmark Borrowing or ~~SONIA~~RFR Borrowing denominated in Sterling, 11:00 a.m., Local Time, three (3) Business Days before the date of the proposed Borrowing, (c) in the case of an RFR Borrowing denominated in any currency other than Sterling, 11:00 a.m. Local Time, five (5) Business Days before the date of the proposed Borrowing or (~~c)~~d) in the case of an ABR Borrowing or Canadian Prime

Rate Borrowing (other than a Swingline Borrowing), noon, Local Time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing or Canadian Prime Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York time, on the date of such proposed Borrowing.  Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower Representative.  Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)the name of the applicable Borrower(s);

(ii)the currency and aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii)the date of such Borrowing, which shall be a Business Day;

(iv)the Type of such Borrowing; and

(v)in the case of a ~~LIBOR~~Term Benchmark Borrowing~~,~~ or CDOR ~~Borrowing or EURIBOR~~ Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

Any Borrowing Request that shall fail to specify any of the information required by the preceding provisions of this paragraph may be rejected by the Administrative Agent if such failure is not corrected promptly after the Administrative Agent shall give written or telephonic notice thereof to the Borrower Representative and, if so rejected, will be of no force or effect.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04Protective Advances.  (a)  Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that (i) the aggregate principal amount of outstanding Protective Advances shall not, at any time, exceed (x) 5% of the Aggregate Commitments then in effect or (y) when aggregated with the aggregate outstanding principal amount of Overadvances, 10% of the Aggregate Commitments then in effect; provided further that no Protective Advance shall be made if after giving effect thereto, any Lender’s Revolving Exposure shall exceed such Lender’s Commitment.  Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied.  The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder.  All Protective Advances to the U.S. Borrowers shall be ABR Borrowings and all Protective Advances to the Canadian Borrowers shall be Canadian Prime Rate Borrowings if made in Canadian Dollars and ABR Borrowings if made in U.S. Dollars.  The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.  At any time that there is sufficient U.S. Availability or Canadian Availability, as applicable, and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the applicable Revolving Lenders to make a Revolving Loan to repay a Protective Advance.  At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(a)Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage.  From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

Section 2.05Swingline Loans and Overadvances.

(a)The Administrative Agent, the Swingline Lender and the Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests (i) on behalf of a U.S. Borrower, an ABR Borrowing in U.S. Dollars or (ii) on behalf of a Canadian Borrower, a Canadian Prime Rate Loan in Canadian Dollars, the Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Lenders and in the amount requested, same day funds to the applicable Borrowers, on the date of the applicable Borrowing to the applicable Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d).  Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans and Canadian Prime Rate Loans funded by the Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account.  In addition, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender may, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 2:00 p.m., New York time, on each Business Day, make available to the Borrowers by means of a credit to the Funding Account(s), the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that Business Day; provided that, if on any Business Day there is insufficient borrowing capacity to permit the Swingline Lender to make available to the Borrowers a Swingline Loan in the amount necessary to pay all items to be so drawn on any such Controlled Disbursement Account on such Business Day, then the Borrower Representative shall be deemed to have requested an ABR Borrowing in U.S. Dollars or a Canadian Prime Rate Loan in Canadian Dollars, as applicable, pursuant to Section 2.03 in the amount of such deficiency to be made on such Business Day.  The aggregate amount of Swingline Loans outstanding at any time shall not exceed $25,000,000; provided that, the aggregate amount of such Swingline Loans outstanding provided at any time to any Canadian Borrower shall not exceed $4,000,000.  The Swingline Lender shall not make any Swingline Loan if, after giving effect thereto, the Borrowers would not be in compliance with the Revolving Exposure Limitations.  All Swingline Loans shall be ABR Borrowings in the case of U.S. Borrowers or Canadian Prime Rate Borrowings in the case of Canadian Borrowers

(b)Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), on behalf of the Lenders, (x) make Revolving Loans to the Borrowers, in amounts that exceed U.S. Availability or Canadian Availability, as applicable (any such excess Revolving Loans are herein referred to collectively as “Overadvances”) or (y) deem the amount of Revolving Loans outstanding to the Borrowers that are in excess of U.S. Availability or Canadian Availability, as applicable, to be Overadvances; provided that, no Overadvance shall result in a Default due to Borrowers’ failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance; provided, further that the aggregate amount of outstanding Overadvances shall not, at any time, exceed (x) 5% of the Aggregate Commitments then in effect or (y) when aggregated with the aggregate outstanding amount of Protective Advances then outstanding, 10% of the Aggregate Commitments then in effect; provided further that no Overadvance shall be made if after giving effect thereto, any Lender’s Revolving Exposure shall exceed such Lender’s Commitment.  Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied.  All Overadvances shall constitute ABR Borrowings in the case of U.S. Borrowers and the Canadian Borrowers (if made in U.S. Dollars) or Canadian Prime Rate Borrowings (if made in Canadian Dollars) in the case of Canadian Borrowers.  The making of an Overadvance on any one occasion shall not obligate the Administrative Agent to make any Overadvance on any other occasion. The applicable Borrowers shall be required to repay each Overadvance no later than the 30th day after the date of the making thereof.  The Administrative Agent’s authorization to make Overadvances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(c)Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each applicable Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Commitment.  The Swingline Lender or the Administrative Agent may, at any time, require such Lenders to fund their participations.  From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan or Overadvance.

(d)The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the applicable Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying such Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 1:00 p.m. New York time on the date of such requested Settlement (the “Settlement Date”).  Each such Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan (in the same currency such Loan was made) with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m., New York time, on such Settlement Date.  Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied.  Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Lenders, respectively.  If any such amount is not transferred to the Administrative Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such  Lender on demand such amount, together with interest thereon, as specified in Section 2.07.

Section 2.06Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit denominated in U.S. Dollars or an LC Designated Currency for its own account or for the account of another U.S. Borrower as the applicant thereof for the support of its or any Subsidiary’s obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that, for the avoidance of doubt, notwithstanding that the Urban UK L/C has been issued for the account of a Subsidiary of the Company, the U.S. Borrowers hereby acknowledge and agree that the U.S. Borrowers shall be deemed to have requested that Wells Fargo, as an Issuing Bank hereunder, issue the Urban UK L/C, and the U.S. Borrowers are and shall be obligated for all reimbursement obligations under the Urban UK L/C, including, without limitation, as if an application for such Urban UK L/C shall have been executed by the Company.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the U.S. Borrowers to, or entered into by the U.S. Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Each U.S. Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, such U.S. Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (such U.S. Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit).  Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(a)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank and the Administrative Agent) to the Issuing Bank and the Administrative Agent (reasonably in advance of, but in any event no less than three (3) Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (if applicable) (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower Representative also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the U.S. Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $~~35,000,000~~40,000,000, (ii) the aggregate Standby LC Exposure shall not exceed $~~35,000,000~~40,000,000, (iii) the aggregate Commercial LC Exposure shall not exceed $5,000,000, (iv) the LC Exposure of any Issuing Bank shall not exceed such Issuing Bank’s LC Individual Sublimit, and (v) the Borrowers will be in compliance with the Revolving Exposure Limitations.

(b)Expiration Date.  Each Letter of Credit (other than the Urban UK L/C) shall expire (or be subject to termination or non-renewal by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date (or such later date as to which the Administrative Agent may agree) unless in the case of this subclause (ii) such Letter of Credit is Cash Collateralized on or prior to the date of issuance thereof.  Any Letter of Credit may provide by its terms that it may be automatically extended for additional successive one year periods on terms reasonably acceptable to the applicable Issuing Bank.  Any Letter of Credit providing for automatic extension shall be extended upon the then current expiration date without any further action by any Person unless the applicable Issuing Bank shall have given notice to the applicable beneficiary (with a copy to the Borrower Representative) of the election by such Issuing Bank not to extend such Letter of Credit, such notice to be given not fewer than 30 days prior to the then current expiration date of such Letter of Credit; provided that no Letter of Credit may be extended automatically or otherwise beyond the date that is five (5) Business Days prior to the Maturity Date unless such Letter of Credit is Cash Collateralized on or prior to the date of such extension.  Notwithstanding the foregoing, for the avoidance of doubt, the Urban UK L/C shall not be required to comply with the foregoing requirements.

(c)Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement (in the same currency as such LC Disbursement) made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the U.S. Borrowers for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(d)Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the U.S. Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (in the same currency as such LC Disbursement) (i) not later than 1:00 p.m., New York time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 10:00 a.m., New York time, on such date, or, (ii) if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 12:00 noon, New York time, on (A) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 10:00 a.m., New York time, on the day of receipt, or (B) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.05 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the U.S. Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan.  If the U.S. Borrowers fail to make such payment when due, such amount, if denominated in Canadian Dollars or other ~~Designated~~Agreed Currencies, shall be converted to U.S. Dollars and shall bear interest at the Alternate Base Rate and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the U.S. Borrowers in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the U.S. Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the U.S. Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(e)Obligations Absolute.  The U.S. Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the U.S. Borrowers’ obligations hereunder.  None of the Administrative Agent, the Lenders, any Issuing Bank or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the U.S. Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the U.S. Borrowers to the extent permitted by applicable law) suffered by any U.S. Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f)Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Each Issuing Bank shall promptly notify the Administrative Agent and the applicable U.S. Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the U.S. Borrowers of their obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(g)Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the U.S. Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the U.S. Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans and such interest shall be payable on the date when such reimbursement is due; provided that, if the U.S. Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(h) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(h)Replacement of an Issuing Bank.

(i)Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the U.S. Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii)The Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower Representative and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i) above.

(i)Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the U.S.  Borrowers shall Cash Collateralize all Letters of Credit; provided that the obligation to Cash Collateralize all Letters of Credit shall become effective immediately, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any U.S. Borrower described in clause (h) or (i) of Article VII.  For the purposes of this Agreement, “Cash Collateralize” shall mean, (x) with respect to any

Letter of Credit other than the Urban UK L/C, the deposit in U.S. Dollars in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to (i) 103% of the amount of the LC Exposure in respect of such Letter of Credit issued and outstanding on such date plus accrued and unpaid interest thereon, plus (ii) 115% of the amount of the LC Exposure in respect of Letters of Credit issued and outstanding in any LC Designated Currency on such date, plus accrued and unpaid interest thereon, and (y) with respect to the Urban UK L/C, the deposit in Sterling in an account with Wells Fargo, in the name of Wells Fargo and for the benefit of the Lenders (the “Urban UK L/C Collateral Account”), an amount in cash equal to 115% of the amount of the LC Exposure in respect of such Urban UK L/C outstanding on such date, and such additional amounts as may be required by Wells Fargo from time to time thereafter, plus accrued and unpaid interest thereon.  Such deposit in the LC Collateral Account shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations.  Such deposit in the Urban UK L/C Collateral Account shall be held by Wells Fargo as collateral for the payment and performance of the Urban UK L/C and all other Secured Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the U.S. Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto.  Wells Fargo shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Urban UK L/C Collateral Account and the U.S. Borrowers hereby grant Wells Fargo and the other Secured Parties a security interest in and charge over the Urban UK L/C Collateral Account and all money or other assets on deposit therein or credited thereto.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the U.S. Borrowers’ risk and expense, such deposits in the LC Collateral Account shall not bear interest.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Wells Fargo and at the U.S. Borrowers’ risk and expense, such deposits in the Urban UK L/C Collateral Account shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account or the Urban UK L/C Collateral Account, as applicable.  Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the U.S. Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other Secured Obligations.  Moneys in the Urban UK L/C Collateral Account shall be applied by Wells Fargo first to reimburse Wells Fargo, as Issuing Bank, for LC Disbursements with respect to the Urban UK L/C for which it has not been reimbursed, and, to the extent of any excess following such reimbursement in full, shall be applied as set forth in the immediately preceding sentence.  If the U.S. Borrowers are required to Cash Collateralize Letters of Credit solely as a result of the occurrence of an Event of Default, the cash collateral (to the extent not applied as aforesaid) shall be returned to the U.S. Borrowers within three (3) Business Days after all such Events of Default have been waived as confirmed in writing by the Administrative Agent.  Not later than concurrently with payoff or refinancing of the Obligations arising under the Loan Documents (other than in respect of the Urban UK L/C), Wells Fargo and the U.S. Borrowers shall take such actions and execute such agreements as the Administrative Agent shall reasonably request in order to release the Lenders (other than Wells Fargo) and the Administrative Agent from any liability or continuing obligations in respect of the Urban UK L/C.

(j)Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which any U.S. Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(k)LC Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(l)Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the U.S. Borrowers shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit.  Each U.S. Borrower hereby acknowledges that the issuance of Letters of Credit requested by such U.S. Borrower for the account of Subsidiaries inures to the benefit of such U.S.  Borrower, and that such U.S. Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m)Existing Letters of Credit.  Each Existing Letter of Credit shall be deemed to be a Letter of Credit issued for the account of the U.S. Borrowers on the Effective Date for all purposes hereof  and of the other Loan Documents (whether or not a U.S. Borrower was the applicant with respect thereto or otherwise responsible for reimbursement obligations with respect thereto prior to the Effective Date), and no issuance or similar fees (as distinguished from ongoing participation or fronting fees) will be required in connection with the deemed issuance of the Existing Letters of Credit on the Effective Date.

Section 2.07Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 1:00 pm, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 5.05.  The Administrative Agent will make such Loans available to the applicable Borrower Representative by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the applicable Funding Account; provided that ABR Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.

(a)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the rate reasonably determined by the

Administrative Agent to be the cost to it of funding such amount or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans or, in the case of Canadian Borrowers, Canadian Prime Rate Borrowings (if made in Canadian Dollars). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08Interest Elections.  (a)  Each Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a ~~LIBOR~~Term Benchmark Borrowing~~,~~ or CDOR ~~Borrowing or EURIBOR~~ Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a ~~LIBOR~~Term Benchmark Borrowing~~,~~ or CDOR ~~Borrowing or EURIBOR~~ Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(a)To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election in writing or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower Representative.  Notwithstanding any other provision of this Section, a Borrower shall not be permitted to change the currency of any Borrowing.

(b)Each Interest Election Request (including requests submitted through Electronic System) shall specify the following information in compliance with Section 2.02:

(i)the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)the Type of Borrowing; and

(iv)if the resulting Borrowing is a ~~LIBOR~~Term Benchmark Borrowing~~,~~ or CDOR ~~Borrowing or EURIBOR~~ Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a ~~LIBOR~~Term Benchmark Borrowing~~,~~ or CDOR ~~Borrowing or EURIBOR~~ Borrowing, but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(c)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a ~~LIBOR~~Term Benchmark Borrowing~~,~~ or CDOR ~~Borrowing or EURIBOR~~ Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) with respect to Borrowings by a U.S. Borrower (A) in the case of a ~~LIBOR~~Term Benchmark Borrowing denominated in U.S. Dollars, such Borrowing shall be converted to an ABR Borrowing and (B) in the case of any other ~~LIBOR~~Term Benchmark Borrowing~~,~~ or CDOR ~~Borrowing or a EURIBOR~~ Borrowing, such Borrowing shall become due and payable on the last day of such Interest Period, and (ii) with respect to Borrowings by a Canadian Borrower, such Borrowing shall be converted to a Canadian Prime Rate Borrowing in the case of a CDOR Borrowing or an ABR Borrowing in the case of a ~~LIBOR~~Term Benchmark Borrowing, as applicable.

(e)Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative (provided that no such notice shall be required in the case of an Event of Default under clause (h) or (i) of Article VII), then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in U.S. Dollars may be converted to or continued as a ~~LIBOR~~Term Benchmark Borrowing and no outstanding Borrowing denominated in Canadian Dollars may be converted to or continued as a CDOR Borrowing, and (ii) unless repaid (A) each ~~LIBOR~~Term Benchmark Borrowing and each RFR Borrowing, in each case, denominated in U.S. Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (B) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in an Alternative Currency, shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall either be (x) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period, as applicable, therefor or (y) prepaid at the end of the applicable Interest Period, as applicable, in full, and (~~B)~~C) each CDOR Borrowing to a Canadian Borrower shall be converted to a Canadian Prime Rate Borrowing at the end of the Interest Period applicable thereto and each CDOR Borrowing to a U.S. Borrower shall be repaid at the end of the Interest Period applicable thereto.

Section 2.09Termination and Reduction of Commitments; Increase in Commitments.  (a)  Unless previously terminated the Commitments shall terminate on the Maturity Date.

(a)The applicable Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any LC Exposure, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the Cash Collateralization (or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank) of all outstanding Letters of Credit), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations, together with accrued and unpaid interest thereon.

(b)The Borrowers may from time to time reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Borrowers would not be in compliance with the Revolving Exposure Limitations.

(c)The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three (3) Business

Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d)The Borrowers shall have the right to increase the Commitments by obtaining additional Commitments, either from one or more of the Lenders or another lending institution; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the aggregate amount of all additional Commitments obtained under this clause (e) shall not exceed $150,000,000, (iii) the Administrative Agent and the Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (v) the procedure described in Section 2.09(f) has been satisfied, (vi) the terms and provisions of all additional Commitments and loans made thereunder shall be identical (including yield and maturity date) to the then existing Commitments and Revolving Loans, respectively, and (vii) no increase of the Canadian Sublimit is permitted.  Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(e)Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and each Lender being added or increasing its Commitment, subject only to the approval of the Required Lenders if any such increase or addition would cause the Commitments to exceed $500,000,000.  As a condition precedent to such an increase or addition, the Borrowers shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (except that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects) and (2) no Default or Event of Default exists, and (ii) legal opinions and documents consistent with those delivered on the Effective Date, to the extent reasonably requested by the Administrative Agent.

(f)On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each ~~LIBOR~~Term Benchmark Loan~~,~~ and CDOR ~~Loan and EURIBOR~~ Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.  Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.

Section 2.10Repayment and Amortization of Loans; Evidence of Debt.  (a)  The U.S. Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each U.S. Lender the then unpaid principal amount of each Revolving Loan made to the U.S. Borrowers on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance made to the U.S. Borrowers on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance made to the U.S. Borrowers on the earlier of the Maturity Date and the 30th day after such Overadvance is made.  The Canadian Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Canadian Lender the then unpaid principal amount of each Revolving Loan made to the Canadian Borrowers on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance made to the Canadian Borrowers on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance made to the Canadian Borrowers on the earlier of the Maturity Date and the 30th day after such Overadvance is made.

(a)On each Business Day during any Dominion Period, the Administrative Agent shall apply all funds credited to a Concentration Account of the Borrowers on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), first, to prepay any Protective Advances and Overadvance that may be outstanding, second, to prepay the Revolving Loans and Swingline Loans, third to Cash Collateralize outstanding LC Exposure, and fourth, as the Borrower Representative may direct.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11Prepayment of Loans.  (a)  The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.

(a)Except for Overadvances permitted under Section 2.05, in the event and on each occasion that the Borrowers are not in compliance with the Revolving Exposure Limitations (including following any Revaluation Date), the applicable Borrowers shall severally prepay the Revolving Loans and/or Swingline Loans (or, if no such Loans are outstanding, Cash Collateralize outstanding Letters of Credit) of such Borrower(s) in an aggregate amount that, after giving effect to such prepayments or Cash Collateralization the Borrowers shall be in compliance with the Revolving Exposure Limitations.

(b)During any Dominion Period or during any time when an Event of  Default shall have occurred and be continuing, subject to the Permitted Term Loan Intercreditor Agreement, if any, in the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party or any Restricted Subsidiary in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by any Loan Party or any Restricted Subsidiary, prepay the Obligations and cash collateralize the LC Exposure as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds;

provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower Representative shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties, and certifying that no Default has occurred and is continuing, then either (i) so long as full cash dominion is not in effect, no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate or (ii) if full cash dominion is in effect, then, if the Net Proceeds specified in such certificate are to be applied to acquire, replace or rebuild such assets by (A) the Borrowers, such Net Proceeds shall be applied by the Administrative Agent to reduce the outstanding principal balance of the Revolving Loans (without a permanent reduction of the Revolving Commitment) and upon such application, the Administrative Agent shall establish a Reserve against any Borrowing Base in an amount equal to the amount of such proceeds so applied and (B) any Loan Party that is not a Borrower, such Net Proceeds shall be deposited in a cash collateral account, and in the case of either (A) or (B), thereafter, such funds shall be made available to the applicable Loan Party as follows:

(1)the Borrower Representative shall request a Borrowing of Revolving Loans (specifying that the request is to use Net Proceeds pursuant to this Section) or the applicable Loan Party shall request a release from the cash collateral account be made in the amount needed;

(2)so long as the conditions set forth in Section 4.02 have been met, the Revolving Lenders shall make such Borrowing of Revolving Loans or the Administrative Agent shall release funds from the cash collateral account; and

(3)the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Borrowing of Revolving Loans;

provided that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 180 day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied; provided, further that the Borrowers shall not be permitted to make elections to use Net Proceeds to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) with respect to Net Proceeds in any fiscal year in an aggregate amount in excess of $25,000,000.

(c)Subject to the Permitted Term Loan Intercreditor Agreement, if any, all such amounts pursuant to Section 2.11(c) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitments and to cash collateralize outstanding LC Exposure.

(d)The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment hereunder not later than (i) 11:00 a.m., New York time, (A) in the case of prepayment of a ~~LIBOR~~Term Benchmark Borrowing, CDOR Borrowing, ~~EURIBOR Borrowing~~ or ~~SONIA~~RFR Borrowing denominated in Sterling, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Borrowing or Canadian Prime Rate Borrowing, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Borrowing of Revolving Loans, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing of Revolving Loans shall be in an amount that would be permitted in the case of an advance of a Borrowing of Revolving Loans of the same Type as provided in Section 2.02 and shall be the same currency as the Borrowing of Revolving Loans being repaid.  Each prepayment of a Borrowing of Revolving Loans shall be applied ratably to the Revolving Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments, if any, pursuant to Section 2.16.

Section 2.12Fees.

(a)The Borrowers agree to pay to the Administrative Agent for the ratable account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Commitments terminate.  Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed, (including the first day but excluding the last day).

(b)The U.S. Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, at a per annum rate equal to (A) with respect to Standby LC Exposure, the same Applicable Rate used to determine the interest rate applicable to ~~LIBOR~~Term Benchmark Loans on the average daily amount of such Lender’s Standby LC

Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), and (B) with respect to Commercial LC Exposure, 50% less than the Applicable Rate used to determine the interest rate applicable to ~~LIBOR~~Term Benchmark Loans on the average daily amount of such Lender’s Commercial LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), in each case during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum  on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first Business Day of each January, April, July and October following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d)All fees payable hereunder shall be paid on the dates due and shall be paid in U.S. Dollars, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Section 2.13Interest.

(a)The Loans comprising each ABR Borrowing or Canadian Prime Rate Borrowing (including each Swingline Loan denominated in U.S. Dollars or Canadian Dollars, as applicable) shall bear interest at the Alternate Base Rate or the Canadian Prime Rate, as applicable, plus the Applicable Rate.

(b)The ~~Revolving~~ Loans comprising each ~~LIBOR~~Term Benchmark Borrowing shall bear interest ~~at (i)~~, in the case of a ~~Borrowing denominated in U.S. Dollars,~~Term Benchmark Revolving Loan, at the Adjusted ~~LIBO~~Term SOFR Rate ~~and (ii) in~~or the ~~case of a Borrowing denominated in a currency other than U.S. Dollars and Sterling, the LIBO~~Adjusted EURIBOR Rate, ~~in each case~~as applicable, for the Interest Period in effect for such Borrowing~~,~~ plus the Applicable Rate.

(c)The Revolving Loans comprising each CDOR Borrowing shall bear interest at the CDOR Screen Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d)~~The Revolving Loans comprising each EURIBOR Borrowing shall bear interest at the EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate~~[Reserved].

(e)The Revolving Loans comprising each ~~SONIA Rate~~RFR Loan shall bear interest at the applicable Adjusted Daily Simple ~~SONIA~~RFR plus the Applicable Rate.

(f)Each Protective Advance and each Overadvance made to the U.S. Borrowers shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Loans plus 2%.  Each Protective Advance made to the Canadian Borrowers shall bear interest at (i) if it is in Canadian Dollars, the Canadian Prime Rate plus the Applicable Rate for Canadian Prime Rate Loans plus 2%; and (ii) if it is in U.S. Dollars, the Alternate Base Rate plus the Applicable Rate for ABR Loans plus 2%.

(g)Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative, declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder; provided, that (x) the default rate of interest set forth in this clause (f) shall apply automatically and without notice to the Borrower Representative upon the occurrence and during the continuance of any Event of Default under clauses (a), (h) or (i) of Article VII and (y) application of the default rate of interest pursuant to this clause (f) may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates.

(h)Accrued interest on each Loan (for ABR Loans and any Canadian Prime Rate Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any ~~LIBOR~~Term Benchmark Loan~~,~~ or CDOR ~~Loan or EURIBOR~~ Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(i)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate, the Canadian Prime Rate and the CDOR Screen Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and interest computed by reference to Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Adjusted ~~LIBO Rate, LIBO~~Term SOFR Rate, CDOR Screen Rate, Adjusted EURIBO Rate, EURIBO Rate, Canadian Prime Rate, Alternate Base Rate or Adjusted Daily Simple ~~SONIA~~RFR or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.  For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example).  The Canadian Loan Parties acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest.  Each of the Canadian Loan Parties confirms that they fully understand and are able to calculate the rate of interest applicable to the Canadian Secured Obligations based on the methodology for calculating per annum rates provided for in this Agreement.  Each of the Canadian Loan Parties hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement or any other Loan Document, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to the Canadian Loan Parties as required pursuant to Section 4 of the Interest Act (Canada).

(j)All interest hereunder shall be paid in the currency in which the Loan giving rise to such interest is denominated.

Section 2.14Alternate Rate of Interest; Illegality.

~~(a)If prior to the commencement of any Interest Period for a LIBOR Borrowing, a CDOR Borrowing or a EURIBOR Borrowing in any currency, or the commencement of a SONIA Borrowing:~~

~~(i)~~

(a)Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i)the Administrative Agent determines (which determination shall be conclusive ~~and binding~~ absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted ~~LIBO~~Term SOFR Rate, ~~LIBO~~the Term SOFR Rate, ~~CDOR~~the Adjusted EURIBOR Rate~~, EURIBO~~ or the EURIBOR Rate ~~or~~(including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple ~~SONIA~~RFR, ~~as the case may be, for such currency or in respect of a Loan in such currency for such Interest Period, if~~Daily Simple RFR or RFR for the applicable Agreed Currency; or

(ii)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted ~~LIBO Rate, LIBO Rate, CDOR Rate, EURIBO~~Term SOFR Rate or ~~Adjusted Daily Simple SONIA, as the case may be, for such currency or in respect of a~~the Adjusted EURIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such ~~currency~~Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, ~~if~~the applicable~~,~~ Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining ~~the~~their Loans (or its Loan) included in such Borrowing for ~~such Interest Period, if~~the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone, telecopy or electronic ~~communication as provided in Section 9.01~~mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist~~, (i~~ with respect to the relevant Benchmark and (y) the Borrower Representative delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, ~~an affected LIBOR~~a Term Benchmark Borrowing~~, CDOR~~ and any Borrowing Request that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be an Interest Election Request or a ~~EURIBOR~~ Borrowing Request, as ~~the case may be,~~applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be ~~ineffective, (ii) any affected LIBOR~~deemed to be a Borrowing Request, as applicable, for an ABR Borrowing and (B)

for Loans denominated in an Alternative Currency, any Interest Election Request that requests the conversion of any Revolving Borrowing to, ~~CDOR~~or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or ~~EURIBOR~~an RFR Borrowing ~~that is requested to be continued shall~~, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.  Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower Representative’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower Representative delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) ~~if~~for Loans denominated in ~~U.S.~~ Dollars, ~~be continued as~~(1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an ~~ABR~~RFR Borrowing ~~or~~denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) ~~otherwise, be repaid~~for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the ~~then current~~ Interest Period applicable ~~thereto and (iii) any Borrowing Request for an affected LIBOR Borrowing, CDOR Borrowing, EURIBOR~~to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower Representative’s election prior to such day: (A) be prepaid by the Borrowers on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower Representative’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

If prior to the commencement of any Interest Period for a CDOR Borrowing:

(i)the Administrative Agent determines (which determination shall be conclusive absent demonstrable error) that adequate and reasonable means do not exist for ascertaining the CDOR Screen Rate for such Interest Period; or

(ii)the Administrative Agent is advised by the Required Lenders that the CDOR Screen Rate for such Interest Period and for such currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) of such currency included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any applicable Revolving Borrowing to, or continuation of any applicable Revolving Borrowing as, a ~~SONIA~~CDOR Borrowing shall ~~(A) if denominated in U.S. Dollars, be deemed a~~be ineffective, (ii) any such request for ~~an ABR~~a continuation of any applicable CDOR Borrowing~~, (B) if denominated in~~ by a Canadian ~~Dollars,~~Borrower shall be deemed to be a request ~~for~~to convert such Borrowing to a Canadian Prime Rate Borrowing ~~or (C) otherwise,~~, and (iii) any such request for a continuation of any applicable CDOR Borrowing by a Borrower other than a Canadian Borrower shall be ineffective.

(b)~~If any Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any LIBOR Borrowing, CDOR Borrowing, EURIBOR Borrowing or SONIA Borrowing, or any Governmental Authority has imposed material restrictions on the Canadian interbank market or on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue any LIBOR Borrowing, CDOR Borrowing, EURIBOR Borrowing or SONIA Borrowing or to convert ABR Borrowings or Canadian Prime Rate Borrowings to LIBOR Borrowings, CDOR Borrowings or EURIBOR Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers will upon demand from such Lender (with a copy to the Administrative Agent), either (A) if denominated in U.S. Dollars, convert all LIBOR Borrowings and EURIBOR Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Borrowings or EURIBOR Borrowings to such day, or immediately, as regards CDOR Borrowings if such Lender may not lawfully continue to maintain such Loans, (B) if denominated in Canadian Dollars, convert all CDOR Borrowings of such Lender to, if to a Canadian Borrower, Canadian Prime Rate Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such CDOR Borrowings to such day, or immediately, if to a U.S. Borrower or if such Lender may not lawfully continue to maintain such Loans or (C) repay such LIBOR Borrowings, CDOR Borrowings, EURIBOR Borrowings or SONIA Borrowing of such Lender, either on the last day of the Interest Period therefor (or immediately in respect of SONIA Borrowings), if such Lender may lawfully continue to maintain such LIBOR Borrowings, CDOR Borrowings, EURIBOR Borrowings or SONIA Borrowing to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrowers will also pay accrued interest on the amount so prepaid or converted.~~Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative

Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

(c)~~If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Rate or SONIA has made a public statement that the administrator of the LIBO Rate or SONIA, as applicable, is insolvent (and there is no successor administrator that will continue publication of the LIBO Rate), (x) the administrator of the LIBO Rate or SONIA has made a public statement identifying a specific date after which the LIBO Rate or SONIA will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBOR Rate or SONIA), (y) the supervisor for the administrator of the LIBO Rate or SONIA has made a public statement identifying a specific date after which the LIBO Rate or SONIA will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Rate or SONIA, or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate or SONIA may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.  Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders of each Type of Loan stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.14(c), only to the extent the LIBO Rate for such Interest Period, or SONIA, as applicable, is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing or SONIA Borrowing, as applicable, shall be ineffective, and (y) if any Borrowing Request requests a LIBOR Borrowing or SONIA Borrowing, such Borrowing shall be made as an ABR Borrowing in U.S. Dollars; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.~~Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) any occurrence of a Benchmark Transition Event, (i) the implementation of any Benchmark Replacement, (i) the effectiveness of any Benchmark Replacement Conforming Changes, (i) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (i) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate or EURIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (A) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (i) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (A) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans or RFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrowers will be deemed to have converted any request for (1) a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.  Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower Representative’s election prior to such day: (A) be prepaid by the Borrowers on such day or (A) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower Representative’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

(g)Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a CDOR Borrowing of, conversion to or continuation of CDOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, in each case, failing that, the Borrowers will be deemed to have converted any request for a CDOR Borrowing denominated in Canadian Dollars into a request for a Borrowing of or conversion to Canadian Prime Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Canadian Prime Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Canadian Prime Rate. Furthermore, if any CDOR Loan in Canadian Dollars is outstanding on the date of the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the CDOR Screen Rate, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, a Canadian Prime Rate Loan denominated in Canadian Dollars on such day.

Section 2.15Increased Costs.  (a)  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted ~~LIBO~~Term SOFR Rate or Adjusted EURIBOR Rate, as applicable) or the Issuing Bank;

(ii)impose on any Lender or the Issuing Bank or the ~~London or Canadian~~applicable interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative accompanied by a certificate setting forth in reasonable detail any amount or amounts and upon such delivery of such items shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16Break Funding Payments.  ~~In~~

(a)With respect to Loans that are not RFR Loans, in the event of (~~a~~i) the payment of any principal of any ~~LIBOR Loan, CDOR~~Term Benchmark Loan or ~~EURIBOR~~CDOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or ~~as a result of any~~an optional or mandatory prepayment ~~pursuant to Section 2.11~~of Loans), (~~b~~ii) the conversion of any ~~LIBOR~~Term Benchmark Loan, ~~CDOR~~EUIBOR Loan or ~~EURIBOR~~CDOR Loan other than on the last day of the Interest Period applicable thereto, (~~c~~iii) the failure to borrow, convert, continue or prepay any ~~LIBOR~~Term Benchmark Loan~~,~~ or CDOR Loan ~~or EURIBOR Loan~~ on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under ~~Section 2.09(d~~

(b)Section 2.11(b) and is revoked in accordance therewith), ~~or~~ (~~d~~iv) the assignment of any ~~LIBOR Loan, CDOR Loan or EURIBOR~~Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or ~~Section 9.02(d), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (excluding~~(v) the failure by any Borrower to make any payment of any Loan or drawing under any ~~loss~~Letter of ~~margin or profit therefrom) attributable to such event.  Such~~Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost ~~or~~and expense attributable to such event.  A certificate of any Lender ~~shall be deemed to include an~~setting forth any amount ~~determined by~~or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the ~~excess, if any,~~Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(c)With respect to RFR Loans, in the event of (i) ~~with respect to a LIBOR Loan, CDOR Loan or EURIBOR Loan,~~ the ~~amount~~payment of ~~interest which would have accrued on the~~any principal ~~amount~~ of ~~such~~any RFR Loan ~~had such event not occurred, at the Adjusted LIBO Rate, the CDOR Rate or the EURIBO Rate, as the case may be, that would have been~~other than on the Interest Payment Date applicable ~~to such Loan~~thereto (~~but not~~ including ~~the Applicable Rate, margin or profit applicable thereto~~as a result of an Event of Default or an optional or mandatory prepayment of Loans), ~~for~~(ii) the ~~period from the date~~failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such ~~event to the last day of~~notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the ~~then current~~ Interest ~~Period therefor (or, in~~Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or (iv) the ~~case of a~~ failure by any Borrower to ~~borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London, European or Canadian interbank market.~~  make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  A certificate of any Lender setting forth ~~in reasonable detail~~ any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17Withholding of Taxes; Gross-Up.  (a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(a)Payment of Other Taxes by the Borrowers.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(b)Evidence of Payment.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(c)Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

A certificate setting forth in reasonable detail the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case under this Section 2.17(e), that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(e)Status of Lenders.  (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form); or

(4)to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN or W-8BEN-E, as applicable (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G‑2 or Exhibit G‑3, IRS Form W‑9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(f)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)Survival.  Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h)Defined Terms.  For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 2.18Payments Generally; Allocation of Proceeds; Sharing of Set-offs.  (a)  The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 3:00 p.m., New York time, on the date when due, in immediately available funds, without set‑off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Floor L2, Chicago, Illinois, or as otherwise directed by the Administrative Agent, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of principal or interest in respect of any Loan shall, except as otherwise expressly provided herein, be made in the currency of such Loan, all payments in respect of LC Disbursements shall, except as otherwise expressly provided herein, be made in the currency applicable to such Letter of Credit and all other payments hereunder and under each other Loan Document shall be made in U.S. Dollars.

(a)Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which prior to the occurrence of an Event of Default shall be applied as specified by the Borrowers) or (B) amounts to be applied from a Concentration Account during a Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent and the Issuing Banks from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to Cash Collateralize all outstanding Letters of Credit, eighth, ratably to the payment of any amounts owing with respect to Banking Services Obligations (other than Specified L/C Obligations) and Swap Agreement Obligations for which Banking Services/Swap Reserves have been established but only up to the amount of such Banking Services/Swap Reserves, ninth, to payment of any amounts owing with respect to Banking Services Obligations (other than Specified L/C Obligations) and Swap Agreement Obligations not paid pursuant to clause eighth above up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, tenth, to the payment of any other Secured Obligation (other than Specified L/C Obligations), and eleventh, to payment or cash collateralization of all Specified L/C Obligations, by deposit in U.S. Dollars in an account with the Administrative Agent for the benefit of the holders of the Specified L/C Obligations, up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22. Notwithstanding the foregoing amounts received from (i) any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party and (ii) any Canadian Loan Party shall not be applied to any Secured Obligation other than the Canadian Secured Obligations.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default (or a Default under any of clauses (a), (b), (h), (i) or (j) of Article VII) is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any ~~LIBOR~~Term Benchmark Loan or CDOR Loan, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans or Canadian Prime Rate Loans, respectively, of the same Type, and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.  Notwithstanding the foregoing, (x) any such application of proceeds from Collateral of the U.S. Loan Parties (which at the time of remittance to the Administrative Agent are either identified as such by the Loan Parties or known as such by the Administrative Agent) shall be applied to the Secured Obligations (other than the Canadian Secured Obligations) before being applied to any of the Canadian Secured Obligations and then to the Canadian Secured Obligations, and (y) any such application of proceeds from Collateral of the Canadian Loan Parties (which at the time of remittance to the Administrative Agent are either identified as such by the Loan Parties or known as such by the Administrative Agent) shall be applied solely to the Canadian Secured Obligations.

(b)At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reasonable and documented reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from the specific deposit account of the Borrower Representative maintained with the Administrative Agent and previously identified in writing to the Administrative Agent; provided that, in the case of any deemed request (other than a payment of principal, interest, LC Disbursements, and fees due under this Agreement), the Administrative Agent shall have provided the Borrower Representative prior written notice that such sums are due and payable, the amount thereof and the date payment is requested to be made; provided further that, proceeds of any Borrowings of the Canadian Borrowers and proceeds deducted from any Deposit Account of the Canadian Borrowers shall be used to pay only the Canadian Secured Obligations.  Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment referred to in the preceding sentence on or after the date such payment is due and payable and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, Section 2.04 or Section 2.05, as applicable, and (ii) the Administrative Agent to charge the specific deposit account of the Borrower Representative previously identified in writing to the Administrative Agent (other than, so long as no Dominion Period is in effect or no Event of Default shall have occurred or be continuing, any deposit account, including any Excluded Account) maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents; provided that, proceeds of any Borrowings of the Canadian Borrowers and proceeds deducted from any Deposit Account of the Canadian Loan Parties shall be used to pay only the Canadian Secured Obligations.

(c)If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder.  Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.

(f)The Administrative Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”).  The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience.  The Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations.  If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

Section 2.19Mitigation Obligations; Replacement of Lenders.

(a)If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(b)If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or Section 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if the assignee is not already a Lender or an Affiliate of a Lender, the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.20Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c)if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Commitment;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, then within one (1) Business Day following notice by the Administrative Agent (x) first, the Borrowers shall prepay such Swingline Exposure, and (y) second, the Borrowers shall Cash Collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such LC Exposure is outstanding;

(iii)if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such

Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized; and

(d)so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-in Action with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk  to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrowers, the Issuing Bank and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.21Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender.  The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the

Administrative Agent or any Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.21 shall survive the termination of this Agreement.

Section 2.22Banking Services and Swap Agreements.  Each Lender or Affiliate thereof providing Banking Services  for, or having Swap Agreements with, any Loan Party or any Subsidiary of a Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent).  In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations.  The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b).

Section 2.23Access Rights.  Each Loan Party shall provide the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, such access rights, after the occurrence and during the continuance of an Event of Default, to any parcel or item or other property of such Loan Party and each Subsidiary which is reasonably necessary to enable the Administrative Agent during normal business hours to: (i) in the event a Borrower manufactures inventory, convert Collateral consisting of raw materials and work-in-process into saleable finished goods and/or to transport such Collateral to a point where such conversion can occur (to the extent applicable), (ii) otherwise prepare Collateral for sale and/or to arrange or effect the sale of Collateral, all in accordance with the manner in which such matters are completed in the ordinary course of business (such Property, the “Collateral-Related Property”); provided however that, to the extent any such Collateral-Related Property consists of leasehold interests or other items or property which are not owned by a Loan Party, Loan Parties shall only be required herein to use commercially reasonable efforts to obtain such access rights. Subject to applicable law and/or the applicable Collateral Access Agreements, Administrative Agent and its agents, representatives and designees shall have an irrevocable, non-exclusive right to have access to, and a rent-free right to use, the relevant Collateral-Related Property of the Loan Parties for the purposes described above. The Administrative Agent shall take proper and reasonable care under the  circumstances of any Collateral-Related Property that is used by the Administrative Agent and repair and replace any damage (ordinary wear-and-tear excepted) caused by the Administrative Agent or its agents, representatives or designees and the Administrative Agent shall comply in all material respects with all applicable laws and applicable Collateral Access Agreements in connection with its use or occupancy or possession of the Collateral-Related Property. The Administrative Agent shall indemnify and hold harmless the Loan Parties for any injury or damage to Persons or property (ordinary wear-and-tear excepted) caused by the acts or omissions of Persons under its control; provided, however, that the Administrative Agent, the Lenders and the other Secured Parties will not be liable for any diminution in the value of Collateral-Related Property caused by the absence of the Collateral therefrom.  The Loan Parties shall not, and shall not permit any Subsidiary to, sell, remove or dispose of any of the Collateral-Related Property if such Collateral-Related Property is reasonably necessary to enable the Administrative Agent to convert, transport or arrange to sell the Collateral as described above, unless the Administrative Agent shall have approved satisfactory replacement arrangements in relation to the rights and remedies of the Lenders and the Administrative Agent in respect of Collateral affected by any proposed sale, removal or disposition as evidenced by the prior written confirmation thereof by the Administrative Agent delivered to the Borrower Representative.

Article III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

Section 3.01Organization; Powers.  Each Loan Party and each Restricted Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.

Section 3.02Authorization; Enforceability.  The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any Subsidiary, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, except to the extent such violation, default, or payment, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents.

Section 3.04Financial Condition; No Material Adverse Change.  (a)  The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended January 31, 2018, reported on by Deloitte & Touche, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended April 30, 2018, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year‑end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(a)No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since January 31, 2018.

Section 3.05Properties.  (a)  As of the Third Amendment Effective Date, Exhibit A of the applicable Security Agreements sets forth the address of each parcel of real property that is owned or leased by any Loan Party.  Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists, except to the extent the failure of the foregoing to be true could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  Each of the Loan Parties and each of its Restricted Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its material real and personal property, free of all Liens other than those permitted by Section 6.02.

(a)(i) Each Loan Party and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents, industrial designs and other intellectual property necessary to its business as currently conducted, and, except to the extent such infringement would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, the use thereof by each Loan Party and each Restricted Subsidiary does not infringe in any respect upon the rights of any other Person; and (ii) each Loan Party’s and each Restricted Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement (other than (A) restrictions relating to software licenses that may limit such Loan Party’s ability to transfer or assign any such agreement to a third party and (B) licensing agreements or similar agreements that do not materially impair the ability of the Administrative Agent or the Lenders to avail themselves of their rights of disposal and other rights granted under the Collateral Documents in respect of Inventory), provided that the Company shall have delivered to the Administrative Agent a copy of each such agreement, at least ten (10) Business Days in advance of the effectiveness thereof, that may impair such ability of the Administrative Agent or the Lenders.

Section 3.06Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, pending or threatened against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.

(a)Except for the Disclosed Matters and any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party or any Subsidiary has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has incurred any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) has knowledge of any Environmental Liability.

Section 3.07Compliance with Laws and Agreements; No Default.  Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Restricted Subsidiary is in compliance with (i) all Requirement of Law applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property.  No Event of Default has occurred and is continuing.

Section 3.08Investment Company Status.  No Loan Party or any Subsidiary is or is required to register as an “investment company” as such term is defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09Taxes.  Each Loan Party and each Subsidiary has timely filed or caused to be filed all federal, state, provincial, local and foreign income and franchise and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect.  No Tax liens have been filed and no claims are being asserted with respect to any such Taxes in an aggregate amount in excess of $5,000,000.

Section 3.10ERISA; Canadian Pension Plans.

(a)Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA and (iii) on the Third Amendment Effective Date, the present value of all accumulated benefit obligations under each Plan that is subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Accounting Standards Topic No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans that are subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Accounting Standards Topic No. 715) did not, as of the date or dates of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of all such underfunded Plans.

(b)Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, with respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is not less than 80% of the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

(c)Schedule 3.10 lists as of the Third Amendment Effective Date all Canadian Benefit Plans currently maintained or contributed to by the Loan Parties and their Subsidiaries.  As of the Third Amendment Effective Date, there are no Canadian Pension Plans.  Each hereafter adopted Canadian Pension Plans shall be duly registered under the ITA and all other applicable laws which require registration.  Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Loan Party and each of their Subsidiaries has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans, if any, and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), (ii) all employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan, if any, or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws, (iii) there have been no improper withdrawals or applications of the assets of the Canadian Pension Plans, if any, or the Canadian Benefit Plans, and (iv) no facts or circumstances have occurred or existed that have resulted, or could be reasonably anticipated to result, in the declaration of a termination of any Canadian Pension Plan, if any, by any Governmental Authority under applicable laws except where such facts or circumstances could not be reasonably expected to have a Material Adverse Effect.  No promises of benefit improvements under the Canadian Pension Plans, if any, or the Canadian Benefit Plans have been made except where such improvement could not be reasonably expected to have a Material Adverse Effect.  There are no outstanding disputes concerning the assets of the Canadian Pension Plans, if any, or the Canadian Benefit Plans which could be reasonably expected to have a Material Adverse Effect.  No Loan Party maintains or contributes to or is liable under, or has in the past maintained or contributed to or been liable under, any Canadian Defined Benefit Plans.

Section 3.11Disclosure.

(a)The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  All reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) other than projections, other forward-looking information and information of a general economic or industry specific nature, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date (it being understood that the projections are subject to inherent uncertainties and contingencies, which may be outside the control of any Loan Party and that no assurances can be given that such projected financial information will be realized).

(b)As of the ~~Closing~~Effective Date, the information included in any Lender’s Beneficial Ownership Certification is true and correct in all respects.

Section 3.12Reserved.

Section 3.13Solvency.  (a)  Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (iv) the Company and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date; and (v) no Canadian Loan Party shall be an “insolvent person” as such term is defined in the BIA.

(a)No Loan Party intends to, nor will permit any Subsidiary to, and no Loan Party believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 3.14Insurance.  Exhibit E of the Security Agreement sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Restricted Subsidiaries as of the Third Amendment Effective Date.  As of the Third Amendment Effective Date, all premiums in respect of such insurance have been paid.  Each Borrower maintains, and has caused each Restricted Subsidiary to maintain, with insurance companies with an AM Best rating of A- or better, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 3.15Capitalization and Subsidiaries.  Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Subsidiaries, (b) a true and complete listing of each class of authorized Equity Interests owned by the Company or any Subsidiary in each Subsidiary, all of which issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, (c) the type of entity of the Company and each of its Subsidiaries and (d) whether any such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary.  All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non‑assessable.  As of the Third Amendment Effective Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of any Subsidiary of the Company.

Section 3.16Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral granted by the Loan Parties in favor of the Administrative Agent (for the benefit of the Secured Parties), securing the Secured Obligations and, constitute perfected and continuing Liens on the Collateral (to the extent such Liens can be perfected by possession, by filing a UCC or PPSA financing statement or equivalent under each applicable jurisdiction, or by a control agreement), securing the applicable Secured Obligations, enforceable against the applicable Loan Party, and having priority over all other Liens on the Collateral except in the case of (x) Liens permitted by Section 6.02, to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or an agreement permitted hereunder, (y) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral and (z) Liens perfected only by control, filing or recording to the extent that the Administrative Agent has not obtained control or has not recorded such Lien.

Section 3.17Employment Matters.  Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) there are no strikes, lockouts, slowdowns or any other labor disputes against the Company or any Restricted Subsidiary pending or, to the knowledge of the Company, threatened, (ii) the hours worked by and payments made to employees of the Company and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938 or any other applicable federal, state, provincial, municipal, local or foreign law dealing with such matters and (iii) all payments due from the Company or any Restricted Subsidiary, or for which any claim may be made against the Company or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary to the extent required under GAAP.  The consummation of the Transactions does not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Restricted Subsidiary is bound.

Section 3.18Federal Reserve Regulations.  No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 3.19Reserved.

Section 3.20No Burdensome Restrictions.  No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.

Section 3.21Anti-Corruption Laws; Sanctions; Etc.  The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by each Loan Party, its

Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws. applicable Sanctions, and anti-money laundering rules and regulations, and each Loan Party, its Subsidiaries and their respective officers and directors and, to the knowledge of the Company, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Company, any Subsidiary or any of their respective officers, or (b) to the knowledge of any such Loan Party or Subsidiary, any of their respective directors, employees or agents of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws, applicable Sanctions, or anti-money laundering rules and regulations.

Section 3.22Common Enterprise.  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

Section 3.23Credit Card Agreements.  Schedule 3.23 (as updated from time to time as permitted by Section 5.17) sets forth a list of all Credit Card Agreements to which any Loan Party is a party.  A true and complete copy of each Credit Card Agreement listed on Schedule 3.23 has been delivered to the Administrative Agent, together with all material amendments, waivers and other modifications thereto; provided that the Loan Parties shall deliver any such amendment, waiver or other modification to the Administrative Agent within thirty days after the effectiveness of such amendment, waiver or other modification (or as such time may be extended in writing in the Administrative Agent’s sole discretion).  All such Credit Card Agreements are in full force and effect, currently binding upon each Loan Party that is a party thereto and, to the knowledge of the Loan Parties, binding upon other parties thereto in accordance with their terms.  The Loan Parties are in compliance in all material respects with each such Credit Card Agreement.

Section 3.24EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

Article IV

CONDITIONS

Section 4.01Effective Date.  The Existing Credit Agreement shall be amended and restated in full as set forth herein effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)Credit Agreement and Other Loan Documents.  The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document and (iii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to each such requesting Lender, all in form and substance satisfactory to the Administrative Agent and its counsel.

(b)Opinions.  The Administrative Agent shall have received a written opinion of (i) Drinker Biddle & Reath LLP, counsel to the Loan Parties’ (together with, where not covered by such opinion, opinions of local counsel where each Loan Party is organized), and (ii) Dentons Canada LLP, counsel to the Canadian Loan Parties together with, where not covered by such opinion, opinions of local counsel where each Canadian Loan Party is organized, has its chief executive office or registered office or maintains any Collateral), in each case addressed to the Administrative Agent, the Issuing Bank and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c)Financial Statements and Projections.  The Lenders shall have received (i) audited consolidated financial statements of the Company for the fiscal year ended January 31, 2018, (ii) unaudited interim consolidated financial statements of each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Company and its Subsidiaries, as reflected in the audited consolidated financial statements described in clause (i) of this paragraph, and (iii) the Company’s most recent projected income statement, balance sheet and cash flows through the end of the Company’s fiscal year ending January 2021.

(d)Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Responsible Officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Company, its Financial Officer, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by‑laws or operating, management or partnership agreement, or other organizational or governing documents and (ii) a good standing certificate for (A) each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party and (B) URBN Canada from the jurisdiction(s) that its registered office and chief executive office is located, in each case, from the appropriate governmental officer in such jurisdiction.

(e)Collateral and Guaranty Requirement.  Subject to Section 5.18, the Collateral and Guaranty Requirement shall have been satisfied with respect to all Designated Subsidiaries as of the Effective Date.

(f)No Default Certificate.  The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Borrower Representative, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date (or if qualified by “materiality” and “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) and (iii) certifying as to any other factual matters as may be reasonably requested by the Administrative Agent.

(g)Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.

(h)Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where the Loan Parties are organized and where a material portion of the assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or to be discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(i)[Reserved].

(j)Funding Account.  The Administrative Agent shall have received a notice setting forth the Funding Accounts to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(k)Customer List.  The Administrative Agent shall have received a true and complete customer list for each Borrower and its Subsidiaries with respect to each Eligible Trade Account, which list shall state the customer’s name, mailing address and phone number (or, in the alternative, email address) and shall be certified as true and correct by a Financial Officer of the Borrower Representative.

(l)Control Agreements.  Subject to Section 5.18, the Administrative Agent shall have received each Control Agreement required to be provided pursuant to the Security Agreements.

(m)Credit Card Notifications.  The Administrative Agent shall have received copies of duly executed Credit Card Notifications with respect to all Eligible Credit Card Accounts.

(n)Solvency.  The Administrative Agent shall have received a solvency certificate, in form and substance satisfactory to the Administrative Agent, from a Financial Officer of the Company dated the Effective Date.

(o)Borrowing Base Certificate.  The Administrative Agent shall have received a Borrowing Base Certificate which calculates each Borrowing Base as of the end of the fiscal quarter immediately preceding the Effective Date.

(p)Closing Availability.  After giving effect to all Borrowings to be made on the Effective Date, the issuance of any Letters of Credit on the Effective Date, including the deemed issuance of Existing Letters of Credit, and the payment of all fees and expenses due hereunder, and with all of the Loan Parties’ Indebtedness (other than Specified L/C Obligations), liabilities, and obligations current (excluding, in each case, current accounts payable to the extent excluded from Indebtedness), Aggregate Availability shall not be less than $125,000,000.

(q)Pledged Equity Interests; Stock Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(r)Filings, Registrations and Recordings.  Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the

Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation and each PPSA financing statement and deed of movable hypothec shall have been filed or registered and the Administrative Agent shall have received certified or verified filed or registered copies thereof.

(s)Insurance.  The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.10 hereof.

(t)Letter of Credit Application.  If a Letter of Credit is requested to be issued on the Effective Date, the applicable Issuing Bank shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable).  The Borrowers shall have executed the Issuing Bank’s master agreement for the issuance of commercial Letters of Credit.

(u)Tax Withholding.  The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(v)Corporate Structure.  The corporate structure, capital structure and other material debt instruments, material accounts and governing documents of the Borrowers and their Subsidiaries shall be acceptable to the Administrative Agent.

(w)Field Examination.  The Administrative Agent or its designee shall have conducted a field examination of the Borrowers’ Accounts, Credit Card Accounts, Inventory and related working capital matters and of the Borrowers’ related data processing and other systems, the results of which shall be satisfactory to the Administrative Agent.

(x)Legal Due Diligence.  The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent.

(y)Inventory Appraisal(s).  The Administrative Agent shall have received an appraisal of the Borrowers’ Inventory from one or more firms reasonably satisfactory to the Administrative Agent, which appraisal shall be satisfactory to the Administrative Agent.

(z)USA PATRIOT Act, Etc.  The Administrative Agent and the Lenders shall have received (i) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and AML Legislation, for each Loan Party and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, a Beneficial Ownership Certification for such Lender in relation to such Borrowers.

The Administrative Agent shall notify the Borrowers, the Lenders and the Issuing Bank of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (provided that such materiality qualifications shall not apply in respect of any Borrowing and issuance or deemed issuance of a Letter of Credit under this Agreement on the Effective Date) with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that (i) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, (ii) any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects, (iii) any representation or warranty which is no longer true and correct to the extent resulting from changes after the Effective Date from any actions, sales, mergers, amalgamations, acquisitions, dispositions or other transactions permitted under this Agreement shall have been updated by delivery by the Company to the Administrative Agent of updated disclosure schedules reflecting such changes upon the request of the Administrative Agent, not more frequently than quarterly and (iv) any representation or warranty in Section 3.15 which is no longer true and correct to the extent resulting from changes after the Effective Date from any actions, sales, mergers, amalgamations, acquisitions, dispositions or other transactions permitted under this Agreement shall have been updated by delivery by the Company to the Administrative Agent of an updated Schedule 3.15 reflecting such changes);

(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing; and

(c)After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, the Borrowers shall be in compliance with the Revolving Exposure Limitations.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), and (c) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue, amend, renew or extend, or cause to be issued, amended, renewed or extended, any Letter of Credit for the ratable account and risk of the Lenders from time to time if the Administrative Agent believes that making such Loans or issuing, amending, renewing or extending, or causing the issuance, amendment, renewal or extension of,  any such Letter of Credit is in the best interests of the Lenders.

Article V

AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent or indemnity obligations for which no claim has been made) shall have been paid in full and all Letters of Credit shall have expired or have been Cash Collateralized pursuant to the terms hereof or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 5.01Financial Statements; Borrowing Bases and Other Information.  The Borrower Representative will furnish to the Administrative Agent for distribution to each Lender:

(a)within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;

(b)within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)during any period (i) commencing on the date when Aggregate Availability is less than the Applicable Trigger Amount (Level II) and (ii) ending on the date when Aggregate Availability shall have been equal to or greater than the Applicable Trigger Amount (Level II) for a period of 60 consecutive days, within 30 days after the end of each fiscal month of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a Compliance Certificate, which shall (i) when delivered concurrently with the delivery of the financial statements delivered under clause (b) or (c), certify that such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certify as to whether a Default has occurred and, if a Default has occurred, specifying  the details thereof and any action taken or proposed to be taken with respect thereto, (iii) set forth reasonably detailed calculations of the Fixed Charge Coverage Ratio (whether or not required to be tested pursuant to Section 6.12) and, if applicable, demonstrating compliance with Section 6.12, and (iv) state whether any change in GAAP or in the application  thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (v) set forth the full legal name of each Loan Party and its jurisdiction of organization, and describe whether, since the later of the Effective Date and the date of the last Compliance Certificate, any such Loan Party shall have (A) changed its name as it appears in official filings in the state of incorporation or organization, (B) changed its chief executive office, (C) changed the type of entity that it is, (D) change its organization identification number, if any, issued by its state of incorporation or other organization, or (E) changed its state of incorporation or organization;

(e)Reserved;

(f)no later than sixty (60) days after the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Company for each quarter (or each month, if requested by the Administrative Agent) of such fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(g)on or before each Borrowing Base Reporting Date, a Borrowing Base Certificate setting forth a computation of each Borrowing Base as of the most recently ended fiscal quarter, fiscal month or week, as applicable, to which such Borrowing Base Reporting Date relates, together with supporting information and any additional reports with respect to each Borrowing Base that the Administrative Agent may reasonably request (including, in respect of any Borrowing Base Certificate delivered for a month which is also the end of any fiscal quarter of the Company, a calculation of Average Quarterly Availability for such quarter then ended and an indication of what the Applicable Rate is as a result of such Average Quarterly Availability);

(h)on or before each Borrowing Base Reporting Date, the following information as of the most recently ended fiscal quarter, fiscal month or week, as applicable, to which such Borrowing Base Reporting Date relates, all delivered electronically in a text formatted file in form reasonably acceptable to the Administrative Agent:

(i)(A) a detailed aging of the Borrowers’ Accounts, including all invoices aged by invoice date and due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor and (B) a detailed aging of the Borrowers’ Credit Card Accounts (1) including aging by each credit card issuer and credit card processor and (2) reconciled to the Borrowing Base Certificate delivered as of such date, in a form reasonably acceptable to the Administrative Agent, together with a summary specifying the balance due from each credit card issuer or credit card processor;

(ii)a schedule detailing the Borrowers’ Inventory, in form reasonably satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods) and by volume on hand, which Inventory shall be valued at the lower of average cost or market, determined utilizing the retail method as appropriate, and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate in its Permitted Discretion, and (2) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrowers and complaints and claims made against the Borrowers);

(iii)a worksheet of calculations prepared by the Borrowers to determine Eligible Credit Card Accounts, Eligible Trade Accounts and Eligible Inventory, such worksheets detailing the Credit Card Accounts, Accounts and Inventory excluded from Eligible Credit Card Accounts, Eligible Trade Accounts and Eligible Inventory and the reason for such exclusion;

(iv)a reconciliation of the Borrowers’ Credit Card Accounts, Accounts and Inventory between (A) the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to clause (g) above as of such date; and

(v)a schedule and aging of the Loan Parties’ accounts payable as of the quarter then ended, delivered electronically in a text formatted file in a form reasonably acceptable to the Administrative Agent;

(i)within 30 days (as such time period may be extended in writing by the Administrative Agent in its sole discretion) of each March 31 and September 30, an updated customer list for each Borrower with respect to each Eligible Trade Account, which list shall state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file acceptable to the Administrative Agent and certified as true and correct by a Financial Officer of the Borrower Representative;

(j)promptly upon the Administrative Agent’s request:

(i)a schedule detailing the balance of all intercompany accounts of the Loan Parties; and

(ii)such other information as the Administrative Agent may from time to time reasonably request;

(k)concurrent with any field exam permitted under Section 5.06 (or at such other times as agreed upon by the Administrative Agent and the Company), the Borrower Representative shall provide notice to the Administrative Agent of any removal or addition of any credit card issuer or credit card processor to the extent that (i) in the case of a removal,  Credit Card Accounts of such credit card issuer or credit card processor were included in any previous Borrowing Base or (ii) in the case of an addition, the Borrower  Representative desires to include the Credit Card Accounts of such credit card issuer or credit card processor in each Borrowing Base, and concurrently  with any such notice of an addition, the Company shall provide to the Administrative Agent (A) evidence reasonably satisfactory to the Administrative Agent that a Credit Card Notification shall have been delivered to such credit card issuer or credit card processor, (B) a true and complete copy of each Credit Card Agreement with respect thereto, together with all material amendments, waivers and other modifications thereto, and (C) such other information with respect thereto as may be reasonably requested by the Administrative  Agent; for the avoidance of doubt, unless otherwise agreed by the Administrative Agent, no Credit Card Accounts of an added credit card issuer or credit card processor may be included in any Borrowing Base until a field exam with respect thereto has been completed;

(l)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(m)promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that any Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan, (ii) any notices described in Section 101(l)(1) of ERISA that any Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan and (iii) the annual funding notice, as described in Section 101(f) of ERISA; provided that, with respect to the notices described in (i) or (ii), if a Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(n)within five (5) Business Days after a Responsible Officer of the Borrower Representative has knowledge of the production or the receipt by a Loan Party thereof, copies of any material environmental reports produced by or on behalf of any Loan Party or Restricted Subsidiary; and

(o)promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

The Borrower Representative shall be deemed to have furnished to the Administrative Agent the financial statements and certificates required to be delivered pursuant to Sections 5.01(a) and (b) and the reports and other material required by Section 5.01(l) upon the filing of such financial statements or material by the Company through the SEC’s EDGAR system (or any successor electronic gathering system) or the publication by the Company of such financial statements on its website, so long as such system or website is publicly available; provided that, at the request of the Administrative Agent or any Lender, the Borrower Representative shall promptly deliver electronic or paper copies of such filings together with all accompanying exhibits, attachments, calculations, or other supporting documentation included with such filing.

Section 5.02Notices of Material Events.  The Borrower Representative will furnish to the Administrative Agent prompt (but in any event within any time period after such Responsible Officer has such knowledge that may be specified below) written notice of the following:

(a)within two (2) Business Days after knowledge by a Responsible Officer of the Borrower Representative or any other Borrower of the occurrence of any Default or Event of Default;

(b)within two (2) Business Days after knowledge by a Responsible Officer of the Borrower Representative or any other Borrower of the receipt by any Loan Party or any Subsidiary of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Subsidiary that, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;

(c)within two (2) Business Days after knowledge by a Responsible Officer of the Borrower Representative or any other Borrower of the receipt by any Loan Party or Subsidiary of any Lien or claim made or asserted against any of the Collateral having an aggregate value in excess of $5,000,000, excluding from the scope of this clause (c) Permitted Encumbrances other than income tax Liens of the type referred to in clause (a)(ii) of Permitted Encumbrances to the extent exceeding $1,000,000 individually or in the aggregate;

(d)within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative or any other Borrower of the occurrence of any loss, damage, or destruction to the Collateral having a value in the amount of $7,500,000 or more, whether or not covered by insurance;

(e)within ten (10) Business Days after knowledge by a Responsible Officer of the Borrower Representative or any other Borrower of the receipt by any Loan Party or Restricted Subsidiary thereof, any default notices received under or with respect to any leased location or public warehouse where Collateral in the amount of $7,500,000 or more is located;

(f)promptly after knowledge by a Responsible Officer of the Borrower Representative of the occurrence of any ERISA Event or breach of any representation made in Section 3.10;

(g)within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative of the occurrence of any default or event of default under a Specified L/C Facility or any other event that requires, or enables any issuing bank under the Specified L/C Facility to require, the Company or any of its Subsidiaries to provide cash collateral for all or any portion of any Specified L/C Obligations;

(h)within two (2) Business Days after the occurrence thereof, the occurrence of any default or event of default under any Permitted Term Loan Indebtedness or receipt of any notice asserting a default or event of default thereunder (together with a copy of such notice);

(i)(A) within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative (1) of the occurrence of any default or event of default by any Person under any Credit Card Agreement relating to Credit Cards Accounts contained in any Borrowing Base, (2) the establishment of, or receipt by any Borrower of a notice of any proposed establishment of, a reserve or reserve account (or similar concept), whether in the form of an actual deposit account, book entry or otherwise, in connection with any Credit Card Agreement for the purposes of securing all or any portion of any Borrower’s existing or potential obligations to the applicable credit card issuer or processor under such Credit Card Agreement, or (3) that any credit card issuer, credit card processor or debit card or mall card issuer or provider with respect to Credit Card Accounts ceases to meet the requirements of clause (f) of the definition of “Eligible Credit Card Accounts” and (B) on and at the time of submission to the Administrative Agent of the Borrowing Base Certificate after a Responsible Officer of the Borrower Representative has knowledge that any Borrower has entered into a material amendment, waiver or other modification of a Credit Card Agreement applicable to any Credit Card Account included in any Borrowing Base;

(j)within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative of the filing of any Lien with respect to any delinquent Taxes in excess of $2,500,000; and

(k)promptly after knowledge by a Responsible Officer of the Borrower Representative or any other Borrower of any other development that results, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03Existence; Conduct of Business.  Each Loan Party will, and will cause each Restricted Subsidiary to, (a) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) except to the extent failure to do so could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits with respect to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation, dissolution, disposition or other transaction permitted under Section 6.03, and (b) carry on and conduct its business in substantially the same manner and in fields of enterprise consistent with the provisions of Section 6.03(b).

Section 5.04Payment of Obligations.  Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including

Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect (it being acknowledged that if any of the Collateral in an aggregate amount of $5,000,000 or more would become subject to forfeiture or loss as a result of the contest, then such failure to make payment would be expected to result in a Material Adverse Effect).

Section 5.05Maintenance of Properties.  Each Loan Party will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.06Books and Records; Inspection Rights.  Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct (in all material respects) entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants and agents retained by the Administrative Agent), as and when determined by the Administrative Agent, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, however, that, (i) so long as at all times during the most recent 12-month period then ending no Revolving Loans are outstanding and the LC Exposure is less than $35,000,000, the Loan Parties shall not be required to pay the fees and expenses of the Administrative Agent and such professionals with respect to any such examinations and evaluations conducted during such 12-month period and (ii) otherwise, unless an Event of Default has occurred and is continuing, only one such field examination per 12-month period shall be at the expense of the Loan Parties; provided further that one additional field examination per 12-month period may be done at the expense of the Loan Parties if Aggregate Availability is at any time during the most recent 12-month period then ending less than the Applicable Trigger Amount (Level V).  For the avoidance of doubt, all such examinations and evaluations conducted after the occurrence and during the continuance of an Event of Default shall be at the expense of the Loan Parties, and it is understood that the election to conduct or not conduct any examinations and evaluations is in the discretion of the Administrative Agent.  Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to such Loan Party’s assets for internal use by the Administrative Agent and the Lenders.

Section 5.07Compliance with Laws and Material Contractual Obligations.  Each Loan Party will, and will cause each Restricted Subsidiary to, (i) comply with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (ii) perform in all material respects its obligations under material agreements to which it is a party, except (A) where the validity or amount thereof is being contested in good faith by appropriate proceedings, or (B) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable Sanctions, and anti-money laundering rules and regulations.

Section 5.08Use of Proceeds.

(a)The proceeds of the Loans and the Letters of Credit will be used only for general corporate purposes and working capital needs of the Borrowers (including for Investments, Permitted Acquisitions, Capital Expenditures and Restricted Payments), subject to the restrictions otherwise set forth in this Agreement.  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or (ii) to make any Acquisition other than Permitted Acquisitions.

(b)No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall, directly or indirectly, use the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or anti-money laundering rules and regulations, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09Accuracy of Information.  The Loan Parties will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section 5.09; provided that, with respect to projected financial information, the Loan Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered (it being understood that the projections are subject to inherent uncertainties and contingencies, which may be outside the control of any Loan Party and that no assurances can be given that such projected financial information will be realized).

Section 5.10Insurance.

(a)Each Loan Party will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation: loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.  All insurance policies required hereunder shall name the Administrative Agent (for the benefit of the Administrative Agent and the Secured Parties) as an additional insured or as lender loss payee, as applicable, and shall contain lender loss payable clauses, through endorsements in form and substance reasonably satisfactory to the Administrative Agent, which provide that: (i) all proceeds thereunder with respect to any Collateral shall be payable to the Administrative Agent; (ii) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy; and (iii) such policy and lender loss payable clauses may be canceled, amended, or terminated only upon at least thirty (30) days prior written notice given to the Administrative Agent.

(b)In the event any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, such Loan Party shall purchase and maintain flood insurance on such Collateral (including any personal property which is located on any real property leased by such Loan Party within a “Special Flood Hazard Area”).  The amount of flood insurance required by this Section shall at a minimum comply with applicable law, including the Flood Disaster Protection Act of 1973, as amended.

(c)All premiums on any such insurance shall be paid when due by such Loan Party, and copies of the policies delivered to the Administrative Agent.  If such Loan Party fails to obtain any insurance as required by this Section, the Administrative Agent may obtain such insurance at the Loan Parties’ expense.  By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Default arising from the Loan Parties’ failure to maintain such insurance or pay any premiums therefor.

Section 5.11Casualty and Condemnation.  The Borrowers will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or any material portion of the Inventory included in any Borrowing Base or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation, expropriation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation or expropriation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

Section 5.12Appraisals.  At any time that the Administrative Agent requests, the Borrower Representative will cause an appraiser selected and engaged by the Administrative Agent to provide the Administrative Agent with appraisals or updates thereof of the Loan Parties’ Inventory, such appraisals and updates to be prepared on a basis satisfactory to the Administrative Agent and to include, without limitation, information required by any applicable Requirement of Law; provided, however, that, (a) so long as at all times during the most recent 12-month period then ending no Revolving Loans are outstanding and the LC Exposure is less than $35,000,000, the Loan Parties shall not be required to pay the fees and expenses with respect to any such appraisals conducted during such 12-month period and (b) otherwise, if no Event of Default has occurred and is continuing, only one such appraisal of Inventory  per 12-month period shall be at the expense of the Loan Parties; provided further that (x) one additional appraisal of Inventory per 12-month period shall be at the expense of the Loan Parties if Aggregate Availability is at any time during the most recent 12-month period then ending less than the Applicable Trigger Amount (Level V), and (y) in addition to the foregoing, an additional appraisal of Inventory shall be at the expense of the Loan Parties if requested by the Administrative Agent in connection with a change in the Borrowers’ inventory costing methodology following the Effective Date. For the avoidance of doubt, all such appraisals conducted after the occurrence and during the continuance of an Event of Default shall be at the expense of the Loan Parties, and it is understood that the election to conduct or not conduct any appraisals is in the discretion of the Administrative Agent.

Section 5.13Depository Banks.  The Loan Parties will maintain, and will cause their respective Domestic Subsidiaries to maintain, with the Administrative Agent or one or more Lenders acceptable to the Administrative Agent in its Permitted Discretion as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other Deposit Accounts for the conduct of their business; provided that the Loan Parties and their respective Domestic Subsidiaries shall not be required to satisfy the foregoing requirement with respect to any Deposit Account (i) that is an Excluded Account or an Excluded Asset or (ii) with respect to which the applicable Loan Parties have entered into a Control Agreement in accordance with the applicable Security Agreement and Section 5.14, as applicable, in favor of the Administrative Agent.

Section 5.14Additional Collateral; Further Assurances.  (a) Subject to (x) applicable law and (y) satisfactory compliance with each Lender’s “know your customer” and anti-money laundering rules and regulations and related diligence as required by each Lender, each Borrower and each Loan Party will cause (i) each Domestic Subsidiary that is a Designated Subsidiary formed or acquired after the date of this Agreement or that becomes a Designated Subsidiary after the Effective Date in accordance with the terms of this Agreement within 30 days (in each case, as such time may be extended in the Administrative Agent’s sole discretion) to become a U.S. Borrower (excluding, for the avoidance of doubt, any Foreign Subsidiary) or a U.S. Guarantor pursuant to a Joinder Agreement and take all such further actions (including the filing and recording of financing statements and other documents) that are required under the Collateral Documents or this Agreement to cause the Collateral and Guaranty Requirement to be satisfied with respect to such Designated Subsidiary and (i) each Canadian Subsidiary that is a Designated Subsidiary formed or acquired after the date of this Agreement or that becomes a Designated Subsidiary after the Effective Date in accordance with the terms of this Agreement within 30 days (in each case, as such time may be extended in the Administrative Agent’s sole discretion) to become a Canadian Borrower or a Canadian Guarantor pursuant to a Joinder Agreement and take all such further actions (including the filing and recording of financing statements and other documents) that are required under the Collateral Documents or this Agreement to cause the Collateral and Guaranty Requirement to be satisfied with respect to such Designated Subsidiary.  Upon execution and delivery thereof, each such Person (i) shall automatically become a Borrower or Guarantor, as applicable hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the applicable Secured Parties, in any property of such Loan Party which constitutes Collateral, under the applicable Security Agreement.

(a)The Loan Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, and other documents) which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request, to cause the Collateral and Guaranty Requirement to be and remain satisfied at all times.  The Loan Parties also agree to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.  For the avoidance of doubt, until an opinion of local counsel, in form and substance satisfactory to the Administrative Agent, is received by the Administrative Agent with respect to the Loan Party organized in Puerto Rico, the assets of such Puerto Rican Loan Party shall not be eligible for inclusion in any Borrowing Base.

Section 5.15Designation of Subsidiaries.  The Company may at any time designate any Restricted Subsidiary of the Company (other than any Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b) on Pro Forma Basis, the Payment Conditions shall be satisfied, and (c) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if (i), after such designation, it would be a “restricted subsidiary” under any Permitted Term Loan Indebtedness or Subordinated Debt or (ii) any Restricted Subsidiary would be a Subsidiary of such Unrestricted Subsidiary.  The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Company therein at the date of designation in an amount equal to the fair market value of the Company or its Restricted Subsidiaries’ (as applicable) Investments therein as determined in good faith by the Borrower Representative.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary after the Effective Date shall constitute at the time of designation the incurrence of any Indebtedness or Liens of such Restricted Subsidiary existing at such time.

Section 5.16Environmental Laws.  Except where the failure to do so would not reasonably be expected to have Material Adverse Effect, the Company and each Subsidiary shall (i) conduct its operations and keep and maintain all of its real property in compliance with all Environmental Laws; (ii) obtain and renew all environmental permits necessary for its operations and properties; and (iii) implement any and all investigation, remediation, removal and response actions that are necessary to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

Section 5.17Credit Card Agreements and Notifications.  Each Borrower will (a) comply in all material respects with all its obligations under each Credit Card Agreement to which it is party and (b) maintain credit card arrangements solely with the credit card issuers and credit card processors identified in Schedule 3.23; provided, however, that the Company may amend Schedule 3.23 to remove any credit card issuer or credit card processor identified on such schedule or to add additional credit card issuers and credit card processors that are reasonably satisfactory to the Administrative Agent, and concurrently with or promptly following the making of any such amendment the Company shall provide to the Administrative Agent evidence that a Credit Card Notification shall have been delivered to any credit card issuer or credit card processor added to such Schedule 3.23.

Section 5.18Post-Closing Obligations.  The Loan Parties will execute and deliver the documents and complete the tasks set forth on Schedule 5.18, in each case within the time limits specified on such schedule (or such longer period as the Administrative Agent may agree in its sole discretion).

Section 5.19Canadian Pension Plans and Canadian Benefit Plans.

(a)For each existing and hereafter Canadian Benefit Plan and Canadian Pension Plan, if any, each Loan Party will, and will cause each Subsidiary to, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), unless any failure to so comply or perform could not reasonably be expected to have a Material Adverse Effect.

(b)All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each hereafter adopted Canadian Pension Plan, if any, or Canadian Benefit Plan shall be paid or remitted by each Loan Party and each Subsidiary of each Loan Party in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws, unless any failure to do so could not reasonably be expected to have a Material Adverse Effect.

Article VI

NEGATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent or indemnity obligations for which no claim has been made) shall have been paid in full and all Letters of Credit shall have expired or have been Cash Collateralized pursuant to the terms hereof, or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 6.01Indebtedness.  No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)(i) the Secured Obligations (other than Specified L/C Obligations) and (ii) Specified L/C Obligations or any other trade letter of credit facilities in addition thereto on substantially similar terms as determined by the Administrative Agent in its reasonable judgment, so long as, in each case, the aggregate undrawn amount of all letters of credit issued thereunder plus the aggregate amount of all drawn and unreimbursed obligations with respect to all letters of credit thereunder does not exceed $150,000,000;

(b)Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c)Indebtedness of the Company to any Restricted Subsidiary and of any Restricted Subsidiary to the Company or any other Restricted Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than the Company or any Restricted Subsidiary, (B) any such Indebtedness owing by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated in right of payment to the Secured Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, and (C) any such Indebtedness shall be incurred in compliance with Section 6.04(d);

(d)Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party, and Guarantees by any U.S. Loan Party of Indebtedness of any Canadian Loan Party, shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e)Indebtedness of any Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (but excluding any real property) (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, and together with any Indebtedness permitted by clause (r) below, shall not exceed $100,000,000 at any time outstanding;

(f)Indebtedness which represents amendments, restatements, supplements, extensions, renewals, refinancing or replacements (such Indebtedness being so amended, restated, supplemented, extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b), (e), and (m) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount of the Original Indebtedness, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Restricted Subsidiary, (iii) no Loan Party or

any Restricted Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness are not materially less favorable to the obligor thereunder than the original terms of such Original Indebtedness and (vi) if such Original Indebtedness was subordinated in right of payment to any of the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;

(g)Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case under this clause (g) incurred in the ordinary course of business;

(h)Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case under this clause (h) provided in the ordinary course of business;

(i)Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit and checking accounts, in each case under this clause (i), in the ordinary course of business;

(j)Indebtedness in the form of bona fide purchase price adjustments or earn-outs incurred in connection with any Permitted Acquisition or other Investment permitted by Section 6.04;

(k)Indebtedness in the form of Swap Agreements permitted under Section 6.07;

(l)Permitted Term Loan Indebtedness;

(m)Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary;

(n)Indebtedness incurred under leases of real property in respect of tenant improvements;

(o)obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and other cash management services;

(p)Indebtedness with respect to the deferred purchase price for any Permitted Acquisition, provided that such Indebtedness is subordinated to the Secured Obligations on terms reasonably acceptable to the Administrative Agent;

(q)so long as no Event of Default then exists or would arise immediately after giving effect thereto, other Indebtedness not to exceed $50,000,000 in the aggregate at any time outstanding;

(r)Indebtedness in an aggregate principal amount subject to the limitation in amount referred to in clause 6.01(e)(ii) above incurred for the construction, development or acquisition or improvement of, or to finance or to refinance, any real estate owned or leased by any Loan Party (including therein any

Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder and any Off-Balance Sheet Liabilities), provided that prior to incurrence of such Indebtedness the Loan Parties shall have caused the holders of such Indebtedness and the lessors under any sale-leaseback or other such transaction to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Administrative Agent unless not required in the reasonable judgment of the Administrative Agent as confirmed in writing by the Administrative Agent; and

(s)unsecured Indebtedness or Subordinated Indebtedness not otherwise specifically described herein, in each case under this clause (s), with a maturity date and an average life to maturity that is at least six (6) months following the Maturity Date and that does not require amortization or prepayments prior to the Maturity Date.

Anything in this Section 6.01 to the contrary notwithstanding, (a) Specified L/C Obligations may only be created, incurred, assumed or exist pursuant to Section 6.01(a)(ii) and (b) Permitted Term Loan Indebtedness may only be created, incurred, assumed or exist pursuant to Section 6.01(l).

Section 6.02Liens.  No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property, asset, income or revenue (including Accounts) now owned or hereafter acquired by it, except:

(a)Liens in favor of the Administrative Agent created pursuant to any Loan Document;

(b)Permitted Encumbrances;

(c)any Lien on any property or asset of any Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Restricted Subsidiary or any other Borrower or Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (iii) such Liens shall not apply to any other property or assets of such Borrower or Restricted Subsidiary or any other Borrower or Restricted Subsidiary and (iv) the Indebtedness secured thereby does not exceed the cost of the property being acquired, constructed or improved on the date of acquisition, construction or improvement;

(e)any Lien existing on any specific tangible property or specific tangible asset (other than Collateral) prior to the acquisition thereof by any Borrower or any Restricted Subsidiary or existing on any property or asset (other than Collateral) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (iv) such Lien and the documentation governing the creation thereof do not prohibit or interfere with (x) the Administrative Agent’s access rights to such property or asset for purposes of Collateral rights in accordance with Section 2.23 hereof except to the extent otherwise approved by the Administrative Agent in its sole discretion in writing and (y) if applicable, the intellectual property license granted to the Administrative Agent pursuant to the Security Agreement;

(f)(i) Liens of a collecting bank arising in the ordinary course of business under Section 4‑208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon and (ii) Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediary (other than as waived under any contractual agreement or Control Agreement with the Administrative Agent);

(g)Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;

(h)Liens securing Permitted Term Loan Indebtedness; provided that, such Liens must be and remain subject to a Permitted Term Loan Intercreditor Agreement;

(i)Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Restricted Subsidiary;

(j)Liens on Equity Interests or other assets being sold arising in connection with the sale or transfer of such Equity Interests or such other assets in a transaction permitted under Section 6.05, customary rights and restrictions in respect of such Equity Interests or other assets being sold contained in agreements relating to such sale or transfer pending the completion thereof;

(k)in the case of (i) any non-Loan Party Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary or (ii) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Restricted Subsidiary or such other Person set forth in the organizational documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(l)Liens solely on any cash earnest money deposits or escrow arrangements made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(m)other Liens on specifically identified tangible personal property securing Indebtedness or other obligations in an aggregate principal amount not to exceed $20,000,000 at any time outstanding so long as the Administrative Agent and the collateral agents or other representatives for the holders of such Indebtedness have entered into an intercreditor agreement, acknowledged by the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent (it being understood that in the event any such Liens extend to Accounts, Credit Card Accounts or Inventory, such Accounts, Credit Card Accounts or Inventory, to the extent otherwise included therein, will not constitute or will cease to be Eligible Trade Accounts, Eligible Credit Card Accounts or Eligible Inventory, as applicable);

(n)Liens in favor of landlords on leasehold improvements financed by allowances or advances pursuant to lease arrangements in the ordinary course of business (subject to the terms of the applicable Collateral Access Agreement to the extent otherwise required hereunder to be entered into with the Administrative Agent);

(o)Liens in favor of insurance companies or their affiliates on the unearned portion of the premium financed in connection with insurance premium financing in the ordinary course of business;

(p)Liens in respect of cash collateralization of letters of credit; provided that (i) such cash collateral shall not exceed $10,000,000, (ii) such letters of credit are issued in support of a Foreign Subsidiary (other than a Canadian Subsidiary) that is not a Loan Party and (iii) no Loan Party, Domestic Subsidiary or Canadian Subsidiary provides any guaranty, collateral or other credit support (other than such cash collateral) in respect of such letters of credit;

(q)Liens on Real Estate, provided that such Liens only secure Indebtedness permitted by clause (r) of Section 6.01;

(r)Secured Inventory Liens; and

(s)Liens on motor vehicles, aircraft, avionics, vessels and property related thereto and other property the subject of certificates of title or other certificates of registration and operation, provided that the Indebtedness secured by any such Lien does not exceed the cost of such motor vehicle, aircraft, avionic, vessel or other property, as applicable.

Notwithstanding the foregoing, (A) none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts or Credit Card Accounts, other than those permitted under clauses (a) and (m) of the definition of Permitted Encumbrances and clauses (a), (h) and (m) above and (2) Inventory, other than those permitted under clauses (a) and (c) of the definition of Permitted Encumbrances and clauses (a) and (h) above and (B) none of the Specified L/C Obligations may be cash collateralized unless such cash collateral constitutes Collateral hereunder for the benefit of all of the Secured Parties in accordance with, and subject to, Section 2.18 of the Loan Documents.

Section 6.03Fundamental Changes; Changes in Name, Location.  (a)  No Loan Party will, nor will it permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge into or amalgamate with a Borrower in a transaction in which such Borrower is the surviving or continuing entity, (ii) any Borrower may merge into or amalgamate with another Borrower, (iii) any Person (other than a Borrower) may merge into, amalgamate with or consolidate with any Restricted Subsidiary in a transaction in which the surviving or continuing entity is a Restricted Subsidiary and, if any party to such merger, amalgamation or consolidation is a Loan Party, a Loan Party, (iv) any Restricted Subsidiary (other than a Loan Party) may merge into, amalgamate with or consolidate with any Person (other than a Loan Party) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving or continuing entity is not a Restricted Subsidiary, and (v) any Restricted Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower which owns such Restricted Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders; provided that (x) any merger, amalgamation or consolidation that is in connection with an Acquisition must be a Permitted Acquisition, (y) any such merger, amalgamation or consolidation involving a Person that is not a wholly-owned Restricted Subsidiary immediately prior to such merger, amalgamation or consolidation shall not be permitted unless also permitted by Section 6.04, and (z) in all circumstances, such merging, amalgamating or consolidating entities are from the same jurisdiction of domicile except that the terms of this clause (z) shall not apply in respect of entities that are all non-Loan Parties.

(a)No Loan Party will, nor will it permit any Subsidiary to, engage in any business other than businesses (i) of the type conducted by the Borrowers and their Restricted Subsidiaries on the date hereof and businesses reasonably similar, related, complementary or ancillary thereto and extensions thereof, so long as the core business of the Loan Parties and Restricted Subsidiaries on the Effective Date, after giving effect to any of the foregoing, does not change in any material way and (ii) in respect of Unrestricted Subsidiaries, consistent with the definition of such term.

(b)No Loan Party shall (a) change its name as it appears in official filings in the jurisdiction of incorporation or organization, (b) change its registered office, chief executive office or any distribution centers at which Collateral is held or stored, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its jurisdiction of incorporation or other organization, or (e) change its jurisdiction of incorporation or organization, in each case under this Section 6.03(c), unless the Administrative Agent shall have received at least thirty (30) days’ prior written notice of such change and the Administrative Agent shall have acknowledged in writing that either (1) such change will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in or Lien on the Collateral, or (2) any reasonable action requested by the Administrative Agent in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Administrative Agent, on behalf of the Secured Parties, in any Collateral).

(c)No Loan Party will, nor will it permit any Restricted Subsidiary to, change its fiscal year from the basis in effect on the Effective Date without first providing thirty (30) days’ prior written notice thereof to the Administrative Agent, in which case the Loan Parties and the Administrative Agent shall, prior to the effectiveness of such change, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are reasonably necessary in the judgment of the Administrative Agent to reflect such change in fiscal year.

(d)No Loan Party will change the accounting basis upon which its financial statements are prepared, other than immaterial changes to comply with changes in GAAP, without first having provided to the Administrative Agent 30 days’ prior written notice thereof, in which case, the Loan Parties and the Administrative Agent shall, prior to the effectiveness of such change, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are reasonably necessary in the judgment of the Administrative Agent to reflect such change; it being acknowledged that with respect to calculations of any Borrowing Base such change must be approved in writing by the Administrative Agent.

(e)No Loan Party will, nor will it permit any Subsidiary to, consummate a Division as the Dividing Person, without the prior written consent of Administrative Agent.  Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.14 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.

Section 6.04Investments, Loans, Advances, Guarantees and Acquisitions.  No Loan Party will, nor will it permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a Loan Party and a wholly-owned Subsidiary prior to such merger or amalgamation) any evidences of Indebtedness or Equity Interests or other securities (including any option, warrant or other right to acquire any of the foregoing), make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger, amalgamation or otherwise) or enter into any other Acquisition (each of the foregoing, an “Investment”), except:

(a)Investments in cash and Cash Equivalents;

(b)Investments in existence on the date hereof and described in Schedule 6.04;

(c)Investments in existence on the Effective Date by the Company and its Restricted Subsidiaries in their respective Subsidiaries;

(d)Investments by the Company and the Restricted Subsidiaries in their respective Subsidiaries made after the Effective Date; provided that (i) the aggregate amount of such Investments by the Loan Parties in Subsidiaries that are not Loan Parties shall not exceed $20,000,000 at any time outstanding (determined without regard to any write-downs or write-offs) and (ii) any such Investments that are loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the applicable Security Agreement to the extent required to be so pledged by the applicable Security Agreement;

(e)loans or advances made by a Loan Party or a Restricted Subsidiary to its employees, officers, or directors on an arm’s-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes;

(f)accounts receivable, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts obligations in the ordinary course of business, consistent with past practices, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss or received in connection with the bankruptcy or reorganization of customers or suppliers, or settlement of disputes with suppliers, in each case in the ordinary course of business;

(g)Investments in the form of Swap Agreements permitted by Section 6.07;

(h)Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of a Borrower or consolidates or merges or amalgamates with a Borrower or any of the Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such merger or amalgamation;

(i)Investments made as a result of receipt of non-cash consideration from a sale, transfer or other disposition of assets permitted under Section 6.05;

(j)Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(k)Permitted Acquisitions;

(l)Investments (excluding Acquisitions but including Investments in Subsidiaries) not otherwise permitted by this Section 6.04 so long as the Payment Conditions are satisfied before and immediately after giving effect to each such Investment and so long as no such Investment requires the incurrence of any Indebtedness, contingent obligation (including any capital call) or other liability not otherwise permitted under this Agreement by any Loan Party or otherwise enables a creditor to have recourse to any Loan Party not otherwise permitted under this Agreement;

(m)deposits, prepayments, advances and other credits to suppliers, vendors, customers, lessors and landlords or in connection with marketing promotions, in each instance, made in the ordinary course of business;

(n)Investments the sole payment for which is common stock of the Company and which do not constitute Indebtedness;

(o)any earn-out or customary indemnity, purchase price adjustment, or similar obligation payable to the Company or any of its Restricted Subsidiaries pursuant to a Permitted Acquisition or a disposition permitted under Section 6.05;

(p)so long as no Default or Event of Default has occurred and is continuing before or after giving effect to such Investments and so long as no such Investment requires the incurrence of any Indebtedness or contingent obligation (including any capital call) or other liability by any Loan Party or otherwise enables a creditor to have recourse to any Loan Party, in each case not otherwise permitted to exist under another Section of this Agreement, other Investments (excluding Acquisitions) in an aggregate amount not to exceed $15,000,000 at any time outstanding;

(q)Investments (excluding Acquisitions) made pursuant to the Company’s Investment Policy and otherwise consistent with the other provisions of this Agreement; and

(r)Restricted Payments permitted by Section 6.08.

For the purposes of this Section 6.04, any unreimbursed payment by the Company or any Restricted Subsidiary for goods or services delivered to any Restricted Subsidiary shall be deemed to be an Investment in such Restricted Subsidiary.

Section 6.05Asset Sales.  No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it or any assignment (whether non-recourse, recourse, or otherwise) of income or revenue (including Accounts), nor will any Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to another Borrower or another Restricted Subsidiary in compliance with Section 6.04 and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), excluding therefrom the payment of advances, customer deposits, trade payables and other accrued expenses and liabilities incurred in the ordinary course of business, and the transfer and sale of Cash Equivalents and other marketable securities, except:

(a)(i) sales of inventory, (ii) sales, transfers and other dispositions of used, damaged, surplus, obsolete or outmoded machinery or equipment and (iii) dispositions of Investments in Cash Equivalents so long as the proceeds of such disposition are invested in an Investment permitted under Section 6.04, applied as Restricted Payments permitted by Section 6.08 or otherwise used in a manner not expressly prohibited by this Agreement, in each case (other than in the case of clause (iii)) in the ordinary course of business;

(b)sales, transfers, leases and other dispositions to the Company or any Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Loan Party and a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Section 6.04(d) and Section 6.09 and shall exclude assets of the type included in any Borrowing Base and related assets evidencing or supporting such assets, and Equity Interests in Subsidiaries (other than (x) Equity Interests in Foreign Subsidiaries, (y) Equity Interests in Subsidiaries (other than Borrowers) having assets with an aggregate value not to exceed $10,000,000 at such date the disposition of which shall not change the core operations of the Borrowers (as in existence on the Effective Date) in any material respect and (z) transfers of Inventory by a Borrower directly to the retail locations (for sale therein) of a Canadian Subsidiary of the Company on arms-length terms applicable to an unaffiliated third party and that are consistent with past practice of the Loan Parties);

(c)the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not in connection with any financing transaction;

(d)Sale and Leaseback Transactions permitted by Section 6.06;

(e)dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

(f)leases or subleases of real property granted by the Company or any Restricted Subsidiary to third Persons not interfering in any material respect with the business of the Company or any Restricted Subsidiary, including, without limitation, retail store lease assignments and surrenders;

(g)other dispositions of assets (other than assets of the type included in any Borrowing Base and related assets evidencing or supporting such assets, including, without limitation, patents, trademarks, copyrights, industrial designs and other intellectual property) of the Company and its Restricted Subsidiaries not otherwise permitted under this Section 6.05, provided that before and after giving effect to such disposition, the Payment Conditions are satisfied; provided further that, with respect to any disposition of Equity Interests in Subsidiaries, such disposition shall only be permitted pursuant to this clause (g) so long as (i) at the time of such disposition, no Default or Event of Default shall exist or shall result from such disposition; (ii) the consideration received for such disposition shall be in an amount at least equal to the fair market value of the Equity Interests sold, transferred, licensed or otherwise disposed of; (iii) at least seventy-five percent (75%) of the consideration received for such disposition shall be cash; and (iv) the aggregate fair market value of all Equity Interests so sold, transferred, licensed or otherwise so disposed of shall not exceed $10,000,000 during the term of this Agreement and shall not include Equity Interests of any Loan Party (x) if such disposition changes any Borrower’s core business as in effect on the Effective Date or (y) if such Loan Party owns patents, trademarks, copyrights, industrial designs and other intellectual property relating to any Borrower’s core business as in effect on the Effective Date;

(h)other dispositions of assets (whether or not of the type included in any Borrowing Base) of the Company and its Restricted Subsidiaries not otherwise permitted under this Section 6.05, the aggregate fair market value of assets disposed of pursuant to this clause (h) not to exceed $10,000,000 during the term of this Agreement;

(i)the sale, transfer or other disposition of patents, trademarks, copyrights, industrial designs and other intellectual property or the granting of franchises and similar rights, in each case (i) in the ordinary course of business, including pursuant to non-exclusive licenses of intellectual property; provided that no such sale, transfer or other disposition shall adversely affect in any material respect the fair value of any Eligible Inventory or the ability of the Administrative Agent to dispose of or otherwise realize upon any Eligible Inventory after an Event of Default; provided that, this clause (i) shall not permit the sale, transfer or other disposition (other than non-exclusive licenses) of any such intellectual property of a Loan Party to any Foreign Subsidiary that is not a Loan Party or any other non-Loan Party, or (ii) which, in the reasonable judgment of the Company or any Subsidiary, are determined to be uneconomical, negligible or obsolete in the conduct of business;

(j)Restricted Payments permitted by Section 6.08;

(k)dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of similar replacement property; and

(l)as long as no Event of Default then exists or would arise therefrom, sales of real property of any Loan Party or Restricted Subsidiary;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (a)(ii), (b), (f), (j) or (k) above) shall be made for fair value and for at least 75% cash consideration (or, in the case of a sale, transfer, lease or other disposition of assets included in any Borrowing Base, 100% cash consideration).

Section 6.06Sale and Leaseback Transactions.  No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by any Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset.

Section 6.07Swap Agreements.  No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Restricted Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Restricted Subsidiary.

Section 6.08Restricted Payments; Certain Payments of Indebtedness.

(a)No Loan Party will, nor will it permit any Restricted Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)the Company may declare and pay dividends with respect to its Equity Interests payable solely in common stock;

(ii)any Restricted Subsidiary of the Company may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Company and the Restricted Subsidiaries);

(iii)the Company may repurchase Equity Interests upon the exercise of stock options, deferred stock units and restricted shares to the extent such Equity Interests represent a portion of the exercise price of such stock options, deferred stock units or restricted shares;

(iv)the Company may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Company in connection with the exercise of warrants, options or other securities convertible into or exchangeable for shares of common stock in the Company; and

(v)the Company may declare and make Restricted Payments including dividends or share repurchases so long as before and immediately after giving effect to such Restricted Payments the Payment Conditions are satisfied.

(b)No Loan Party will, nor will it permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)payment of Indebtedness created under the Loan Documents;

(ii)payment of regularly scheduled interest and principal payments or reimbursement obligations under letters of credit, in each case, as and when due in respect of any Indebtedness permitted under Section 6.01, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof and subject in the case of the Specified L/C Obligations to any other provisions applicable thereto as provided in this Agreement or any other Loan Document (including the provisions of Section 2.18); and

(iii)refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv)payment of secured Indebtedness that becomes due as a result of (A) any voluntary sale or transfer of any assets (other than assets included in any Borrowing Base) securing such Indebtedness or (B) any casualty or condemnation proceeding (including a disposition in lieu thereof) of any assets (other than assets included in any Borrowing Base) securing such Indebtedness;

(v)payments of or in respect of Indebtedness solely by issuance of the common stock of the Company;

(vi)payments of intercompany Indebtedness owed to any Loan Party; and

(vii)other payments of or in respect of Indebtedness; provided that at the time of and immediately after giving effect thereto the Payment Conditions have been satisfied.

Section 6.09Transactions with Affiliates.  No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Loan Parties not involving any other Affiliate, (c) any Investment permitted by Section 6.04, (d) any Indebtedness permitted under Section 6.01(c), provided that Indebtedness owed to non-Loan Parties must be on terms and conditions not less favorable to such Loan Party than could be obtained on an arm’s length basis from unrelated third parties, (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to officers, directors and employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of any Borrower or any Restricted Subsidiary who are not employees of such Borrower or Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Restricted Subsidiaries in the ordinary course of business, and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors.

Section 6.10Restrictive Agreements.  No Loan Party will, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of any Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document or any

agreement governing the Permitted Term Loan Indebtedness, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

Section 6.11Amendment of Material Documents.  No Loan Party will, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness except as permitted in accordance with the subordination terms thereof, (b) its charter, articles or certificate of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational documents if such amendments, modifications, or waivers, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (c) Material Indebtedness (other than on account of any refinancing thereof otherwise permitted hereunder, or with respect to any Permitted Term Loan Indebtedness) to the extent any such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents, would increase materially the obligations of the Loan Parties thereunder, confer any additional material rights on the holders of such Material Indebtedness, or otherwise materially and adversely affect the rights or interests of the Lenders or (d) Permitted Term Loan Indebtedness, except as permitted by the applicable Permitted Term Loan Intercreditor Agreement with respect thereto; provided that in each case under this Section 6.11 the Administrative Agent shall have received a copy, certified as true and complete, of any proposed amendment at least five (5) Business Days (or as such time may be extended in writing in the Administrative Agent’s sole discretion) prior to the intended effectiveness thereof.

Section 6.12Fixed Charge Coverage Ratio.  The Company will not permit the Fixed Charge Coverage Ratio, as of the end of any fiscal quarter, commencing with the fiscal quarter ending immediately preceding the date on which Aggregate Availability is less than the Applicable Trigger Amount (Level I), to be less than 1.0 to 1.0.  Once such covenant is in effect, compliance with the covenant will be discontinued: (i) on the first date thereafter that (A) no Default or Event of Default exists and (B) Aggregate Availability is greater than or equal to the Applicable Trigger Amount (Level I) for a period of 90 consecutive days and (ii) no more than once in any period of 12 consecutive months.

Section 6.13Disqualified Stock.  The Company will not, and will not permit any Restricted Subsidiary to, issue any Disqualified Stock, other than, in the case of the Restricted Subsidiaries, to the Company or a Restricted Subsidiary; provided that any issuance of Equity Interests of any Restricted Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 6.04.

Section 6.14Canadian Pension Plans. The Loan Parties shall not (a) contribute to or assume an obligation to contribute to any Canadian Defined Benefit Plan without the prior written consent of the Administrative Agent, or (b) acquire an interest in any Person if such Person sponsors, administers, maintains or contributes to or has any liability in respect of any Canadian Defined Benefit Plan, or at any time in the five-year period preceding such acquisition has sponsored, administered, maintained, or contributed to a Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent.

Article VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(b)the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or

(c)any representation or warranty made or deemed made by or on behalf of any Loan Party or any Restricted Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made (it being understood and agreed that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects); or

(d)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (with respect to a Loan Party’s existence), 5.08, 5.18 or in Article VI of this Agreement; or

(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) five (5) days after the earlier of knowledge of a Responsible Officer of the Borrower Representative of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, Section 5.02 (other than Section 5.02(a)), Section 5.03 (other than with respect to a Loan Party’s existence) through Section 5.07, Section 5.10, Section 5.11 or Section 5.13 of this Agreement or Article VII of the Security Agreement, or (ii) 30 days after the earlier of knowledge of a Responsible Officer of the Borrower Representative of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement; or

(f)any Loan Party or Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than Specified L/C Obligations) or Permitted Term Loan Indebtedness, when and as the same shall become due and payable; or

(g)(i) any event or condition occurs that results in any Material Indebtedness (other than Specified L/C Obligations) or Permitted Term Loan Indebtedness of any Loan Party or Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than Specified L/C Obligations) or Permitted Term Loan Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness or Permitted Term Loan Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by Section 6.05, and (ii) any event or condition occurs that results in Specified L/C Obligations that constitute Material Indebtedness becoming due or requiring cash collateralization of any Specified L/C Obligation prior to its scheduled maturity or termination date; or

(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, arrangement, a proposal or other relief in respect of a Loan Party or Subsidiary or its debts, or of a substantial part of its assets, under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, monitor, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)any Loan Party or Subsidiary shall (i) voluntarily commence any proceeding or proposal or file any petition seeking liquidation, reorganization, arrangement or other relief under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, monitor, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(j)any Loan Party or Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due; or

(k)(i) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or Subsidiary to enforce any such judgment; or (ii) any Loan Party or Subsidiary  shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued; or

(l)(i) an ERISA Event or any event with respect to an employee benefit plan, including a Foreign Plan, shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events and events related to an employee benefit plan, including a Foreign Plan, that have occurred, could reasonably be expected to result in a Material Adverse Effect or in the imposition of Liens securing an aggregate amount in excess of $5,000,000; or (ii) any Lien arises (except for contribution amounts not yet due) in connection with any Canadian Pension Plan which may reasonably be expected to have a Material Adverse Effect; or

(m)a Change in Control shall occur; or

(n)the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of notice or grace therein provided; or

(o)the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Party shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.08; or

(p)except as permitted by the terms of any Collateral Document or an Intercreditor Agreement, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby having an aggregate value in excess of $5,000,000, or (ii) any Lien securing any Secured Obligation shall cease to be perfected and have the priority required by the applicable Collateral Document; or

(q)any Collateral Document covering a portion of the Collateral having a value in excess of $5,000,000 or any material provision of this Agreement or any other Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of this Agreement or any other Loan Document or shall assert in writing, or engage in any action that evidences its assertion, that any provision of any of this Agreement or any other Loan Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(r)(i) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness in excess of the principal sum of $10,000,000, or provisions of any Intercreditor Agreement (such provisions being referred to as the “Intercreditor Provisions”), shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of such Intercreditor Provisions, (B) that the Intercreditor Provisions exist for the benefit of the Secured Parties, or (C) in the case of Subordinated Indebtedness, that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Intercreditor Provisions;

then, and in every such Event of Default (other than an Event of Default with respect to the Loan Parties or any Subsidiary described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments (including the Swingline Commitment), whereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof; and in the case of any event with respect to the Loan Parties and Subsidiaries described in clause (h) or (i) of this Article, the Commitments (including the Swingline Commitment) shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  Upon the occurrence and during the continuance of an Event of Default, the

Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations to the extent set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC, the PPSA and other applicable laws.

Article VIII

THE ADMINISTRATIVE AGENT

Section 8.01Appointment.  Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Without limiting the powers of the Administrative Agent, for the purposes of holding any hypothec granted to the Administrative Agent pursuant to the laws of the Province of Quebec to secure the prompt payment and performance of any and all Secured Obligations by any Loan Party, each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec.  The Administrative Agent shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Administrative Agent pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Loan Parties.  Any person who becomes a Secured Party shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed the Administrative Agent as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Administrative Agent in such capacity.  The substitution of the Administrative Agent pursuant to the provisions of this Article VIII shall also constitute the substitution of the Administrative Agent as hypothecary representative as aforesaid.

Section 8.02Rights as a Lender.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 8.03Duties and Obligations.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), (c) neither the Administrative Agent nor any other agents hereunder or under any other Loan Document shall owe any duties to any Secured Party in such Secured Parties’ capacity as a non-Lender, and the Administrative Agent will no longer act as an agent in any capacity under the Loan Documents for the Secured Parties after payment in full of the Obligations and termination of the Commitments, and (d) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04Reliance.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05Actions through Sub-Agents.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties, including through its Toronto or London branches as applicable.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Section 8.06Resignation.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower Representative.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower Representative and with the consent of the Borrower Representative (unless an Event of Default shall have occurred and be continuing or unless such successor is an existing Lender), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrowers and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duly or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank.  Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Section 8.07Non-Reliance.

(a)Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender shall, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b)Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(c)(i)  Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this Section 8.07(c) shall be conclusive, absent manifest error.

(i)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(ii)Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party.

(iii)Each party’s obligations under this Section 8.07(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 8.08Other Agency Titles.  The joint bookrunners, joint lead arrangers, co-syndication agents and documentation agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities a joint bookrunner, joint lead arranger, syndication agent or documentation agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

Section 8.09Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties.  (a)  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.  The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(a)In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code.  Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents.  Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents.  In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

Section 8.10Flood Laws.  JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”).  JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws.  However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

Section 8.11Additional Secured Parties.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or Issuing Bank party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to Administrative Agent) this Article VIII and Sections 2.17, 2.18(d), 9.01, 9.03(c), 9.04, 9.06, 9.08, 9.12, 9.16 and 9.18 (and, solely with respect to Issuing Banks, Section 2.06) and the decisions and actions of Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Sections 2.17(e), 8.06, 8.07 and 9.03(c) only to the extent of all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including, without limitation, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Administrative Agent, the Lenders and the Issuing Banks party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

Section 8.12Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Leader Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-4 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Leader Arrangers, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)none of the Administrative Agent or the Joint Leader Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)no fee or other compensation is being paid directly to the Administrative Agent or the Joint Leader Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)The Administrative Agent and the Joint Leader Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Article IX

MISCELLANEOUS

Section 9.01Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (where a fax number is indicated below), as follows:

(i)if to any Loan Party, to the Borrower Representative at:

Urban Outfitters, Inc.
5000 South Broad Street
Philadelphia, PA 19112
Attention: Chief Financial Officer

Email: fconforti@urbn.com

With a copy to:

Urban Outfitters, Inc.

5000 South Broad Street
Philadelphia, PA 19112
Attention: General Counsel

Email: azhayne@urbn.com

With a copy to (which shall not constitute notice):

Drinker Biddle & Reath LLP

105 College Road East

P.O. Box 627

Princeton, NJ 08542-0627

Attention:  Judith E. Reich

Facsimile No: (609) 799-7000

Email: judith.reich@dbr.com

(ii)if to the Administrative Agent, JPMCB in its capacity as an Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A.

925 Westchester Avenue, 3rd Floor

White Plains, NY 10604

Attention: Account Executive – Urban Outfitters
Facsimile No: (914) 949-4871

Email: DONNA.DIFORIO@jpmorgan.com

With a copy to (which shall not constitute notice):

Winston & Strawn LLP

300 South Tryon Street
Charlotte, NC 28202
Attention:  Jason E. Bennett
Facsimile No: (704) 350-7800
Email: jbennett@winston.com

(iii)in addition to notices pursuant to clause (ii) above, with respect to any Borrowing in any currency (other than U.S. Dollars), to the Persons at the address or facsimile number set forth on Schedule 9.01.

(iv)if to any other Lender or Issuing Bank, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent.  Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  In the case of notices from the Borrower Representative to the Administrative Agent or from the Administrative Agent to the Borrower Representative, such acceptable and approved Electronic Systems include email to the Administrative Agent and the Borrower Representative at the email addresses identified above or as otherwise designated in writing pursuant to Section 9.01(c) below.  Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c)Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)Electronic Systems.

(i)Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

Section 9.02Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(a)Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase) and subject to Section 2.14(c), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except (1) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (2) that any amendment or modification of defined terms used in the determination of any Borrowing Base shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except (1) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (2) that any amendment or modification of defined terms used in the determination of any Borrowing Base shall not constitute a reduction in the rate of interest or fees for purposes of this clause (iii)), (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) increase the advance rates set forth in the definition of any Borrowing Base or add new categories of eligible assets, without the written consent of each Revolving Lender (other than any Defaulting Lender), (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) release any Borrower from the Obligations or Loan Party from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), ~~or~~ (ix) except as provided in clause (c) of this Section or in any Collateral Document, (y) release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender) or (x) without the written consent of each Lender (other than any Defaulting Lender) directly and adversely effected thereby, make any changes that result in any contractual subordination of (A) the Liens on all or substantially all of the Collateral securing the Loans hereunder to any Lien securing any other Indebtedness for borrowed money or (B) any of the Term Loans or Revolving Loans in right of payment to any other Indebtedness for borrowed money; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Banks and the Swingline Lender).  The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04, and this Agreement may be amended without any additional consents to provide for increased Commitments in the manner contemplated by Section 2.09. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of  (i) the U.S. Lenders (but not the Canadian Lenders) or (ii) the Canadian Lenders (but not the U.S. Lenders), in each case, may be effected by an agreement or agreements in writing entered into by the Borrower Representative and the requisite number or percentage in interest of each such affected Lenders that would be required to consent thereto under this Section if such affected Lenders were the only Lenders hereunder at the time.

(b)The Secured Parties hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, (i) to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (A) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations) and the Cash Collateralization (or, at the discretion of the Administrative Agent, the providing of a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Banks) of all outstanding Letters of Credit, (B) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (C) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction not prohibited under this Agreement, (D) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII, and (E) constituting property of a Loan Party that is being released as a Loan Party as provided below, and (ii) to release any Loan Guaranty provided by any Loan Party that is (A) dissolved pursuant to Section 6.03(a)(v) in connection with a voluntary liquidation or dissolution thereof permitted by such Section or (B) upon the disposition of all of the outstanding Equity Interests of a Subsidiary of the Borrower to a Person other than a Borrower or a Subsidiary in a transaction permitted by Section 6.05 and, in connection therewith, to release any Liens granted to the Administrative Agent by such Subsidiary on any Collateral, if the Company certifies to the Administrative Agent that such liquidation or dissolution is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry).  The Lenders and the Issuing Banks hereby further irrevocably authorize the Administrative Agent to enter into (i) a Permitted Term Loan Intercreditor Agreement in connection with the incurrence by the Company of any Permitted Term Loan Indebtedness and pursuant to such Permitted Term Loan Intercreditor Agreement, to establish, maintain and subordinate any Lien, for the benefit of the Lenders and the other Secured Parties, on real property, Equity Interests and intellectual property of the Loan Parties; provided that, for the avoidance of doubt, nothing in this sentence shall authorize the Administrative Agent to release or subordinate any Lien on assets of the type included in any Borrowing Base (other than real property) or assets related thereto described in any Security Agreement as of the date hereof, (ii) a Secured Inventory Intercreditor Agreement in respect of consigned Inventory and (iii) any other intercreditor agreement, in form and substance reasonably satisfactory to the Administrative Agent in its Permitted Discretion, in respect of Liens permitted by Section 6.02.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(c)If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Section 2.15 and Section 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(d)Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

Section 9.03Expenses; Indemnity; Damage Waiver.  (a)  Except as otherwise provided in this Agreement, the Loan Parties shall, jointly and severally, pay all (i) reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel (in each case limited to one primary law firm and one law firm in each relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons) for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel (in each case limited to one primary law firm and one law firm in each relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons) for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (in each case limited to one primary law firm and one law firm in each relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons).  Such reasonable and documented (if applicable) out-of-pocket expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(i)appraisals and insurance reviews;

(ii)field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii)background checks regarding senior management, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(iv)Taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(v)sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi)forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).  Notwithstanding the foregoing, no Loan Party that is a Foreign Subsidiary or a CFC Holdco shall be obligated to make any payment in respect of the amount of any Loans made to a U.S. Borrower or any other obligations of a U.S. Loan Party.

(b)The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (in each case limited to one primary law firm and one law firm in each relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.  Notwithstanding the foregoing, no Loan Party that is a Foreign Subsidiary or a CFC Holdco shall be obligated to make any payment in respect of the amount of any Loans made to a U.S. Borrower or any other obligations of a U.S. Loan Party.

(c)To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that any such payment by the Lenders shall not relieve any Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender or the Issuing Bank in its capacity as such.

(d)To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.04Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(a)(i)Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)the Borrower Representative, provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Loans if such assignment is to a Person that is not a Lender with a Commitment in respect of such Revolving Loan, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)each Issuing Bank; and

(D)the Swingline Lender.

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender or an Affiliate or branch of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement (including its obligations to fund the Loans and other products under the Foreign Currency Sublimit);

(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption or to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500 and the tax forms required by Section 2.17(f); and

(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal, state and provincial securities laws; and

(E)each assignee Lender shall acquire an equal proportionate share (as determined by the assigned Commitments in relation to all other Commitments of other Lenders), either directly, or through an Affiliate or a branch, of the Foreign Currency Sublimit and Canadian Sublimit.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate or branch of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender or its Parent, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided that upon the occurrence of an Event of Default, any Person (other than a Lender) shall be an Ineligible Institution if after giving effect to any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding Aggregate Credit Exposure or Commitments, as the case may be or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and stated interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, Section 2.06(d) or (e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(b)Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  The Borrowers agree that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and Section 2.17(g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrowers and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 and Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06Counterparts; Integration; Effectiveness; Electronic Execution.  (a)  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) increases or reductions of the Issuing Bank Sublimit of the Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(a)Delivery of an executed counterpart of a signature page of (x) this Agreement ~~by telecopy~~, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of ~~the~~an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to ~~any document to be signed in connection with~~ this Agreement ~~and the transactions contemplated hereby or thereby~~, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be~~, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act~~; provided that nothing herein shall require the Administrative Agent to accept ~~electronic signatures~~Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.  Without limiting the generality of the foregoing, each Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.07Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that the foregoing authorization shall not entitle any Lender to apply any deposits to the extent that such deposit constitutes an Excluded Asset.  The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  NOTWITHSTANDING THE FOREGOING, NO LENDER, NO ISSUING BANK AND NO PARTICIPANT SHALL EXERCISE ANY RIGHT OF SETOFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY LOAN PARTY HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT.

Section 9.09Governing Law; Jurisdiction; Consent to Service of Process.  (a)  The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks; provided, however, that if the laws of any jurisdiction other than New York shall govern in regard to the validity, perfection or effect of perfection of any lien or in regard to procedural matters affecting enforcement of any liens in collateral, such laws of such other jurisdictions shall continue to apply to that extent.

(a)Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(b)Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than any Loan Party other than as a result of a breach of this Section or of, as far as such recipient is aware, a breach of an obligation of confidentiality of such source with respect to such information.  For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement provided by arrangers to date service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, AND ITS AFFILIATES, THE OTHER LOAN PARTIES AND  THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE LOAN PARTIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE LOAN PARTIES AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

Section 9.14USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 9.15Disclosure.  Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.16Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC, the PPSA or any other applicable law can be perfected only by possession or control.  Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.17Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.  Without limiting the generality of the foregoing provisions of Section 9.17, if any provision of any of the Loan Documents would obligate any Canadian Loan Party to make any payment of interest with respect to the Canadian Secured Obligations in an amount or calculated at a rate which would be prohibited by any Requirement of Law or would result in the receipt of interest with respect to the Canadian Secured Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Secured Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid by the Canadian Loan Parties to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Canadian Loan Parties to the applicable recipient which would constitute interest with respect to the Canadian Secured Obligations for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Loan Party.  Any amount or rate of interest with respect to the Canadian Secured Obligations referred to in this Section 9.17 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Revolver Loans to Canadian Borrower remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the period from the Effective Date to the date of full payment of the Canadian Secured Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

Section 9.18No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that:  (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Loan Party or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Loan Party and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Loan Party or its Affiliates.  To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.19Marketing Consent.  The Borrowers hereby authorize JPMCB, Wells Fargo, Bank of America, N.A., and HSBC Bank USA, National Association, and each of their respective affiliates (including without limitation J.P. Morgan Securities LLC and Wells Fargo Securities, LLC), at their respective sole expense, but without any prior approval by the Borrowers, to publish such tombstones and give such other customary publicity to this Agreement as each may from time to time determine in its sole discretion provided that no non-public, sensitive or trade information shall be included in any such tombstone, publication, press release or other form of publicity and no consent is hereby given to the release of non-public, sensitive or trade information.  The foregoing authorization shall remain in effect unless and until the Borrower Representative notifies each of the foregoing parties in writing that such authorization is revoked.

Section 9.20Authorization to Distribute Certain Materials to Public-Siders.

(a)If the Borrowers do not file this Agreement with the SEC, then the Borrowers hereby authorize the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public-Siders.  Each Borrower acknowledges its understanding that Public-Siders and their firms may be trading in any of the Loan Parties’ respective securities while in possession of the Loan Documents.

(b)Each Borrower represents and warrants that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of federal and state securities laws.  To the extent that any of the executed Loan Documents constitutes at any time material non-public information within the meaning of the federal and state securities laws after the date hereof, each Borrower agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

Section 9.21Judgment Currency.  If, for the ~~purpose~~purposes of obtaining judgment in any court, it is necessary to convert ~~an amount~~a sum due hereunder or any other Loan Document in ~~the~~one currency ~~in which it is due (the “Original Currency”)~~ into another currency ~~(the “Second Currency”),~~ , the rate of exchange ~~applied~~used shall be that at which~~,~~ in accordance with normal banking procedures~~,~~ the Administrative Agent could purchase the ~~Original Currency with the Second Currency at the Spot Rate~~first currency with such other currency on the ~~date two~~ Business ~~Days~~Day preceding that on which final judgment is given.  ~~Each Loan Party agrees that its~~The obligation of the Loan Parties in respect of any ~~Original Currency~~such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment ~~or payment in such other~~in a currency~~,~~  (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that~~,~~ on the Business Day following ~~the date~~receipt by the Administrative Agent ~~receives payment~~or such Lender, as the case may be, of any sum ~~so~~ adjudged to be so due ~~hereunder~~ in the ~~Second~~Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures~~,~~ purchase~~, in the New York foreign exchange market, the Original~~ the Agreement Currency with the ~~amount of the Second~~Judgment Currency ~~so paid; and if~~.  If the amount of the ~~Original~~Agreement Currency ~~so purchased or could have been~~ so purchased is less than the ~~amount~~sum originally due to the Administrative Agent or any Lender from any Loan Party in the ~~Original~~Agreement Currency, each Loan Party agrees, as a separate obligation and notwithstanding any such ~~payment or~~ judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. ~~The term “rate of exchange” in this Section means the Spot Rate at which~~ If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent~~,~~ or any Lender in ~~accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase~~such Currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Loan Parties (or to any other Person who may be entitled thereto under applicable law).

Section 9.22Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document may be subject to the ~~write-down~~Write-Down and ~~conversion powers of an EEA~~Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the ~~write-down~~Write-Down and ~~conversion powers of any EEA~~Conversion Powers of the applicable Resolution Authority.

Section 9.23Canadian Anti-Money Laundering Legislation.

(a)Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Secured Parties may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby.  Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Secured Party or any prospective assignee or participant of a Secured Party, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(c)If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Administrative Agent:

(i)

shall be deemed to have done so as an agent for each Secured Party, and this Agreement shall constitute a “written agreement” in such regard between each Secured Party and the Administrative Agent within the meaning of the applicable AML Legislation; and

(ii)	shall provide to each Secured Party copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

Section 9.24Amendment and Restatement.  This Agreement amends, restates and supersedes in full the terms and provisions of the Existing Credit Agreement.  The execution and delivery of this Agreement, the U.S. Security Agreement and the other Loan Documents are not intended and should not be construed to (a) deem the Borrowers to have repaid or otherwise discharged any amount of principal of or interest of the Existing Loans or the Existing Letters of Credit, (b) effect (with respect to the Collateral in which the Administrative Agent retains a security interest or lien previously granted to the Administrative Agent under the Existing Credit Agreement, the Existing Security Agreement or any other document, agreement or instrument executed in connection therewith) a novation or otherwise to release such security interests or liens or (c) effect a novation or otherwise release the obligations and liabilities under, or extinguish such obligations and liabilities evidenced by, the Existing Credit Agreement, the Existing Letters of Credit or any other document, agreement or instrument executed in connection therewith.

Section 9.25Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Article X

LOAN GUARANTY OF U.S. LOAN PARTIES

Section 10.01Guaranty.  Each Loan Guarantor (other than those that have delivered a separate Guaranty) that is a U.S. Loan Party (each reference to Loan Guarantors in this Article X being limited to U.S. Loan Parties) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any other Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor).  Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.  All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender or Issuing Bank that extended any portion of the Guaranteed Obligations.

Section 10.02Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection.  Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any other Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or to enforce its rights against any collateral securing all or any part of the Guaranteed Obligations.

Section 10.03No Discharge or Diminishment of Loan Guaranty.  (a)  Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Loan Party or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transaction.

(a)The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(b)Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Loan Party for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

Section 10.04Defenses Waived.  To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations.  Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person.  Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.  The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

Section 10.05Rights of Subrogation.  No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any Collateral, until the Loan Parties have fully performed all their obligations to the Administrative Agent, the Issuing Bank, the Lenders, and the other Secured Parties.

Section 10.06Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Loan Guarantor or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank, the Lenders, or the other Secured Parties are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

Section 10.07Information.  Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Loan Parties’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.08Termination.  Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor.  Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations.  Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under Article VII hereof as a result of any such notice of termination.

Section 10.09Taxes.  Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law.  If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold

Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made, and Section 2.17(g) shall apply to the extent relevant.

Section 10.10Maximum Liability.  Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transaction Act or similar statute or common law.  In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

Section 10.11Contribution.

(a)To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Parties as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Parties as of such date in a manner to maximize the amount of such contributions.

(c)This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Article X.

(d)The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e)The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.

Section 10.12Liability Cumulative.  The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 10.13Keepwell.  Each Qualified ECP Guarantor that is a Loan Guarantor under this Article X hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Loan Guaranty in respect of a Swap Obligation (provided, however, that each such Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  Except as otherwise provided herein, the obligations of each such Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations.  Each such Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 10.14Limitation on Canadian Loan Party Obligations.  Notwithstanding anything to the contrary herein or in any other Loan Document (including provisions that may override any other provision), in no event shall the Canadian Borrowers or any other Canadian Loan Party guarantee or be deemed to have guaranteed or become liable or obligated on a joint or several basis or otherwise for, or to have pledged any of its assets to secure, any Obligation of any U.S. Borrower or other U.S. Loan Party under this Agreement or under any of the other Loan Documents.  All provisions contained in any Loan Document shall be interpreted consistently with this Section 10.14 to the extent possible, and where such other provisions conflict with the provisions of this Section 10.14, the provisions of this Section 10.14 shall govern.

Article XI

LOAN GUARANTY OF CANADIAN LOAN PARTIES

Section 11.01Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) that is a Canadian Loan Party (each reference to Loan Guarantors in this Article XI being limited to such Canadian Loan Parties), hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Canadian Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent and the Lenders in endeavoring to collect all or any part of the Canadian Secured Obligations from, or in prosecuting any action against, any Canadian Borrower, any Loan Guarantor or any other guarantor of all or any part of the

Canadian Secured Obligations (such costs and expenses, together with the Canadian Secured Obligations, collectively the “Canadian Guaranteed Obligations”; provided, however, that the definition of “Canadian Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor).  Each Loan Guarantor further agrees that the Canadian Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it (in each case other than any consent of such Loan Guarantor expressly required by the applicable Loan Document), and that it remains bound upon its guarantee notwithstanding any such extension or renewal.  All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Canadian Guaranteed Obligations.

Section 11.02Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection.  Each Loan Guarantor waives any right to require the Administrative Agent or any Lender to sue any Canadian Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Canadian Guaranteed Obligations (each, a “Canadian Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Canadian Guaranteed Obligations.

Section 11.03No Discharge or Diminishment of Loan Guaranty.

(a)Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Canadian Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Canadian Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Canadian  Borrower or any other Canadian Obligated Party liable for any of the Canadian Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization, receivership, arrangement or other similar proceeding affecting any Canadian Obligated Party or its assets or any resulting release or discharge of any obligation of any Canadian Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Canadian Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b)The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Canadian Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Canadian Obligated Party, of the Canadian Guaranteed Obligations or any part thereof.

(c)Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Canadian Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Canadian Guaranteed Obligations other than waivers, modifications or amendments to the Loan Documents effected in accordance therewith; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Canadian Borrower for all or any part of the Canadian Guaranteed Obligations or any obligations of any other Canadian Obligated Party liable for any of the Canadian Guaranteed Obligations; (iv) any

action or failure to act by the Administrative Agent or any Lender with respect to any collateral securing any part of the Canadian Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Canadian Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Canadian Guaranteed Obligations).

Section 11.04Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Canadian Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Canadian Obligated Party, other than the indefeasible payment in full in cash of the Canadian Guaranteed Obligations.  Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Canadian Obligated Party or any other Person.  Each Loan Guarantor confirms that it is not a surety under any federal, provincial or other applicable law and shall not raise any such law as a defense to its obligations hereunder.  The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Canadian Guaranteed Obligations, compromise or adjust any part of the Canadian Guaranteed Obligations, make any other accommodation with any Canadian Obligated Party or exercise any other right or remedy available to it against any Canadian Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Canadian Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Canadian Obligated Party or any security.

Section 11.05Rights of Subrogation.  No Loan Guarantor will assert any right, claim or cause of action, including a claim of subrogation, contribution or indemnification, that it has against any Canadian Obligated Party or any collateral, until the Loan Parties have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.

Section 11.06Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Canadian Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Canadian Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guaranty.  If acceleration of the time for payment of any of the Canadian Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Canadian Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Canadian Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

Section 11.07Information.  Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Canadian Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Canadian Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 11.08Termination. Each of the Canadian Lenders may continue to make loans or extend credit to the Canadian Borrowers based on this Loan Guaranty until 5 days after it receives written notice of termination from any Loan Guarantor.  Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Canadian Lenders for any Canadian Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Canadian Guaranteed Obligations.  Nothing in this Section 11.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (o) of Article VII hereof as a result of any such notice of termination.

Section 11.09Taxes.  Each payment of the Canadian Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law.  If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent or a Canadian Lender (as the case may be) receives the amount it would have received had no such withholding been made, and Section 2.17(g) shall apply to the extent relevant.

Section 11.10Maximum Liability.  Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under the BIA, Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar federal, state or provincial or other statute or common law.  In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

Section 11.11Liability Cumulative. The liability of each Canadian Loan Party as a Loan Guarantor under this Article XI is in addition to and shall be cumulative with all liabilities of each Canadian Loan Party to the Administrative Agent and the Canadian Lenders under this Agreement and the other Loan Documents to which such Canadian Loan Party is a party or in respect of any obligations or liabilities of the other Canadian Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 11.12Keepwell.  Each Qualified ECP Guarantor that is a Loan Guarantor under this Article XI hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 11.13 shall remain in full force and effect until the termination of all Swap Obligations.  Each Qualified ECP Guarantor intends that this Section 11.13 constitute, and this Section 11.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.  Notwithstanding the foregoing, Canadian Borrower shall have no joint and several or keepwell liability hereunder.

Article XII

THE BORROWER REPRESENTATIVE

Section 12.01Appointment; Nature of Relationship.  The Borrower Representative is hereby appointed by each of the Borrowers as its contractual representative hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents.  The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XII.  Additionally, (a) the U.S. Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s) of the U.S. Borrowers, at which time the Borrower Representative shall promptly disburse such Loans to the appropriate U.S. Borrower(s), provided that, in the case of a Revolving Loan, such amount shall not exceed the lesser of Aggregate Availability or U.S. Availability, and (b) the Canadian Borrowers hereby appoint URBN Canada as their agent to receive all of the proceeds of the Loans in the Funding Account(s) of the Canadian Borrowers, at which time URBN Canada shall promptly disburse such Loans to the appropriate Canadian Borrower(s), provided that, in the case of a Revolving Loan, such amount shall not exceed the lesser of Aggregate Availability or Canadian Availability.  The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 12.01.

Section 12.02Powers.  The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

Section 12.03Employment of Agents.  The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

Section 12.04Notices.  Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders.  Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

Section 12.05Successor Borrower Representative.  Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative.  The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

Section 12.06Execution of Loan Documents; Borrowing Base Certificate.  The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates.  Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

Section 12.07Reporting.  Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement.

(Signature Pages Follow)

COMMITMENT SCHEDULE

Lender	Aggregate Commitment	LC Individual Sublimit	Canadian Sublimit[1]
JPMorgan Chase Bank, N.A.	$153,125,000	~~$15,312,500~~$17,500,000	$0
JPMorgan Chase Bank, N.A., Toronto Branch	$0	$0	$15,312,500
Wells Fargo Bank, National Association	$87,500,000	~~$21,000,000~~$10,000,000	$0
Wells Fargo Capital Finance Corporation Canada	$0	$0	$8,750,000
Bank of America, N.A.	$65,625,000	~~$6,562,500~~$7,500,000	$0
Bank of America, N.A. (acting through its Canada branch)	$0	$0	$6,562,500
HSBC Bank USA, National Association	$43,750,000	~~$4,375,000~~$5,000,000	$4,375,000
Total	$350,000,000	~~$35,000,000~~$40,000,000	$35,000,000

[1] The Canadian Sublimit is a sub-facility of the Aggregate Commitment and is not in addition to the Aggregate Commitment.